================================================================================


                          MANAGEMENT SERVICES AGREEMENT


                                     between


                           LONG ISLAND POWER AUTHORITY


                                       and


                          LONG ISLAND LIGHTING COMPANY


                                   Dated as of

                                  June 26, 1997


================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

RECITALS ...................................................................  1

                                    ARTICLE I

                           DEFINITIONS; INTERPRETATION

SECTION 1.1.  DEFINITIONS; INTERPRETATION ..................................  2
              (A)  Defined Terms ...........................................  2
              (B)  References Hereto .......................................  2
              (C)  Gender and Plurality ....................................  2
              (D)  Persons .................................................  2
              (E)  Headings ................................................  2
              (F)  Entire Agreement ........................................  2
              (G)  Costs and Cost Substantiation ...........................  2
              (H)  References to Transmission and Distribution of Power ....  3
              (I)  Actions Taken Pursuant to Agreement .....................  3
              (J)  Prudent Utility Practice ................................  3
              (K)  Delivery of Documents in Digital Format .................  3
              (L)  Counterparts ............................................  3
              (M)  Applicable Law ..........................................  3
              (N)  Severability ............................................  3
              (0)  References to Days ......................................  3
              (P)  Good Faith Obligation ...................................  4

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

SECTION 2.1.  REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY ..............  5
              (A)  Existence and Power .....................................  5
              (B)  Due Authorization and Binding Obligation ................  5
              (C)  No Conflict .............................................  5
              (D)  No Litigation ...........................................  5
              (E)  No Legal Prohibition ....................................  5
SECTION 2.2.  REPRESENTATIONS AND WARRANTIES OF THE MANAGER ................  5
              (A)  Existence and Power .....................................  5
              (B)  Due Authorization and Binding Obligation ................  5
              (C)  No Conflict .............................................  6
              (D)  No Litigation ...........................................  6
              (E)  No Legal Prohibition ....................................  6
              (F)  Parents and Licenses ....................................  6
              (G)  T&D System Familiarity ..................................  6

                                   ARTICLE III
              OWNERSHIP OF THE TRANSMISSION AND DISTRIBUTION SYSTEM

SECTION 3.1.  OWNERSHIP OF THE T&D SYSTEM ..................................  7
              (A)  Authority Ownership .....................................  7
              (B)  Engagement of Manager ...................................  7
              (C)  Use .....................................................  7
              (D)  Encumbrances ............................................  7
              (E)  Surrender of the T&D System .............................  7


                                       (i)

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                                                                            Page
                                                                            ----

              (F)  Right of Access .........................................  7

                                   ARTICLE IV
                           OPERATION OF THE T&D SYSTEM

SECTION 4.1.  T&D SYSTEM GENERALLY .........................................  9
              (A)  Reliance ................................................  9
              (B)  Limitations on Manager Rights ...........................  9
              (C)  Curtailments and Shutdowns ..............................  9
SECTION 4.2.  OPERATION AND MAINTENANCE ....................................  9
              (A)  General .................................................  9
              (B)  Scope of Services .......................................  9
                   (1)   General ...........................................  9
                   (2)   Implementation of Emergency Response and
                         Reporting ......................................... 11
                   (3)   Customer Service Programs ......................... 11
                   (4)   Revenue Requirements and Rate Design .............. 12
              (C)  T&D System Supervisor ................................... 12
              (D)  Operation and Maintenance Manual ........................ 12
              (E)  Delivery of Manual on Termination ....................... 13
SECTION 4.3.  MAINTENANCE AND REPAIR OF T&D SYSTEM ......................... 13
              (A)  General ................................................. 13
              (B)  Maintenance Expenditures ................................ 13
              (C)  Ownership of T&D System Assets .......................... 14
              (D)  Retirement of T&D System Assets ......................... 14
              (E)  Insurance and Other Third Party Payments ................ 14
SECTION 4.4.  PERFORMANCE GUARANTEES ....................................... 14
              (A)  Compliance and Remedies ................................. 14
              (B)  Conditions to Performance Guarantee Relief .............. 14
SECTION 4.5.  RIGHTS AND RESPONSIBILITIES OF THE AUTHORITY ................. 15
              (A)  Generally ............................................... 15
              (B)  T&D System Policies and Procedures ...................... 16
              (C)  T&D System Access Policies and Prices ................... 16
              (E)  No Acceptance, Waiver or Release ........................ 17
SECTION 4.6.  STAFFING AND LABOR ISSUES .................................... 17
SECTION 4.7.  SAFETY ....................................................... 17
SECTION 4.8.  VEHICLES AND EQUIPMENT ....................................... 18
              (A)  Vehicle and Equipment Identification .................... 18
              (B)  Vehicle Specifications, Maintenance and Appearance ...... 18
SECTION 4.9.  CUSTOMER SERVICES, RATES AND RULES OF SERVICE ................ 18
              (A)  General ................................................. 18
              (B)  Billing Services ........................................ 18
              (C)  Account Records ......................................... 18
              (D)  Collection of Monies .................................... 18
              (E)  Customer Service Office Facilities ...................... 19
              (F)  Customer Service Office Hours ........................... 19
              (G)  Availability of Representatives ......................... 19
              (H)  Emergency Telephone Number .............................. 19
              (I)  New Connections ......................................... 19
              (J)  Customer Retention and Expansion activities ............. 19
SECTION 4.10. SERVICE COMPLAINTS AND DEFICIENCIES .......................... 19
              (A)  Complaints to Manager ................................... 19
SECTION 4.11. COMPLIANCE WITH APPLICABLE LAW ............................... 20



                                      (ii)

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                                                                            Page
                                                                            ----

SECTION 4.12. LICENSES, PERMITS AND APPROVALS .............................. 20
SECTION 4.13. OPERATING PERIOD INSURANCE ................................... 20
SECTION 4.14. INFORMATION .................................................. 21
              (A)  Information System ...................................... 21
              (B)  Computer Database ....................................... 21
              (C)  Ownership of Information and Documentation .............. 21
SECTION 4.15. MANAGER'S REPORTING REQUIREMENTS ............................. 21
              (A)  Monthly Reports ......................................... 21
              (B)  Semi-Annual Reports ..................................... 22
              (C)  Other Costs Reports ..................................... 22
              (D)  Annual Reports .......................................... 22
              (E)  Operations Reports ...................................... 22
              (F)  Books and Records ....................................... 22
SECTION 4.16. FISCAL AFFAIRS, ACCOUNTING AND RECORD KEEPING ................ 23
              (A)  General ................................................. 23
              (B)  Bank Deposits ........................................... 23
              (C)  Record Keeping .......................................... 23
              (D)  Financial Audits ........................................ 23
              (E)  Authority Bank Accounts ................................. 24
              (F)  Maps, Plans and Specifications .......................... 24
SECTION 4.17. INVENTORY CONTROL ............................................ 24
SECTION 4.18. CAPITAL ASSET CONTROL ........................................ 24
SECTION 4.19. WARRANTIES ................................................... 24
SECTION 4.20. TECHNICAL ASSISTANCE ......................................... 24
SECTION 4.21. PURCHASE OF EQUIPMENT, MATERIALS AND SERVICES ................ 24
SECTION 4.22. OTHER SERVICES ............................................... 25
              (A)  Bill Payments ........................................... 25
              (B)  Attendance at Meetings .................................. 25
SECTION 4.23. EMPLOYEE PLANS ............................................... 25
SECTION 4.24. HAZARDOUS WASTE .............................................. 25

                                    ARTICLE V
                           MAJOR CAPITAL IMPROVEMENTS

SECTION 5.1.  MAJOR CAPITAL IMPROVEMENTS GENERALLY ......................... 26
              (A)  Generally ............................................... 26
              (B)  Insurance and Other Third Party Payments ................ 26
              (C)  Cost Disputes ........................................... 26
              (D)  Major Capital Improvement Cost Payments ................. 27
SECTION 5.2.  MAJOR CAPITAL PLAN AND BUDGET ................................ 27
              (A)  Preparation ............................................. 27
              (B)  Schedule for Major Capital Plan and Budget Review ....... 28
              (C)  Projects in Excess of $500,000 .......................... 28
SECTION 5.3.  COST DETERMINATION ........................................... 28
              (A)  Basis for Major Capital Improvement Cost Determination .. 28
              (B)  Source of Financing of Major Capital Improvements ....... 28
              (C)  Procurement and Contracting Procedures .................. 28
              (D)  Advancement of Funds for Major Capital Improvements and
                   Additions ............................................... 29
              (E)  Major Capital Improvements Cost Savings Incentive ....... 29
SECTION 5.4   PUBLIC WORKS IMPROVEMENTS .................................... 29
              (A)  Generally ............................................... 29


                                      (iii)
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                                                                            Page
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              (B)  Cost Disputes ........................................... 29
              (C)  Cost Determination ...................................... 30
              (D)  Public Works Improvements Cost Savings Incentives ....... 30
              (E)  Public Works Improvement Costs Estimate ................. 30
              (F)  Public Works Improvement Cost Payments .................. 30
SECTION 5.5.  MAJOR CAPITAL IMPROVEMENTS FOR WHICH MANAGER IS RESPONSIBLE .. 30

                                   ARTICLE VI
                            COMPENSATION AND BUDGETS

SECTION 6.1.  SERVICE FEE .................................................. 31
              (A)  Formula ................................................. 31
              (B)  Fixed Direct Fee ........................................ 31
              (C)  Third Party Costs ....................................... 31
              (D)  Variable Payment ........................................ 31
              (E)  Management Fee, Cost Incentive Fee and Non-cost
                   Performance Incentives and Disincentives ................ 32
              (F)  Cost Overruns ........................................... 32
              (G)  Limitations ............................................. 32
              (H)  Carrying Costs .......................................... 32
SECTION 6.2.  ANNUAL T&D BUDGET AND FIVE YEAR PLANNING BUDGET PROCESS ...... 32
              (A)  General ................................................. 32
                   (1) Direct Cost Budget .................................. 32
                   (2) Third Party Cost Budget ............................. 33
                   (3) Cost Incentive Fees ................................. 33
              (B)  Annual T&D Budget Preparation ........................... 33
                   (1) Generally ........................................... 33
                   (2) Initial Budgets ..................................... 33
                   (3) Direct Cost Budget Preparation ...................... 33
                   (4) Third Party Costs Budget Preparation ................ 34
                   (5) Rate Recommendations and Budget Review .............. 34
                   (6) Five-Year Planning Budget ........................... 34
                   (7) Budget Format ....................................... 35
                   (8) Accelerated Budget Preparation ...................... 35
                   (9) Manager Availability at Forums ...................... 35
SECTION 6.3   OTHER COSTS .................................................. 35
              (A)  "Other Costs" Definition ................................ 35
              (B)  Other Costs Reserve Estimate ............................ 36
              (C)  Other Costs Reimbursement ............................... 36
SECTION 6.4.  NON-COST PERFORMANCE INCENTIVES AND DISINCENTIVES ............ 36
              (A)  Generally ............................................... 36
              (B)  Adjustments to Threshold Levels ......................... 37
              (C)  Limits on Incentives and Disincentives .................. 37
SECTION 6.5.  AUThORITY NON-PERFORMANCE .................................... 37
              (A)  Costs of Construction Work and of Operation and
                   Maintenance ............................................. 37
              (B)  Major Capital Improvements to Repair Damage Caused by
                   Authority ............................................... 37
SECTION 6.6.  MANAGER NON-PERFORMANCE ...................................... 37
SECTION 6.7.  BILLING OF MAJOR CAPITAL; PUBLIC WORKS ....................... 38
SECTION 6.8.  ANNUAL SETTLEMENT ............................................ 38
              (A)  Annual Settlement Statement ............................. 38
              (B)  Payment of Amounts Owed ................................. 38
              (C)  Carrying Costs .......................................... 38


                                      (iv)

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                                                                            Page
                                                                            ----

SECTION 6.9.  AUTHORITY'S PAYMENT OBLIGATIONS .............................. 38
              (A)  Source of Payments by Authority ......................... 38
              (B)  Disputes ................................................ 38
SECTION 6.10. ALLOCATION OF RISK OF CERTAIN COSTS AND LIABILITIES .......... 39

                                   ARTICLE VII
                         DEFAULT, TERMINATION FOR CAUSE
                             AND DISPUTE RESOLUTION

SECTION 7.1.  REMEDIES FOR BREACH .......................................... 41
SECTION 7.2.  EVENTS OF DEFAULT BY THE MANAGER ............................. 41
              (A)  Events of Manager Default Defined ....................... 41
                   (1) Events of Default Not Requiring Cure Opportunity for
                        Termination ........................................ 41
                        (a)  Change of Control of Manager .................. 41
                        (b)  Worker Safety ................................. 41
                        (c)  Customer Service .............................. 41
                        (d)  Voluntary Bankruptcy .......................... 41
                        (e)  Involuntary Bankruptcy ........................ 41
                        (f)  Credit Enhancement ............................ 41
                        (g)  Letter of Credit Draw ......................... 42
                   (2) Events of Default Requiring Cure Opportunity for
                        Termination ........................................ 42
                        (a)  System Reliability ............................ 42
                        (b)  Failure to Pay or Credit ...................... 42
                        (c)  Failure Otherwise to Comply with Agreement or
                             Guaranty ...................................... 42
SECTION 7.3.  EVENTS OF DEFAULT BY THE AUTHORITY ........................... 43
              (A)  Events of Authority Default Defined ..................... 43
                   (1) Failure to Pay ...................................... 43
                   (2) Failure to Comply with Agreement .................... 43
                   (3) Change of Control of LILCO .......................... 43
SECTION 7.4.  PROCEDURE FOR TERMINATION FOR CAUSE .......................... 43
              (A)  Two-Year Notice ......................................... 43
              (B)  Termination by Authority ................................ 43
                   (1)  Access ............................................. 43
                   (2)  Assumption of Responsibilities ..................... 43
SECTION 7.5.  CERTAIN OBLIGATIONS OF THE MANAGER UPON TERMINATION
                   OR  EXPIRATION .......................................... 44
              (A)  Obligations on Termination or Expiration ................ 44
              (B)  Additional Obligations .................................. 45
              (C)  Authority Payment of Certain Transition Costs ........... 46
SECTION 7.6.  NO WAIVERS ................................................... 46
SECTION 7.7.  FORUM FOR DISPUTE RESOLUTION ................................. 46
SECTION 7.8.  NON-BINDING MEDIATION; ARBITRATION ........................... 46
              (A)  Dispute Resolution ...................................... 46
              (B)  Negotiation and Non-Binding Mediation ................... 46
              (C)  Arbitration ............................................. 46
              (D)  Provisional Relief ...................................... 47
              (E)  Obligation to Repair .................................... 47
              (F)  Awards .................................................. 47
              (G)  Information Exchange .................................... 47
              (H)  Site of Arbitration ..................................... 47


                                       (v)

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SECTION 7.9.  AUTHORITY EMERGENCY POWERS ................................... 48
SECTION 7.10. WAIVER OF CERTAIN DEFENSES ................................... 48

                                  ARTICLE VIII
                                      TERM

SECTION 8.1.  TERM OF AGREEMENT ............................................ 49
SECTION 8.2.  MANDATORY COMPETITIVE SELECTION OF FUTURE MANAGERS ........... 49
SECTION 8.3.  EXIT TEST .................................................... 49

                                   ARTICLE IX
                                     GENERAL

SECTION 9.1.  MANAGER TO REMAIN AFFILIATE OF GUARANTOR; CREDIT ENHANCEMENT
              IN CERTAIN CIRCUMSTANCES ..................................... 50
              (A)  Limitations ............................................. 50
              (B)  Material Decline in the Guarantor's Credit Standing ..... 50
              (C)  Credit Enhancement ...................................... 50
SECTION 9.2.  UNCONTROLLABLE CIRCUMSTANCES GENERALLY ....................... 50
              (A)  Performance Excused ..................................... 50
              (B)  Notice, Mitigation ...................................... 50
              (C)  Conditions to Relief on Account of Uncontrollable
                   Circumstances ........................................... 51
              (D)  Acceptance of Relief Constitutes Release ................ 51
SECTION 9.3.  INDEMNIFICATION .............................................. 51
              (A)  Indemnification by the Manager .......................... 51
              (B)  Indemnification by the Authority ........................ 52
SECTION 9.4.  PROPERTY RIGHTS .............................................. 53
SECTION 9.5.  PROPRIETARY INFORMATION ...................................... 54
                   (A)  Manager Request .................................... 54
                   (B)  Authority Non-Disclosure ........................... 54
                   (C)  Permitted Disclosures .............................. 54
SECTION 9.6.  RELATIONSHIP OF THE PARTIES .................................. 54
SECT1ON 9.7.  ASSIGNMENT AND TRANSFER ...................................... 54
SECTION 9.8.  INTEREST ON OVERDUE OBLIGATIONS .............................. 55
SECTION 9.9.  NO DISCRIMINATION ............................................ 55
SECTION 9.10. APPROVAL OF SUBCONTRACTORS ................................... 55
SECTION 9.11. ACTIONS OF THE AUTHORITY IN ITS GOVERNMENTAL CAPACITY ........ 56
SECTION 9.12. BINDING EFFECT ............................................... 56
SECTION 9.13. AMENDMENTS ................................................... 56
SECTION 9.14. NOTICES ...................................................... 56
SECTION 9.15. FURTHER ASSURANCES ........................................... 56
SECTION 9.16. NO THIRD PARTY BENEFICIARIES ................................. 56
SECTION 9.17  STATE LAW REQUIREMENTS ....................................... 57


                                   APPENDICES
                                   ----------

(1)  Definitions

(2)  Description of T&D System and T&D System Site Related Documents

(3)  Notice Appendix

                                      (vi)

                                                                            Page
                                                                            ----


(4)  Insurance

(5)  Direct Cost Budget Indices

(6)  Exit Test

(7)  Non-Cost Performance Guarantees, Obligations, Incentives and
     Disincentives

(8)  Major Capital Improvements Construction Standards and Procurement
     Requirements

(9)  Operations Information and Format

(10) Budget Information and Format

(11) Cost Allocation Methodology

(12) Sample Service Fee Calculation

(13) Certain State Law Requirements

(14) System Policies and Procedures




                                      (vii)

                          MANAGEMENT SERVICES AGREEMENT

     THIS MANAGEMENT SERVICES AGREEMENT is made and dated as of June 26, 1997 between the Long Island Power Authority, a corporate municipal instrumentality of the State of New York and a body corporate and politic and a political subdivision of the State of New York (the "Authority"), and Long Island Lighting Company, a corporation or other entity organized and existing under the laws of the State of New York (the "Manager").

                                    RECITALS

     WHEREAS, an affiliate of the Authority is expected to become the owner of the T&D System (as defined herein) and the Authority wishes to make provision for the operation and maintenance of the T&D System and for the performance of the Construction Work (as defined herein) relating to the T&D System to be undertaken in accordance with the terms hereof in order to assure the continued delivery of electric energy to the customers of the T&D System.

     WHEREAS, as an essential term and condition of the Acquisition Agreement, the Authority has agreed to contract with the Manager for the purpose of providing, and the Manager has agreed to provide, the Operation and Maintenance Services (as herein defined) and the Construction Work in accordance with the terms hereof and in a manner consistent with policies established by the Authority.

     WHEREAS, in accordance with the terms hereof, the Authority is to establish the System Policies and Procedures for the T&D System and the Manager is responsible for the implementation of those policies.

     It is, therefore, agreed as follows:

                                    ARTICLE I

                           DEFINITIONS; INTERPRETATION

     SECTION 1.1. DEFINITIONS; INTERPRETATION. In this Agreement, unless the context otherwise requires:

     (A) Defined Terms. All initially capitalized terms used and not otherwise defined herein are used as defined in Appendix 1 hereto. The definitions set forth in Appendix 1 hereof shall control in the event of any conflict with the definitions used in the recitals hereto. All terms used herein and not otherwise defined herein or in Appendix 1 hereto are used as defined in the Acquisition Agreement.

     (B) References Hereto. The terms "hereby," "hereof," "herein," "hereunder" and any similar terms refer to this Agreement, and the term "hereafter" means after, and the term "heretofore" means before, the Contract Date.

     (C) Gender and Plurality. Words of the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular number mean and include the plural number and vice versa.

     (D) Persons. Words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability companies, trusts, business trusts, corporations and other legal entities, including public bodies, as well as individuals.

     (E) Headings. The table of contents and any headings preceding the text of the Articles, Sections and subsections of this Agreement shall be solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

     (F) Entire Aureement. This Agreement, the Acquisition Agreement, the Power Supply Agreement, the Energy Management Agreement, and the Generation Purchase Right Agreement (the "Basic Agreements") collectively contain the entire agreement between the parties hereto with respect to the transactions contemplated by the Basic Agreements and nothing in this Agreement is intended to confer on any person other than the parties hereto and their respective permitted successors and assigns hereunder any rights or remedies under or by reason of this Agreement. Without limiting the generality of the foregoing, this Agreement and the other Basic Agreements shall completely and fully supersede all other understandings and agreements among the parties with respect to such transactions, including those contained in the Agreement in Principle.

     (G) Costs and Cost Substantiation. Any cost proposed or incurred by the Manager which is directly or indirectly chargeable to the Authority in whole or in part hereunder shall be no greater than the fair market price, to the extent available, for the good or service provided, or, if there is no market, shall be a fair and reasonable price; provided, however, that use of Manager inventory shall be charged to the Authority at the cost Manager paid for such inventory (excluding any inter-company profit). The Manager shall maintain and, at the Authority's request, provide Cost Substantiation for all such costs invoiced to the Authority hereunder, and for all estimates and quotations furnished to the Authority hereunder for the purpose of reviewing and approving costs for Major Capital Improvements, Other Costs, additional operation services or other additional work or costs incurred for which the Authority is responsible hereunder.

     (H) References to Transmission and Distribution of Power. The phrases "transmit", "transmitted", "transmitting", and "transmission" and any similar phrases herein, when used with respect to Power and Energy, shall mean and refer to the operation of the T&D System in accordance with this Agreement and the Performance Guarantees to transmit Power and Energy. The phrases "distribute", "distributed", "distributing" and "distribution" and any similar phrases herein, when used with respect to Power and Energy, shall mean and refer to the operation of the T&D System in accordance with this Agreement and the Performance Guarantees to distribute Power and Energy.

     (I) Actions Taken Pursuant to Agreement. The parties acknowledge that this Agreement sets forth procedures and intended results with respect to various circumstances which may arise during the Term hereof. Such circumstances include, without limitation, the "wheeling", "transmission" or "distribution" of Power and Energy; Changes in Law and other Uncontrollable Circumstances; the preparation of operating plans and schedules; and the assignment and transfer of this Agreement. Unless otherwise agreed to by the parties, any such correspondence, report, submittal, consent or other document or communication given pursuant hereto on account of such a circumstance shall be considered as between the parties to be an action taken pursuant to this Agreement and not an amendment hereto.

     (J) Prudent Utility Practice. Prudent Utility Practice shall be utilized hereunder, among other things, to implement and in no event lower or diminish, the Contract Standards.

     (K) Delivery of Documents in Digital Format. In this Agreement the Manager is obligated to deliver reports, records, drawings, proposals and other documentary submittals in connection with the performance of its duties hereunder. The Manager agrees that all such documents shall be submitted to the Authority both in printed form (in the number of copies indicated) and, to the extent reasonably available, in digital form. Electronic copies shall consist of computer readable data submitted in consistent standard interchange format to facilitate the administration and enforcement of this Agreement.

     (L) Counterparts. This Agreement may be executed in any number of original counterparts. All such counterparts shall constitute but one and the same Agreement.

     (M) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to any applicable principles of conflicts of law.

     (N) Severability. If any clause, provision, subsection, Section or Article of this Agreement shall be ruled invalid in any Legal Proceeding, then the parties shall: (1) promptly meet and negotiate in good faith a substitute for such clause, provision, section or Article which shall, to the greatest extent legally permissible, effect the intent of the parties therein; (2) if necessary or desirable to accomplish item (1) above, apply to the court or other authority, as applicable, having declared such invalidity for a judicial construction of the invalidated portion of this Agreement; and (3) negotiate in good faith such changes in, substitutions for or additions to the remaining provisions of this Agreement as may be necessary in addition to and in conjunction with items (1) and (2) above to effect the intent of the parties reflected in the invalid provision. The invalidity of such clause, provision, subsection, Section or Article shall not affect any of the remaining provisions hereof, and this Agreement shall be construed and enforced as if such invalid portion did not exist.

     (0) References to Days. All references to days herein are references to calendar days.

     (P) Good Faith Obligation. In the performance of any and all of their respective obligations and responsibilities hereunder, the Authority and the Manager shall be required to do so in good faith and with due diligence.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     SECTION 2.1. REPRSENTATIONS AND WARRANTIES OF THE AUTHORITY. The Authority represents and warrants to the Manager that:

     (A) Existence and Power. The Authority is a corporate municipal instrumentality of the State and a body corporate and politic and a political subdivision of the State of New York validly existing under the Constitution and laws of the State, with full legal right, power and authority to enter into and perform its obligations under this Agreement.

     (B) Due Authorization and Binding Obligation. The Authority has duly authorized the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by the Authority and constitutes a legal, valid and binding obligation of the Authority, enforceable against the Authority in accordance with its terms except insofar as such enforcement may be affected by bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally.

     (C) No Conflict. Neither the execution nor the delivery by the Authority of this Agreement nor the performance by the Authority of its obligations hereunder nor the consummation by the Authority of the transactions contemplated hereby
(1) conflicts with, violates or results in a breach of any law or governmental regulation applicable to the Authority or (2) conflicts with, violates or results in a breach of any term or condition of any judgment, decree, agreement or instrument to which the Authority is a party or by which the Authority or any of its properties or assets are bound, or constitutes a default under any such judgment, decree, agreement or instrument.

     (D) No Litigation. There is no action, suit or other proceeding, at law or in equity, before or by any court or governmental authority pending or to the Authority or to the Authority's best knowledge, without having undertaken independent investigation, threatened against the Authority, which is likely to result in an unfavorable decision, ruling or finding which would materially and adversely affect the validity or enforceability of this Agreement or any other agreement or instrument to be entered into by the Authority in connection with the transactions contemplated hereby, or which would materially and adversely affect the performance by the Authority of its obligations hereunder or under any such other agreement or instrument.

     (E) No Legal Prohibition. There is no Applicable Law in effect on the date as of which this representation is being made which would prohibit the performance by the Authority of this Agreement and the transactions contemplated hereby.

     SECTION 2.2. REPRESENTATIONS AND WARRANTIES OF THE MANAGER. The Manager hereby represents and warrants to the Authority that:

     (A) Existence and Power. The Manager is duly organized and validly existing as a corporation or other entity under the laws of the State of New York, with full legal right, power and authority to enter into and perform its obligations under this Agreement.

     (B) Due Authorization and Binding Obligation. The Manager has duly authorized the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by the Manager and constitutes the legal, valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms except insofar as such enforcement may be affected by bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally.

     (C) No Conflict. Neither the execution nor the delivery by the Manager of this Agreement nor the performance by the Manager of its obligations hereunder
(1) conflicts with, violates or results in a breach of any law or governmental regulation applicable to the Manager, (2) conflicts with, a violates or results in a breach of any term or condition of any judgment, decree, contract, agreement (including, without limitation, the certificate of incorporation of the Manager) or instrument to which the Manager is a party or by which the Manager or any of its properties or assets are bound, or constitutes a default under any such judgment, decree, agreement or instrument or (3) will result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the properties or assets of the Manager.

     (D) No Litigation. There is no action, suit or other proceeding, at law or in equity, before or by any court or governmental authority, pending or, to the Manager's best knowledge, threatened against the Manager which is likely to result in an unfavorable decision, ruling or finding which would materially and adversely affect the validity or enforceability of this Agreement or any other agreement or instrument entered into by the Manager in connection with the transactions contemplated hereby, or which would materially and adversely affect the performance by the Manager of its obligations hereunder or by the Manager under any such other agreement or instrument.

     (E) No Legal Prohibition. There is no Applicable Law in effect on the date as of which this representation is being made which would prohibit the execution, delivery or performance by the Manager of this Agreement and the transactions contemplated hereby.

     (F) Patents and Licenses. The Manager and its Affiliates own or possess all patents, rights to patents, trademarks, copyrights and licenses necessary to be owned or possessed by the Manager and its Affiliates for the performance by the Manager of this Agreement and the transactions contemplated hereby, without any known material conflict with the rights of others.

     (G) T&D System Familiarity. The Manager acknowledges that: (1) the Manager, as the prior owner and operator of the T&D System is thoroughly familiar with the entire T&D System and has had control over and has operated the T&D System;
(2) the Manager is familiar with local conditions which may be material to the Manager's performance of its obligations under this Agreement; and (3) based on the foregoing, the T&D System is acceptable and suitable for the performance of the Manager's obligations hereunder and will permit the Manager to safely and reliably operate and maintain the T&D System in compliance with the terms and conditions of this Agreement. In making such acknowledgment, the Manager is not relying on the Authority.

                                   ARTICLE III

              OWNERSHIP OF THE TRANSMISSION AND DISTRIBUTION SYSTEM

     SECTION 3.1. OWNERSHIP OF THE T&D SYSTEM. (A) Authority Ownership. The T&D System is and shall be owned by the Authority (or a subsidiary thereof) throughout the Term of this Agreement. The Manager shall not have any legal, equitable, tax, beneficial or other ownership or leasehold interest in the T&D System.

     (B) Engagement of Manager. The Authority hereby engages the Manager as an independent contractor to furnish the services described in this Agreement at and for the compensation provided for hereunder. The Manager hereby accepts such engagement upon the terms and conditions provided for herein.

     (C) Use. During the Term hereof, the Manager may enter upon, occupy and operate the T&D System to perform the Operation and Maintenance Services and/or manage Construction Work for the Authority, all in accordance herewith, and for no other purpose unless otherwise directed or approved by the Authority.

     (D) Encumbrances. The Manager shall not, without the Authority's prior written consent, directly or indirectly, create or permit to be created or to remain, and will promptly discharge, at its expense, any Encumbrance on the T&D System, other than (1) Encumbrances existing as of the date hereof, or (2) any Lien affecting the T&D System (i) resulting solely from any action or failure to act by the Authority or anyone claiming by, through or under the Authority (other than the Manager and persons claiming by, through or under the Manager); or (ii) created by Subcontractors that are promptly discharged or bonded against by the Manager. Nothing in this Agreement shall be deemed to create any Lien or Encumbrance in favor of the Manager on any asset of the Authority, including the T&D System, as security for the obligations of the Authority hereunder.

     (E) Surrender of the T&D System. At the end of the Term hereof, the Manager shall peaceably leave and surrender the T&D System to the Authority in a condition consistent with the Manager's construction, operation, maintenance, repair and replacement responsibilities hereunder. In conjunction with such surrender, the Exit Test shall be conducted in accordance with Section 8.3 hereof.

     (F) Right of Access. Notwithstanding any other provision of this Agreement, beginning on the Closing Date, the Authority, as the owner of the T&D System, shall have a right of unrestricted access to the T&D System for itself, its consultants and agents at such times and for such purposes as it deems necessary or desirable. In addition, the Authority shall have a right of reasonable access to the T&D System for other visitors upon reasonable notice to the Manager. The Authority and its consultants and agents also shall have a right of unrestricted access to the Allocated Common Facilities during normal business hours and, with reasonable notice, outside of normal business hours. When, as reasonably determined by the Authority to be necessary due to the nature of the task performed, access to the Common Facilities shall be allowed to the Authority and its consultants and agents on an unannounced basis for audit and oversight purposes. All Authority personnel, representatives, designees and other visitors shall comply with the Manager's on-site safety policies and procedures. The Authority and its consultants and designees shall have a dedicated on-site office space located at the current LILCO headquarters building or another suitable site mutually agreed upon and a separate work space adequate to enable the Authority to exercise its oversight rights and responsibilities under this Agreement. Such work space initially shall include a separate lockable room or rooms large enough for six people and shall provide space sufficient for computer terminals, printer, telephones, a fax machine, lockable file cabinets and desks and other office equipment and supplies. The file cabinets and desks shall be able to be locked or unlocked only by the Authority. All Authority personnel, representatives and agents shall have access to a photocopying machine and other commonly used supplies and facilities located on-site. In addition, the Manager shall make available such additional or different office and work space and equipment and supplies as reasonably requested by the Authority from time to time.

                                   ARTICLE IV

                           OPERATION OF THE T&D SYSTEM

     SECTION 4.1. T&D SYSTEM GENERALLY. (A) Reliance. The Manager acknowledges that the Authority, in meeting the Power and Energy requirements of the Service Area, in providing an essential public service, and in complying with Applicable Law, will rely on the performance by the Manager of its obligations hereunder.

     (B) Limitations on Manager Rights. The Manager shall not transmit or distribute Power and Energy other than Power and Energy obtained by, on behalf of, or with the approval of the Authority, and shall not use the T&D System for any purpose other than the purposes contemplated hereby or to serve or benefit any person other than the Authority and its retail and wholesale customers in the Service Area.


     (C) Curtailments and Shutdowns. If deliveries of Power and Energy through the T&D System are temporarily reduced, curtailed or shut down for any reason, the Manager shall, with due consideration of its responsibility for safety and system reliability, immediately advise the Authority as to the nature, reason and probable duration thereof and the expected effect thereof on the operation of the T&D System. Such notices shall be given in accordance with Appendix 3 hereto which shall be agreed upon by the Manager and the Authority. Any announcement concerning such events made to the public or the media shall be made in accordance with the provisions of subsection 4.2(B) and Section 4.5 hereof.

     SECTION 4.2. OPERATION AND MAINTENANCE. (A) General. Commencing on the Closing Date, the Manager shall provide Operation and Maintenance Services and Construction Work for the T&D System on behalf of the Authority in accordance with the Contract Standards.

     (B) Scope of Services. Without limiting the generality of the provisions of subsection 4.2(A) hereof, the Manager shall be responsible for the safe and reliable operation and maintenance of the T&D System, management and/or performance of construction of improvements thereto and delivery of Power and Energy to the Authority's customers and shall be specifically responsible for the following tasks and services:

     (1) General. The Manager shall be responsible for the following activities:

          (a) day-to-day operation and maintenance of the T&D System, including emergency repairs and maintenance of an Open Access Same-time Information System (OASIS);

          (b) performance of routine facility additions and improvements, including customer connections and disconnections;

          (c) construction activities performed by the Manager's work force as part of its routine operation and maintenance activities as well in connection with Construction Work;

          (d) supervision (including engineering and related design and construction management services) of routine and major capital improvements;

          (e) preparation of recommended and monitoring of approved annual capital and operating expenditure budgets, load and energy forecasts and long and short range system and strategic plans including integrated electric resource planning and system and policy modifications necessary to transition to a competitive environment;

          (f) preparation of long and short range transmission and distribution planning analyses to determine the need for capital additions to and to assure the reliability of the T&D System;

          (g) performance of accounting and tax and payment in lieu of tax reporting functions and preparation of monthly reports concerning the T&D System, including the maintenance of the fixed assets records;

          (h) procurement from third parties of other goods and services in connection with Operation and Maintenance Services, Construction Work and inventory management in accordance with pre-established guidelines developed by the Manager and approved by the Authority;

          (i) compliance with Applicable Law;

          (j) operation of the T&D System in compliance with applicable provisions of the Authority bond resolutions, copies of which shall be furnished by the Authority to the Manager, and with other requirements pertaining to qualification of the Authority's bonds for tax-exemption under the Code, which requirements shall be furnished, or otherwise specified to, the Manager;

          (k) repair or modification activities required due to Public Works Improvements;

          (l) provision of personnel and human resource-related matters and personnel training for Manager personnel and provision of emergency and other training to the Authority personnel (the extent of such Authority personnel and training to be defined and established in adopted Annual T&D Budgets approved by the Authority);

          (m) day to day legal and tax management responsibilities relating to the operation and maintenance of the T&D System and performance of the Construction Work and Public Works Improvements;

          (n) maintenance of the Operation and Maintenance Manuals for use by Manager and by the Authority and its designees in accordance with subsection 4.2(D) hereof;

          (0) other actions necessary to safely and reliably operate the T&D System in accordance with Prudent Utility Practice;

          (p) administration and management, at the direction of the Authority, of the Authority's interest in Nine Mile Point 2, including participation in meetings of the joint owners of Nine Mile Point 2;

          (q) billing and collection, in accordance with Authority direction, of all attachment fees, rents and other revenues due to the Authority associated with telecommunications and other equipment attached to or located on the T&D System or T&D System Site; and

          (r) billing and collection, in accordance with Authority direction, of all fees and charges in connection with the use or availability of the T&D System for wheeling services.

          (2) Implementation of Emergency Response and Reporting. The Manager shall be responsible for implementation of all necessary emergency response and reporting relating to the T&D System, including but not limited to, response and reporting relating to storms and other unusual weather occurrences. Such tasks and responsibilities at a minimum shall be consistent with current NYSPSC standards applicable to the T&D System and Prudent Utility Practice, except as otherwise reasonably directed by the Authority, and shall include:

          (a) timely reporting to the Authority of such emergency conditions including regular updates as to the courses of action taken in response thereto or in anticipation thereof and progress made in responding to such emergency conditions;

          (b) storm monitoring and mobilization of Manager, Manager Affiliate or Subcontractor workforce (including workforce available under mutual assistance agreements) in connection with anticipated storms;

          (c) media, fire, police, and local government coordination;

          (d) customer communications;

          (e) system condition monitoring,

          (f) repair and replacement of damaged components of the T&D System;

          (g) public safety activities; and

          (h) restoration of the T&D System to pre-emergency conditions.

          (3) Customer Service Programs. The Manager shall be responsible for implementation of Authority-approved customer service programs for the T&D System which, at a minimum, shall be consistent with current NYSPSC practices and standards applicable to the T&D System and Prudent Utility Practice, except as otherwise directed by the Authority, and shall include, but not be limited to, using its best efforts:

          (a) complete and timely response to customer inquiries;

          (b) development and maintenance of all necessary information and accounting systems and controls relating to the provision and reporting of customer services;

          (c) marketing for retail system expansion and retail customer retention;

          (d) complete, timely and accurate reading of customer meters, issuance of customer bills in a format approved by the Authority, and timely collection of customer payments consistent with Section 4.9 and timely investigation of customer bill inquiries and unusual usage;

          (e) timely collection of reliability, meter reading, call answering, collection and customer satisfaction performance data;

          (f) inclusion of any communications to customers requested or approved by the Authority in customer bills related to the provision of energy services;

          (g) other communications (all of which shall be Authority-approved) to T&D System customers; and

          (h) under Authority direction, assist in the development and/or implementation of energy conservation and load management programs for the T&D System and its customers, including coordination with third parties or other resources necessary or desirable to develop and implement such programs.

          (4) Revenue Requirements and Rate Design. The Manager shall be responsible for (i) the preparation of recommended revenue requirements for the management of the T&D System in accordance with this Agreement, (ii) the preparation of recommended rate classification and designs for the T&D System; and (iii) at the Authority's request, public presentation of recommended rate and capital expenditure adjustments at the Authority rate hearings.

     (C) T&D System Supervisor. The Manager shall appoint the supervisor of the T&D System (the "T&D System Supervisor") within 30 days after the Contract Date, who shall have at least ten (10) years experience with respect to the management of the T&D System, a similar system or an electric utility generally, and who shall be responsible for the day to day operation and maintenance of the T&D System. The Manager shall inform the Authority of the identity of the person serving from time to time as T&D System Supervisor, and of the telephone and beeper numbers or other means by which such person and his or her designee may be contacted at all times. The Manager and the Guarantor shall appoint officials with senior supervisory responsibility for the operation of the T&D System (the "Senior Executives") and shall inform the Authority of the telephone and beeper numbers or other means by which such persons may be contacted at all times. Recognizing the need for an amicable working relationship between the Authority and the Manager, the Authority shall approve the appointment of the T&D System Supervisor and all other Senior Executives of the Manager and any successors thereto, such approval not to be unreasonably withheld. The Senior Executives and the T&D System Supervisor shall attend monthly meetings, following Authority receipt and review of the monthly reports delivered pursuant to Section 4.15(A) hereof, with the Authority to discuss such matters as either party deems appropriate.

     (D) Operation and Maintenance Manual. At the request of Authority, the Manager shall provide the Authority its representatives, consultants and agents with access to the existing Operation and Maintenance Manual during the Pre-Closing Period and shall modify, as necessary, such manuals to reflect the conditions of this Agreement and any other changes in circumstances and deliver to the Authority six (6) copies of an updated Operation and Maintenance Manual no later than 60 days prior to the Closing Date. The Manager shall review and discuss in good faith with the Authority any aspect of the existing and updated Operation and Maintenance Manual. The content of the updated Operation and Maintenance Manual shall be consistent with the terms and provisions of this Agreement, shall provide for the operation and maintenance of the T&D System and the training of employees in accordance with the Contract Standards, and shall otherwise be sufficiently detailed to permit the T&D System to be operated and maintained by a third party reasonably experienced in electricity transmission and distribution operations. Neither the review of or comment upon, nor the failure of the Authority to comment upon, the Operation and Maintenance Manual shall relieve the Manager of any of its responsibilities under this Agreement, be deemed to constitute a representation by the Authority that operating the T&D System pursuant to the Operation and Maintenance Manual will cause the T&D System to be in compliance with this Agreement and the Contract Standards, or impose any liability upon the Authority except as expressly provided in subsection 4.2(E) hereof. During the Term, the Manager shall remain responsible for the Operation and Maintenance Manual and shall keep it current by making necessary updates, supplements or revisions thereto to reflect the Contract Standards. Manager shall promptly supply the Authority with six (6) copies of any such updates, supplements or revisions thereto.

The Authority shall have the right to review and comment on any such updates, supplements or revisions prior to their inclusion in the Operation and Maintenance Manual. Upon the commencement of procurements for future contract bids for the management of the T&D System, the Operation and Maintenance Manual, with the exception of that information that the parties mutually agree in writing is proprietary, shall be available to any qualified prospective bidder. The Authority shall require such qualified prospective bidders to treat the Operation and Maintenance Manual confidentially.

     (E) Delivery of Manual on Termination. Upon the expiration or termination of this Agreement for any reason whatsoever, the Manager shall deliver to the Authority the Operation and Maintenance Manual for use in connection with the operation and maintenance of the T&D System. Any final payments due at the time of the termination of the Agreement shall be conditional upon delivery of such Operation and Maintenance Manual. Such manual will be available for use by any subsequent manager, provided any such manager is required by the Authority to also maintain the confidentiality of information contained therein and is prohibited from using any such information other than in connection with the management of the T&D System. The Authority will hold Manager harmless from any Loss and Expense solely resulting from any claims or Legal Proceedings commenced by third parties based upon use by subsequent managers of such manuals.

     SECTION 4.3. MAINTENANCE AND REPAIR OF T&D SYSTEM. (A) General. The Manager shall maintain the T&D System, the T&D System Site and the Common Facilities in good working order and repair and in a neat and orderly condition (including the cleanup of litter and debris as required), and shall conduct periodic, corrective, and preventive maintenance and repair of the T&D System consistent with the Contract Standards for the purpose of, among other things, mitigating and preventing abnormal wear, tear and usage. The Manager shall also maintain a spare parts inventory as required under the Contract Standards. The Manager shall maintain the aesthetic quality of the T&D System and the T&D System Site; provided, however, that such maintenance responsibility shall not materially adversely affect the reliability of the T&D System. As used herein, "maintenance" means those routine and/or repetitive activities required or reasonably recommended by the equipment or facility manufacturer, by the Authority or by Manager, or customary in the industry to provide for the normal useful life of property, plant, equipment or other capital items. As used herein, "repair" means those non-routine/non-repetitive activities required for operational continuity, safety and performance generally due to failure or to avert a failure of the T&D System or any of its components. If the Manager chooses to defer any scheduled maintenance or repair provided for in any maintenance or repair program or in the Annual T&D Budget that is in excess of a per item or category dollar amount or a dollar amount on a cumulative basis, such dollar amount to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget or for more than a number of months to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget, the Manager shall so advise the Authority and provide satisfactory justification therefor, provided that the Manager may not defer any maintenance or repairs if such deferral could reasonably be expected to materially and adversely affect the reliability or safety of the T&D System.

     (B) Maintenance Expenditures. The Manager shall be authorized to make expenditures for routine repair, maintenance, or replacement as set forth in the Annual T&D Budget. The Authority may require that the Annual T&D Budget set forth on a project or category basis, anticipated repairs, maintenance, or replacement in excess of a dollar amount to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget. The Manager shall provide proposals to, and obtain prior written authorization from, the Authority for routine repair, maintenance, or replacement projects or categories not set forth in the Annual T&D Budget if the projected cost therefor is reasonably estimated to exceed a dollar limit for such projects or categories to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget; provided, however, the Manager shall respond immediately to any emergency situations and shall notify the Authority immediately upon initiating such emergency response.

     (C) Ownership of T&D System Assets. All additions to the T&D System purchased in conjunction or for the use with any part of the T&D System during the Term shall be the property of the Authority, except those which are leased or constitute part of the Common Facilities. Manager shall maintain, and provide to the Authority, perpetual records of all capital items purchased, installed or constructed (including, without limitation, vehicles, fixtures and equipment) with the Authority's funds.

     (D) Retirement of T&D System Assets. In the event the Manager intends to retire from service T&D System assets constituting a "unit of property" as set forth in the Authority's capital asset policies with an original cost at least equal to a dollar amount that will be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget, the Manager shall notify the Authority either in the proposed Annual T&D Budget, or, if the Annual T&D Budget has been adopted for the applicable Contract Year, at least 90 days prior to the scheduled retirement date. The Manager may not retire such T&D System assets without the prior written approval of the Authority. Any salvage or residual value of any T&D System assets shall be for the account of the Authority. All retirements shall be conducted in accordance with the Bond Resolution.

     (E) Insurance and Other Third Party Payments. To the extent that any repair or replacement costs that are incurred pursuant to this Article can be recovered by the Manager from any insurer providing the Required Construction Work Insurance or the Required Operating Period Insurance, or from another third party, the Manager shall exercise with due diligence such rights as it may have to effect such recovery. The Manager shall give prompt written notice to the Authority of the receipt of any such recovery which shall be applied as appropriate to the restoration or reconstruction of the T&D System in accordance with the Bond Resolution. The Manager shall provide the Authority with copies of all documentation, and shall afford the Authority a reasonable opportunity to participate in and, if the Authority so determines, to direct all conferences, negotiations and litigation, regarding insurance claims which materially affect the Authority's interest under this Agreement. All applicable insurance recoveries shall be applied to reducing the cost of restoration or reconstruction.

     SECTION 4.4. PERFORMANCE GUARANTEES. (A) Compliance and Remedies. Commencing on the Closing Date, the Manager shall at all times comply with the Performance Guarantees, except to the extent excused by Uncontrollable Circumstances or Authority Fault. If the Manager fails to comply with any Performance Guarantee, the Manager shall, without relief under any other Performance Guarantee under this Agreement, (1) promptly notify the Authority of any such noncompliance, (2) promptly provide the Authority with copies of any notices sent to or received from any Governmental Body having regulatory jurisdiction with respect to any violations of Applicable Law, (3) promptly make any applicable payments provided for herein, and to the extent required under
Section 6.10 hereof, any other resulting damages, fines, levies, assessments, impositions, penalties or other charges resulting therefrom, and (4) at its own cost and expense to the extent required under Section 6.10 hereof, promptly take any action (including without limitation making all repairs, replacements and operating changes) necessary in order to comply with such Performance Guarantee, continue or resume performance hereunder and eliminate the cause of, and avoid or prevent recurrence of noncompliance with such Performance Guarantee.

     (B) Conditions to Performance Guarantee Relief. The Manager shall be relieved of its obligation to comply with a Performance Guarantee to the extent and for any period during which the operation of the T&D System is affected by the occurrence of an Uncontrollable Circumstance or Authority Fault. Should any such circumstances occur, the Manager shall nonetheless (1) in accordance with the Contract Standards, use its best efforts to mitigate any noncompliance with such Performance

Guarantee and restore T&D System performance to comply with this Agreement as rapidly as practicable, and (2) promptly advise the Authority of the circumstances and the Manager's planned course of action.

     SECTION 4.5. RIGHTS AND RESPONSIBILITIES OF THE AUTHORITY. (A) Generally. As the owner of the T&D System, the Authority retains the ultimate authority and control over the assets and operations of the T&D System and the right to direct the Manager, consistent with the provisions of the Agreement in connection with the performance of the Manager's obligations under this Agreement. Without limiting the generality of the foregoing, the Authority's specific rights and responsibilities with respect to the T&D System shall include:

     (a) the right to determine all T&D System rates and charges, line extension policies and service rules and regulations applicable to the T&D System and System Power Supply;

     (b) the right to determine and to change from time to time, in its sole discretion, all policies and procedures for the T&D System consistent with Applicable Law and Prudent Utility Practice;

     (c) the right to review, amend as appropriate and approve annual capital and operating expenditure budgets pursuant to the procedures outlined in subsection 6.2(B) hereof and approve or in its discretion, develop, all long-range strategic plans for the T&D System and System Power Supply;

     (d) to the extent the Manager acts as the representative of the Authority in connection with the North American Electric Reliability Council, Northeast Power Coordinating Council, the New York Power Pool, the ISO and any other similar institutions or organizations, the right to direct the Manager's actions with respect thereto;

     (e) the right to determine customer service programs for the T&D System;

     (f) the right to determine customer and public communications policy; including the right to determine all billing formats, bill inserts, flyers and other advertisements distributed by Manager (other than communications required to address emergencies);

     (g) the right to review and approve the power resource model/plan developed for the T&D System and the load forecast developed by the Manager;

     (h) the right to determine all energy efficiency and conservation and load management policies and plans for the T&D System;

     (i) the responsibility for management of the Authority's financial resources including, but not limited to, determination of the source of financing for major projects;

     (j) responsibility for compliance with Bond Resolution provisions regarding third party expert review of the annual operating and capital budgets and compliance with rate covenants;

     (k) overall legal responsibilities;

     (1) responsibility for governmental relations and reporting, except to the extent the Authority has expressly authorized and directed the Manager to assist in such activities;

     (m) the right to oversee and audit Manager operations and performance under this Agreement;

     (n) the right and responsibility for establishing future management service contract procurement procedures and selecting a new manager or managers for the T&D System and other Manager functions hereunder;

     (o) the right to approve all contracts entered into by the Manager to the extent required to meet the requirements of the state law applicable to the Authority and as otherwise determined by the Authority;

     (p) the responsibility to respond in a timely manner to all requests of Manager for action or decision by the Authority with respect to all matters requiring the approval, review or consent of the Authority hereunder and as to such other matters relating to the obligations of the Manager hereunder as to which the Manager shall reasonably request the response of the Authority in accordance with the provisions of this Agreement;.

     (q) the right of review and approval of recommended power supply agreements and the right to own and construct new generation capacity;

     (r) the right to establish policies for the T&D System generally, including, without limitation, policies governing wholesale or retail access;

     (s) the responsibility, on an annual and five year basis, to provide the Manager with estimates for Authority's costs required to be funded with T&D System revenues;

     (t) the responsibility to directly make all appropriate payments in lieu of taxes or taxes imposed on the Authority;

     (u) the responsibility to undertake the obligations imposed on the Authority as an owner of an interest in Nine Mile Point 2 under the provisions of the Nine Mile Point Nuclear Station Unit 2 Operating Agreement and to directly make all appropriate payments relating to the Authority's ownership interest in Nine Mile Point 2.

     In the event that any obligation of Manager hereunder conflicts with Applicable Law, Applicable Law shall govern with respect to the Manager's performance required hereunder.

     (B) T&D System Policies and Procedures. Not later than thirty days prior to the date on which the Manager is required to submit the proposed initial Annual T&D Budget, the Authority will establish initial policies and procedures for the operation and maintenance of the T&D System, which will take into consideration, but not be bound by, policies and procedures in effect prior to the Closing Date. Authority shall promptly notify the Manager of any subsequent changes to the System Policies and Procedures. Appendix 14 provides a preliminary outline of the topics for which the Authority will adopt such policies and procedures.

     (C) T&D System Access Policies and Prices. The Authority intends to establish nondiscriminatory prices and policies for access to, and use of, its transmission facilities for its customers, Manager or its Affiliates, and other parties providing similar services, in a manner which is designed to enable the Authority to recover its costs and will not inequitably shift costs among customers or classes of customers.

     (D) Authority Representative. Not later than 30 days after the Contract Date, the Authority shall select a representative (the "Authority
Representative"). The Authority Representative will act for and on behalf of the Authority on all matters concerning this Agreement for which the

Authority has authorized such representative to act. The Authority shall advise the Manager as to the scope of such authorization. In all such matters, the Authority shall be bound, to the extent permitted by Applicable Law, by the written communications, directions, requests and decisions made by the Authority Representative. The Authority shall promptly notify the Manager in writing of the selection of the Authority Representative and any subsequent replacement(s).

     (E) No Acceptance, Waiver or Release. No exercise of rights or failure to exercise rights by the Authority hereunder shall be construed as the Authority's acceptance of any Operation and Maintenance Service which is defective, incomplete, or otherwise not in compliance with this Agreement, as the Authority's release of the Manager from any obligation under this Agreement, as an estoppel against the Authority, or as the Authority's acceptance of any claim by the Manager. Notwithstanding any review or approval of the Authority hereunder, in no event shall the Manager be excused from the performance of its responsibilities hereunder, except to the extent due to Authority Fault, subject to Section 6.5, or Uncontrollable Circumstances, subject to Section 9.2.

     SECTION 4.6. STAFFING AND LABOR ISSUES. The Manager shall staff the T&D System during the Term of this Agreement with the appropriate number of hourly and salaried employees and utilize Subcontractors consistent with the Contract Standards. The Manager shall provide proper training for the Manager's employees in the performance of their work under this Agreement. The Manager shall give due consideration to any comments of the Authority with respect to the performance of specific employees. At all times, the Manager shall comply with Prudent Utility Practice and Applicable Law with respect to the Manager's employees and with respect to the Manager's obligations under this Agreement, including, but not limited to, ERISA, wage withholding, social security, equal employment opportunity, age and disability discrimination, unemployment insurance, hours of labor, wages, working conditions, OSHA, immigration control and other employer-employee related subjects. The Manager shall provide to the Authority copies of the Manager's salary administration plan and the job descriptions for each of the Manager's employees on the Closing Date and shall thereafter provide copies of all subsequent amendments and changes thereto. The Manager recognizes that a substantial portion of the work force at the T&D System is currently unionized and agrees to honor existing labor contracts and will not rely upon mandatory lay-offs to achieve any operational efficiencies. The Manager shall require that Subcontractors agree to pay prevailing wage rates and employee benefits in connection with the performance of the Operation and Maintenance Services and Construction Work that is performed by a Subcontractor (other than pursuant to existing Subcontractor arrangements and renewals and replacements thereof) which would otherwise have been performed by union employees of the Manager.

     SECTION 4.7. SAFETY. The Manager shall maintain a safe T&D System at a level at least consistent with the Contract Standards. Without limiting the foregoing, the Manager shall:(1) take all reasonable precautions for the safety of, and provide all reasonable protection to prevent damage, injury or loss by reason of or related to the operation of the T&D System to, (a) all employees working at the T&D System and all other persons who may be involved with the operation or maintenance of the T&D System, (b) all materials and equipment under the care, custody or control of the Manager on the T&D System Site, and
(c)other property on the T&D System Site, including trees, shrubs, lawns, walks, pavements, roadways, structures and utilities; (2)establish and enforce all reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards and promulgating safety regulations; (3) give all notices and comply with all applicable Laws relating to the safety of persons or property or their protection from damage, injury or loss; and (4) designate a qualified and responsible employee at the T&D System whose duty shall be the supervision of plant safety, the prevention of fires and accidents and the coordination of such activities as shall be necessary with federal, State and local officials.

     SECTION 4.8. VEHICLES AND EQUIPMENT. (A) Vehicle and Equipment Identification. The Manager's name, and vehicle or equipment number shall be visibly displayed on both sides of its vehicles or other equipment used by the Manager in the operation and maintenance of the T&D System. All such vehicles and equipment owned by the Authority and used by the Manager shall also display the name of the Authority as owner and identify the Manager as the operator. The size and placement of such identifying information shall be approved by the Authority. No other signs or markings shall be placed in the vehicles or other equipment used by the Manager without the prior approval of the Authority, except signs or markings relative to use of such equipment including traffic safety signs or other safety markings.

     (B) Vehicle Specifications. Maintenance and Appearance. All vehicles used by the Manager in providing the Operation and Maintenance Services or in conducting any Construction Work shall be registered with the appropriate state Department of Motor Vehicles, shall be kept clean and in good repair and shall be uniformly painted. No advertisement or other display shall be carried on any vehicle without the written approval of the Authority.

     SECTION 4.9. CUSTOMER SERVICES. RATES AND RULES OF SERVICE. K.11 (A) General. The Manager shall perform normal and customary customer services in a manner designed to achieve the highest level of customer service, including, but not limited to: customer account service and maintenance; service restorations account inquiry work; customer assistance, credit and collection services; cashiering; account connection and disconnection; and conservation advice.

     (B) Billing Services. The Manager shall, unless otherwise directed by the Authority, read the meters of electric commercial, industrial, residential heating and residential multiple rate period customers on a monthly basis and all other electric customer meters on a bi-monthly basis. Manager shall, according to the schedule of rates, tariffs and policies (the "Schedule of Rates") then in effect, render bills to all T&D System customers in the name of the Authority for electric service delivered on behalf of the Authority and in the format determined by the Authority. To the extent directed by the Authority, such bills shall also reflect electric services provided to T&D System customers by other parties. The Authority may implement changes to such rates, rules of service, regulations and procedures by giving written notice to the Manager not later than sixty (60) days prior to the effective date of such change to the extent practicable given the nature of the change.

     (C) Account Records. The Manager shall maintain customer bills and records as the Authority reasonably requests setting forth in accurate and reasonable detail the actual and estimated meter readings, billing determinants, charges made to the Authority's customers in accordance with the Schedule of Rates, and payments received from each of the Authority's customers. At a minimum, the Manager shall maintain the records in a manner such that data by various customer classifications can readily be reported on a monthly basis, for the fiscal year to date and for the most recent twelve-month period. The Manager shall retain any records that it is required to maintain pursuant to this subparagraph for the term of this Agreement and shall deliver them to the Authority upon the Authority's request.

     (D) Collection of Monies. The Manager shall use best efforts to collect on a timely basis (1) all amounts due the Authority for service provided to customers, and for other services, in accordance with the Schedule of Rates for the periods in which services were provided, and (2) other monies owed to the Authority pursuant to the operation of the T&D System. At the Authority's direction, the Manager shall investigate and implement checking account debit payment procedures for payment of customer bills. The Manager's responsibilities shall also include, consistent with the System Policies and Procedures, the institution of legal proceedings in the Authority's name to collect utility billings and other monies owed the Authority related to the T&D System. The Manager shall provide current billing information concerning customers of the T&D System to the Authority monthly in such form as reasonably requested by the Authority and historical billing information as otherwise reasonably requested by the Authority. All monies collected by the Manager or its Subcontractors shall be the property of the Authority and shall be deposited by the Manager daily in the account of the Authority specified pursuant to Section 4.16. In collecting such monies, the Manager and any Subcontractor shall act solely as an agent for the Authority and shall have no right or claim to such moneys and, without limiting the generality of the foregoing, shall have no right to assert a claim of set-off, recoupment, abatement, counterclaim or deduction for any amounts which may be owed to the Manager hereunder or with respect to any other matter in dispute hereunder. The Manager is unconditionally and absolutely obligated to pay or deposit all such monies as directed by the Authority.

     It is expected that in accordance with current practice, gas customers of Manager's Affiliate and the T&D System electric customers will be billed in a single statement. In the event any electric customer who is also a gas customer shall pay less than all of the amount due at any time under a single statement, the amounts collected shall be applied pro rata between the amounts owed by such customer with respect to electric service and gas service. To the extent moneys are collected for any power supply services provided by any unrelated party, amounts collected shall be allocated in accordance with the directions of the Authority. Manager may elect to bill gas customers separately provided that Manager shall bear all incremental costs arising by reason of any such election.

     (E) Customer Service Office Facilities. The Manager shall maintain at all times during the Term hereof customer service and/or payment offices within Nassau and Suffolk Counties and in Far Rockaway with specific minimum requirements to be agreed upon by the parties. The Manager shall establish a local toll free customer service number that shall be identified on all publications, bills and correspondence.

     (F) Customer Service Office Hours. Except as otherwise approved by the Authority, the Manager's customer service office hours shall be, at a minimum, from 8:30 am. to 5 p.m. daily, except Saturdays, Sundays and holidays.

     (G) Availability of Representatives. Representatives of the Manager shall be available during normal business hours for communication with the Authority or the public.

     (H) Emergency Telephone Number. The Manager shall maintain a toll-free emergency telephone number(s)) for use during other than normal business hours. The Manager shall have a representative, or an answering service to contact such representative, available at the emergency telephone number during all hours other than normal office hours.

     (I) New Connections. Manager shall provide new customer connection services, which may include electric facility design, estimation of construction costs, new service hook-up, credit check and job scheduling.

     (J) Customer Retention and Expansion Activities. The Manager shall undertake, subject to Authority approval, marketing and public information activities to retain and expand the customer base served by the T&D System in accordance with the System Policies and Procedures. In its sole discretion, the Authority may undertake its own marketing and public information activities or retain other parties to do so. In such event, the Annual T&D Budget will be appropriately modified. Afl

     SECTION 4.10. SERVICE COMPLAINTS AND DEFICIENCIES. (A) Complaints to Manager. The Manager shall maintain during office hours a complaint service and a telephone answering system having an answering capacity consistent with the System Policies and Procedures. All service complaints and billing complaints will be directed to the Manager. Copies of all complaints shall be given to the Authority upon request. The Manager shall record all complaints, including date and time, complainant name and address, and nature and date and time of resolution of complaint, in a log. This log shall be available for inspection by the Authority during the Manager's regular office hours. Copies thereof shall be furnished to the Authority upon request. The Manager shall also provide the Authority with a monthly report summarizing the status of any complaints in such month. In particular, such summary shall specify any complaints for which dollar damages in excess of a dollar amount to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget have been asserted. The Manager shall take such reasonable actions as may be warranted in response to customer complaints to retain customers and provide service in accordance with Prudent Utility Practice, the System Policies and Procedures and Applicable Law.

     SECTION 4.11. COMPLIANCE WITH APPLICABLE LAW. The Manager shall operate and maintain the T&D System and otherwise perform all of its obligations hereunder in accordance with Applicable Law. In the event that the Manager fails at any time to comply with Applicable Law, then the Manager shall immediately remedy such failure and, to the extent required by Section 6.10 hereof, do so at its cost and expense and bear all Loss-and-Expense of either party resulting therefrom subject, however, to the provisions hereof regarding Uncontrollable Circumstances or Authority Fault and Section 6.10 hereof. Any such damage, fine, assessment or other charge paid by the Manager due to a violation of Applicable Law caused by Uncontrollable Circumstances or Authority Fault or with respect to which Manager is not responsible under Section 6.10 hereof shall be reimbursed to the Manager. Notwithstanding whether a regulatory enforcement action has been undertaken by a Governmental Body, the Authority shall have an independent right to require Manager to comply with all applicable Legal Entitlements and Applicable Law.

     SECTION 4.12. LICENSES, PERMITS AND APPROVALS. The Manager shall identify for the Authority, prepare, and with Authority approval, make and prosecute all filings, applications and reports necessary to obtain and maintain all permits, licenses and approvals required to be made, obtained or maintained by each under Applicable Law in order to operate the T&D System. Draft and record copies of all such documents shall be timely given to the Authority. The Manager shall supply all data and information in a timely manner, which may be required and which is in the Manager's knowledge or control, and shall take all other action necessary or desirable in order to assist the Authority in obtaining, maintaining, renewing, extending and complying with the terms of all permits, licenses and approvals necessary subsequent to the Closing Date in order to perform the Operation and Maintenance Services and any Construction Work. The data and information supplied by the Manager to the Authority and all regulatory agencies in connection therewith shall be correct and complete in all material respects, and to the extent required under Section 6.10 hereof the Manager shall be responsible for any schedule and cost consequences which may result from the submission of materially incorrect or incomplete information. Except as directed by the Authority, the Manager shall not submit any data or information directly to the regulatory agencies unless required to do so under Applicable Law or by the terms of an existing license, permit or approval. The Manager shall report immediately to the Authority all violations of the terms and conditions of any permit, license, approval or Applicable Law pertaining to the T&D System. 3.4

     SECTION 4.13. OPERATING PERIOD INSURANCE. Commencing with the Closing Date and continuing throughout the remainder of the Term of this Agreement, the Manager shall obtain and maintain, the Required Operating Period Insurance as specified in Appendix 4 hereto and shall comply with all applicable Insurance Requirements. The Manager shall name the Authority, its trustees, officers and employees as additional insureds or named insureds, as appropriate, on its insurance policies, which policies shall require 30 days prior written notice to the Authority prior to any change in or cancellation of such policies. Insurance coverage required pursuant to this Section shall be maintained with generally recognized financially responsible i.nsifrers reasonably acceptable to the Authority and qualified and authorized to insure risks in the State. The cost of the Required Operating Period Insurance shall be paid by the Manager, subject to reimbursement by the Authority pursuant to Section 6.1 hereof as a Third Party Cost. The Manager shall demonstrate to the Authority, by a bidding process or other acceptable methods, that the premiums payable for the Required Operating Period Insurance constitute a fair and reasonable price for the coverage provided. The Authority shall have the right, upon 90 days' notice to the Manager, at any time at its expense to cancel or replace and obtain independently all or any portion of the Required Operating Period Insurance as set forth in Appendix 4 hereto.


     SECTION 4.14. INFORMATION. (A) Information System. The Manager shall, on and after the Closing Date establish and maintain an information system to provide storage and, to the extent practicable, real time retrieval for Authority review and copying of T&D System operating data, including all information necessary to verify calculations made pursuant to this Agreement.

     (B) Computer Database. The Manager shall maintain for the Authority a computer database which specifies each customer served by the T&D System, the service classification applicable to each such customer, and any special services provided to each such customer. The Authority shall be entitled to access such database at any time.

     (C) Ownership of Information and Documentation. The Authority will have sole ownership of information related to customers served by the T&D System (except to the extent such information is also owned by an Affiliate of the Manager in its role as owner of the gas utility) and the operation of the T&D System ("Authority Customer & Operations Data"). The Manager may not use any Authority Customer & Operations Data for non-Authority related purposes without the Authority's prior written permission. Such permission, if granted, will be granted on a nondiscriminatory basis. Neither the Manager nor any Affiliate will
(1) use customer information systems to extract, sort or otherwise use Authority Customer and Operations Data (including, without limitation, name, address, telephone number, and energy usage) or (2) use mechanisms for customer access (including, without limitation, meter reading, customers representatives and service call center), available solely as a result of Manager's role as the Manager of the T&D System, to market any services to customers served by the T&D System other than the services provided under this Agreement. To the extent Authority Customer and Operations Data is available from other sources, neither the Manager nor its Affiliates shall be precluded from using in its business such data obtained from other sources.

     SECTION 4.15. MANAGER'S REPORTING REQUIREMENTS. (A) Monthly Reports The Manager shall provide the Authority and the Consulting Engineer with monthly reports no later than 15 Business Days after the end of each month, including the following data: (1) on a monthly and year-to-date basis, the actual T&D System costs versus the Annual T&D Budget and the prior year's costs at such time, (2) a description and explanation of significant variations (at least $1,000,000 and 3%) from the Annual T&D Budget (or any line item therein) or the prior year's results including a description of any related changes in the tasks performed or to be performed, (3) a description of partial or total shutdowns for maintenance and repairs during the prior month and anticipated during the current month, (4) any known or anticipated adverse conditions which may be expected to arise during the next 30 day period that may affect the ability of the Manager to transmit and distribute Power and Energy in accordance with the Performance Guarantees and the annual operating plan established for the T&D System, (5) the results of any regulatory or insurance inspections or tests conducted during the prior month, (6) all Major Capital Improvements Costs and Other Costs paid by the Manager during such Billing Period, including a description and explanation of significant variations (at least $1,000,000 and 2%) from budgeted costs for such period, (7) identification of those costs which are classified as capital versus operating in sufficient detail in order to allow the Authority to determine which costs qualify for bonding under the Bond Resolution and which are to be recovered through T&D System rates, (8) the results of any environmental or other tests or monitoring procedure& conducted by or at the direction of any federal,

     State or local environmental or other regulatory agency during the prior monthly period, and copies of any reports or other submittals made to or received from any such agency, and (9) any other information or statement which is requested by the Authority and which may be reasonably produced from records a maintained by the Manager in the normal course of business. The Manager shall also provide a quarterly forecast of projected expenditures by line item through year-end. These reports shall present the data in form and detail reasonably acceptable to the Authority and the Consulting Engineer and shall be certified as to accuracy and completeness by the Manager.

     (B) Semi-Annual Reports. The Manager will, on a semi-annual basis within 60 days after the end of each half of the Contract Year, provide the Authority and the Consulting Engineer with a report of actual Direct Costs and Third Party Costs together with:

     (i) identification of any material Direct Costs projects or Third Party Costs projects which were included in the Direct Cost Budget or the Third Party Costs Budget from the previous Contract Year which were deferred to the current Contract Year or proposed to be deferred to a subsequent Contract Year, or such costs in the current Contract Year which the Manager proposes deferring beyond the current Contract Year; and

     (ii) such other information as may be reasonably requested by the Authority.

     (C) Other Costs Reports. The Manager shall promptly notify the Authority when an event occurs, or is anticipated to occur, that the Manager believes qualifies for treatment as an Other Cost. If practicable, the Manager shall provide the Authority with an explanation and estimate of the incremental costs caused by the event at the time of notification. If such explanation and estimate is not provided at the time of notification, it shall be provided as soon as practicable thereafter. The Manager shall submit an invoice certified as to accuracy and completeness by the Manager, together with appropriate supporting documentation, for reimbursement of the related incremental costs of such event as soon as practicable and, if appropriate, on a progress basis. The Authority shall have an opportunity to review such billing prior to payment and shall have access to the Manager's books and records in order to confirm such costs prior to reimbursing the Manager consistent with provisions of Section 6.3(C).

     (D) Annual Reports. The Manager shall furnish the Authority and the Consulting Engineer, with the Annual Settlement Statement, an annual summary of the statistical data provided in the monthly reports, certified by the Manager and the Manager's independent public accountants, as well as all other data required to be furnished to the Authority pursuant to Appendix 9 hereto.

     (E) Operations Reports. As reasonably requested by the Authority, the Manager shall prepare appropriate reports concerning matters reasonably related to the operation of or planning for the T&D System, including, but not limited to: source of Power and Energy supply; revenues and unit sales of Power and Energy supplied to customers in the aggregate and by customer class, including an explanation of any significant variations from planned sales; environmental requirements and compliance; compliance with Applicable Law; safety requirements and compliance; and reports relating to any incentive and penalty provisions set forth herein.

     (F) Books and Records. The Manager shall prepare and maintain proper, accurate and complete books, records and accounts regarding the operations and financial or other transactions related to the T&D System to the extent necessary (8 enable the Authority to prepare financial statements, regarding the operations of the T&D System, certified in accordance with generally accepted accounting principles, (2) to verify data with respect to any operations or transactions in which the Authority has a financial or other material interest hereunder, and (3) to prepare periodic performance reports and statements of the T&D System, which shall be submitted by the Manager to the Authority.

The Manager shall, upon reasonable notice and demand from the Authority, produce for examination and copying at the Manager's office, by representatives of the Authority, all books of account, bills, vouchers, invoices, personnel rate sheets, cost estimates and bid computations and analyses, Subcontracts, purchase orders, time books, daily job diaries and reports, correspondence, and any other documents showing all acts and transactions in connection with or relating to or arising by reason of this Agreement. Manager shall at reasonable times produce such books and records for examination and copying in order to allow the Authority to determine the costs payable by the Authority under Article VI hereof or any other costs for which the Authority may be responsible hereunder. All such books and records and all supporting documents shall be available at mutually agreeable locations in the Service Area. The Manager shall keep the relevant portions of the books, records and accounts maintained with respect to each Contract Year until at least the seventh anniversary of the last day of each such Contract Year and provide access to or copies thereof to the Authority at its reasonable request to the extent necessary to allow the Authority to determine to its reasonable satisfaction the propriety of any request for payment or charge hereunder. The provisions of this subsection 4.15(F) shall survive the termination of this Agreement.

     SECTION 4.16. FISCAL AFFAIRS, ACCOUNTING AND RECORD KEEPING. (A). The Manager shall maintain possession of operating equipment, buildings, materials and supplies, maps, plans, specifications, and customer billing records during the Term in accordance with Manager's customary practices or in such manner as the Authority may reasonably require and shall duly account to the Authority therefor.

     (B) Bank Deposits. All cash held by the Manager for the account of the Authority and all cash collected by the Manager for the account of the Authority after the Closing Date shall be deposited on each business day in bank accounts in such bank as the Authority may direct and upon such terms and conditions as may be specified by the Authority.

     (C) Record Keeping. In addition to the requirements of Section 4.15(F), the Manager shall maintain Authority's fixed asset books and records for those activities performed by the Manager in general conformity with municipal electric utility accounting standards or such other standards as reasonably requested by the Authority. When requested by the Authority, the Manager shall make reasonable changes in its standard accounting practices and procedures applied to the books and records of the T&D System.

     (D) Financial Audits. Financial information prepared as of the end of each Contract Year, shall be certified by an officer of the Manager and an independent public accountant who is experienced in electric utility system accounting (which accountant shall be a member of a nationally recognized accounting firm) and shall be delivered to the Authority within ninety (90) days after the end of such Contract Year. In addition, the books and records upon which the reports and statements required by this Article IV were prepared shall be made available by the Manager to the Authority for audit by the Authority or the Authority's designated independent auditor for a period not to exceed twenty-four (24) months. Upon completion of the Authority's audit or upon expiration of said twenty-four-month period, the statements, invoices and records shall be deemed to be correct, provided no written protest by the Authority has been provided to the Manager. If the Authority's audit establishes that the total of all payments by the Authority to the Manager exceeds the amount actually due hereunder, then Manager shall immediately refund the overpayment to the Authority with interest at the Base Interest Rate from the time such overpayment was made by the Authority to the Manager until repaid to the Authority. If the Authority's audit establishes that the Authority has underpaid the Manager, then the Authority shall immediately pay the Manager the underpayment, with interest at the Base Interest Rate from the time such underpayment was due until paid~ by the Authority.

     (E) Authority Bank Accounts. The Authority may establish and maintain such special bank accounts as may be necessary or desirable, including, but not limited to, petty cash funds and local accounts funds, and shall establish the rules and procedures for access to any such accounts by the Manager and certain of its designated employees.

     (F) Maps, Plans and Specifications. At the expiration of this Agreement or at such time that the Authority (or a successor manager of the T&D System) assumes the functions requiring the same, the Manager shall transfer to or at the direction of the Authority all maps, plans and specifications, and records pertaining to the TAD System in its possession at that time. Notwithstanding the Manager's possession of such maps, plans and specifications, and records, the Manager acknowledges that the same remain and are the property of the Authority provided that, to the extent they relate to facilities in addition to the T&D System, the Manager shall retain a joint-ownership interest therein.

     SECTION 4.17. INVENTORY CONTROL. The Manager shall, in consultation with, and with approval of, the Authority, maintain an inventory of equipment, ware parts, materials and supplies consistent with the Contract Standards and shall maintain and document an inventory control program. The Manager shall comply with the inventory policy agreed to by the Authority and the Manager and shall purchase and store inventory in a manner consistent with the Annual T&D Budget. Inventory shall be billed to the Authority on a cost basis as used. The Manager shall complete, on an agreed-upon cycle count basis, a physical inventory of the equipment, spare parts, materials and supplies and reconcile the same with the inventory assets carried on the balance sheet and provide the information to the Authority.

     SECTION 4.18. CAPITAL ASSET CONTROL. Within 90 days after the Closing Date, Authority and the Manager shall complete an inventory of all T&D System assets constituting "Capital Assets as such term shall be defined in accordance with directions of the Authority. Annually, no later than 60 days after the end of each Contract Year, the Manager shall provide to the Authority a list of all additions and retirements of Capital Assets from the perpetual records set forth in subsection 4.17 hereof, with such detail as requested by the Authority for maintenance of these records. Within 90 days after the sixth anniversary of the Closing Date, the Manager shall assist the Authority in completing a physical inventory of all Capital Assets. The Manager shall not dispose of, scrap, trade or sell any individual Capital Asset having an original cost of $100,000 or more without the Authority's prior written approval. To the extent directed by the Authority, all vehicles and equipment shall be purchased in the name of the Authority and title shall be so issued. As vehicles or other equipment are acquired by the Manager for the Authority, the Manager shall forward all titles to the Authority within 30 days after such acquisitions.

     SECTION 4.19. WARRANTIES. The Manager shall maintain and enforce any warranties or guarantees on any facilities, vehicles, equipment or other items owned or leased by the Authority or purchased or leased on behalf of the Authority and used by the Manager in carrying out this Agreement, and shall not, by act or omission, negligently or knowingly invalidate in whole or part such warranties or guarantees without the prior approval of the Authority.

     SECTION 4.20. TECHNICAL ASSISTANCE. The Manager may contract for the services of outside consultants, suppliers, manufacturers, or experts pursuant to the limits of expenditure described in this Agreement or as provided in the Annual T&D Budget, provided that the Manager shall remain responsible for the performance or omissions of the same.

     SECTION 4.21. PURCHASE OF EQUIPMENT, MATERIALS AND SERVICES. Consistent with each Annual T&D Budget, the Manager shall arrange for the purchase or rental for the account of the Authority of equipment, materials, and supplies and services which are not purchased directly by the Authority or other items necessary to properly operate and maintain the T&D System and to maintain the records of the Authority, and to make such additions and extensions to the T&D System, all as may be required from time to time by the Authority. In this connection, any contracts let by the Manager shall be in conformity with competitive bidding laws or regulations applicable to the Manager, and, without the prior authorization of such specific contract by the Authority, no such contract shall be for an amount greater than $250,000 or extend for a term greater than one year. Subcontractors shall be subject to approval by the Authority in accordance with Section 9.10.

     SECTION 4.22. OTHER SERVICES. (A) Bill Payments. The Manager shall timely pay all bills related to the T&D System which are proper, appropriate and not otherwise disputed and which it has authority to pay and shall assure that, to the extent within the Manager's control, no mechanic's or similar liens are filed against any portion of the T&D System. In the event that the Manager fails to pay any such bill timely, the Authority shall have the right, but not the obligation, to pay such bill and deduct the amount of such payment (including, but not limited to, any penalties which may be payable in respect of such bill), plus interest at the Base Interest Rate from the time such payment was made by the Authority until repaid the Manager and an administrative fee in an amount of $50.

     (B) Attendance at Meetings. The Manager shall attend meetings of the Authority, with customers of the Authority, suppliers of the Authority and others as reasonably requested by the Authority.

     SECTION 4.23. EMPLOYEE PLANS. During the term of this Agreement, the Manager `shall fully comply with all of the terms of its Plans and all Applicable Law relating thereto. Any liability arising by reason of the Manager's failure to do so shall be borne by the Manager. The Manager shall promptly give notice to the Authority of any default under any Plans, or any event which with the passage of time or giving of notice would be a default under any Plan and shall not permit or suffer an event by the Manager which with the passage of time or giving of notice would be a default under any Plan.

     SECTION 4.24. HAZARDOUS WASTE. With respect to the performance of its obligations hereunder and to the extent required by the provisions of the System Policies and Procedures relating to unusual events in connection with the handling, transporting or disposing of Hazardous Waste, the Manager shall give notice to the Authority, and to any other Governmental Body as required by Applicable Law, of its intention to handle, transport or dispose of such Hazardous Waste. The Manager shall cause such Hazardous Waste to be handled, transported and disposed of at a Disposal Facility in accordance with the Contract Standards. The costs associated with such handling, transport and disposal shall be borne by the Authority, unless the Manager is responsible therefor under Section 6.10 hereof.

                                    ARTICLE V

                            MAJOR CAPITAL IMPROVEMENT

     SECTION 5.1. MAJOR CAPITAL IMPROVEMENTS GENERALLY.

     (A) Generally. The parties acknowledge that the Major Capital Plan and Budget provided for herein is intended to provide for the implementation of major repairs and replacements not constituting routine maintenance of the T&D System. In addition, the Major Capital Plan and Budget is intended to recognize that it will be necessary or desirable from time to time during the Term hereof to modify, alter or improve the T&D System from its then-current condition. Such modifications may be appropriate, by way of example, in order to increase the efficiency or improve the performance of the T&D System, to anticipate or address the obsolescence of any portion of the T&D System, to respond to a Change in Law or to reduce Power and Energy supply costs. All such projects which constitute Major Capital Improvements shall be made in accordance with this Article and all Major Capital Improvements shall be owned by the Authority. Under no circumstances shall any such Major Capital Improvement be considered to constitute routine repair, maintenance or replacement of the T&D System, all of which remain the responsibility of the Manager to be performed pursuant to
Section 4.3 hereof. The Manager shall make all Major Capital Improvements described in the approved Major Capital Plan and Budget in accordance with the provisions thereof. The Manager shall not make a Major Capital Improvement without notifying the Authority and receiving written consent from the Authority unless such Major Capital Improvement is included in the then current annual Major Capital Plan and Budget. The Authority shall have the right, when the Manager has materially exceeded the Major Capital Plan and Budget as of an interim date to require the Manager to defer specific Major Capital Improvements planned for the remainder of the year. In no event shall the approval or denial of a Manager-requested Major Capital Improvement relieve the Manager of any of its performance obligations hereunder or entitle the Manager to a cost adjustment unless the Manager is entitled to recover such costs as an Other Cost under Section 6.3 hereof or the Authority shall have agreed to such adjustments, and except to the extent provided in Section 7.8. The requirements of Applicable Law relating to Authority procurement of construction services shall govern whether, to what extent and in what manner the Authority may exercise its rights to contract with the Manager with respect to any Major Capital Improvement pursuant to this Article.

     (B) Insurance and Other Third Parry Payments. To the extent that any Major Capital Improvement Costs that are incurred pursuant to this Article can be recovered by the Manager from any insurer providing the Required Construction Work Insurance or the Required Operating Period Insurance, or from another third party, the Manager shall exercise with due diligence such rights as it may have to effect such recovery. The Manger shall give prompt written notice to the Authority of the receipt of any such recovery which shall be applied in accordance with the Bond Resolution. The Manager shall provide the Authority with copies of all documentation, and shall afford the Authority a reasonable opportunity to participate in and, if the Authority so determines, to direct all conferences, negotiations and litigation, regarding such insurance claims which materially affect the Authority's interest under this Agreement. All applicable insurance recoveries shall be applied to reducing the cost of restoration or reconstruction.

     (C) Cost Disputes. The Manager agrees to use its best efforts to limit the costs incurred in making each Major Capital Improvement consistent with Prudent Utility Practice. The Authority may, without limiting the Authority's obligation to make timely payments of any Major Capital Improvement Costs consistent with the mutually agreeable payment procedures established in accordance with 5.1(D) hereof, object to any Major Capital Improvement Cost or to the payment of any Major Capital Improvement Cost on the grounds that such Major Capital Improvement Cost or the amount being

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


charged to the Authority was improperly computed, that the Major Capital Improvement Costs incurred by the Manager were unreasonable for the work performed, or that the work performed by the Manager in making the Major Capital Improvement was materially delayed or not completed due to a circumstance for which the Manager would be responsible for the costs of under Section 6.10 hereof.

     (D) Major Capital Improvement Cost Payments. Payment for Major Capital Improvement Costs will be made in accordance with mutually agreeable payment procedures which shall reflect customary construction drawdown, milestone and retainage provisions for similar projects.

     SECTION 5.2. MAJOR CAPITAL PLAN AND BUDGET. (A) Preparation. Contemporaneously with the preparation of the Annual T&D Budget, the Manager shall prepare a proposed annual and five year Major Capital Plan and Budget concerning planned Major Capital Improvement projects (the "Major Capital Plan and Budget). Such Major Capital Plan and Budget shall identify, among other things:

     (i) proposed Major Capital improvements by function (e.g. transmission, substation, distribution, communication, common plant, and public works) and project location;

     (ii) detailed project descriptions in the case of projects the costs of which exceed a dollar limit to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget, and general descriptions in all other cases;

     (iii) the planned initiation date of each project and the expected duration of such project;

     (iv) an estimate of the amount of the Major Capital Improvement Cost for each project, including the dollar amount of capital expenditures per year if the project requires more than a year to complete;

     (v) a proposed drawdown schedule for each project;

     (vi) an explanation of the relationship to other planned or subsequently required capital additions or improvements of which each individual Major Capital Improvement is a component;

     (vii) the anticipated useful life of each improvement or addition;

     (viii) the economic and engineering justifications for each capital improvement or addition, including, where applicable, quantification of system performance changes as a result of such improvement or addition, and the expected effect, if any, of the capital improvement or addition on the ability of the Manager to meet the Performance Guarantees;

     (ix) an indication of whether the improvement or addition is planned for performance by Manager work force or by third party contractor; and

     (x) such other information as may be reasonably requested by the Authority.

     Such Major Capital Plan and Budget shall include explanation and justification of costs in a form acceptable to the Authority. Whether particular costs are capital or operation and maintenance costs payable from the Annual T&D Budget shall be determined by the Authority in accordance with the Bond Resolution.

     (B) Schedule for Major Capital Plan and Budget Review. The Manager shall file a proposed Major Capital Plan and Budget with the Authority at the same time the Annual T&D Budget proposal is filed pursuant to Section 6.2(B). The Authority shall provide preliminary comments on the Major Capital Plan and Budget within 60 days after receipt, provided additional time for review, if required, may be agreed to by the parties. The Manager shall make all changes to the Major Capital Plan and Budget reasonably requested by the Authority. Any proposed Major Capital Plan and Budget submitted to the Authority by the Manager may be made available to the public by the Authority at such time as it shall deem appropriate for public review and comment. The annual Major Capital Plan am! Budget will be approved by the Authority before or contemporaneously with the adoption of the Annual T&D Budget, and prior to or contemporaneously with the adoption of any rate adjustment by the Authority; provided that in the event the Major Capital Plan and Budget has not been adopted by the Authority as of the beginning of a Contract Year, the Manager may undertake such Major Capital Improvements as reasonably approved by the Authority on a project-by-project basis.

     (C) Projects in Excess of $500.000. Other than for emergency repairs or replacements, at the Authority's request, the Manager shall prepare a repair-or-replace analysis for the Authority for repairs or replacements of the T&D System costing more than $500,000 if the same have not been approved in the Annual T&D Budget. The Authority shall decide whether to have such repair or replacement implemented.

     SECTION 5.3. COST DETERMINATION. (A) Basis for Major Capital Improvement Cost Determination. Major Capital Improvements, except those awarded to the Manager as a result of the competitive procurement procedures outlined in subsection 5.3(C) hereof shall be performed, whether by the Manager's own workforce or by a Subcontractor, at the cost of the service without any multiplier fee or mark-up. Construction Work management and administration costs will either be specifically budgeted on a project-specific outsourced basis, or such costs will be captured within the then current Direct Cost Budget.

     (B) Source of Financing of Major Capital Improvements. (1) Major Capital Improvements other than those for which the Manager is responsible under Section
6.10 hereof will be financed by the Authority in accordance with the construction drawdown payment procedures established pursuant to Section 5.1(D) hereof, provided that the Authority and the Manager may agree to have the Manager fund, subject to reimbursement, capital additions in the event of emergency costing in the aggregate not more than a dollar amount to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget.

     (2) The Authority may in its sole discretion determine whether to fund particular Major Capital Improvements from current revenue or from bond proceeds. The Manager shall reflect the principal and interest repayment for Major Capital Improvement Cost financing in its projections for System Revenue Requirements in the Major Capital Plan and Budget.

     (C) Procurement and Contracting Procedures. (1) Along with its proposed annual Major Capital Plan and Budget, the Manager shall provide the Authority with an explanation of its proposed process for procuring equipment, construction, and other services related to implementing the Major Capital Improvements so as to achieve favorable cost completion of the Major Capital Improvements Such procurement process shall be performed in accordance with Applicable Law and Appendix 8. Decisions as to outsourcing construction management shall be made in accordance with the procedures and criteria to be determined in accordance with Appendix 8 hereto.

     (2) Wherever a Major Capital Improvement is to be performed under this Agreement, the provisions and procedures set forth in Appendix 8 hereto shall apply. In order to implement such provisions with respect to any Major Capital Improvement costing in excess of a dollar amount to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget, the costs for which the Authority is responsible, the Manager shall submit, at the Authority's discretion, a lump sum or an individual element price proposal for such Major Capital Improvement, which shall be broken out by the categories of work to be done and corresponding costs. Any such proposal shall be deemed the Manager's offer to the Authority, binding for 60 days, to perform the Major Capital Improvement at the price quoted. The parties shall promptly proceed to negotiate in good faith to reach agreement on the price to be paid to the Manager for the Major Capital Improvement and on the effect of such Major Capital Improvement on any costs or obligations of the Manager under this Agreement. If the Authority does not accept the Manager's proposal, the Authority may conduct a procurement to contract with a third-party to undertake such Major Capital Improvement or, alternatively, the Authority may require the Manager to solicit at least three competitive bids for such Major Capital Improvements on a lump-sum or individual element basis, as requested by the Authority. The Manager shall cooperate with and assist the Authority in connection with any procurement undertaken by the Authority. To the extent that the Manager or any Affiliate participates as a bidder in any competitive solicitation process, the Manager shall establish internal controls and other procedures satisfactory to the Authority for the purpose of assuring the integrity of the competitive solicitation. Except as the Authority may otherwise direct, competitive solicitations of bids shall be conducted in accordance with the process and procedures to be established by the Authority. The Manager shall promptly notify the Authority of any reasonable objection to the Authority's inclusion of a party on a list of bidders.

     (D) Advancement of Funds for Major Capital Improvements and Additions. Once an annual Major Capital Plan and Budget is approved, the Authority shall advance funds in accordance with an agreed upon drawdown schedule established to the mutual satisfaction of the Authority and the Manager for payment of Major Capital Improvement Costs. Such drawdown schedule shall conform to Applicable Law, including the provisions set forth in Appendix 13 hereto.

     (E) Major Capital Improvements Cost Savings Incentive. Manager shall be entitled to incentive payments for cost savings and disincentive payments for cost overruns and delays in scheduled completion of approved Major Capital Improvements equal to 50% of all variances from the approved Major Capital Plan and Budget; provided, however, that no such incentive or disincentive shall be payable for cost variances in excess of 15% of the approved Major Capital Plan and Budget. Such incentive and disincentive payments will relate to Major Capital Improvements which are not subject to competitive bidding and those projects in which Manager serves as construction manager over third party contracts and not with respect to Major Capital Improvements in which the Manager serves as the general contractor, except as otherwise agreed by the Authority or as set forth in the terms and conditions of the contract. Incentives and disincentives will be trued-up upon the closing and acceptance by the Authority of approved capital projects.

     SECTION 5.4 PUBLIC WORKS IMPROVEMENTS. (A) Generally. The Manager shall not undertake a Public Works Improvement without previously notifying the Authority and receiving the written consent of the Authority which shall not be unreasonably delayed. In such notification, the Manager shall provide a proposed project budget for such Public Works Improvement containing information that is consistent with that required under Section 5.2 hereof. The budget for each Public Works Improvement shall be subject to Authority approval and the Manager shall not undertake any Public Works Improvement until the budget therefor has been adopted. The parties may agree to adjust any Public Works Improvement budget in the event the governmentally requested scope of work for such project substantially changes from the originally budgeted scope of work.

     (B) Cost Disputes. The Manager shall use its best efforts to limit the costs incurred in undertaking each Public Works Improvement consistent with Prudent Utility Practice. The Authority

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


may, without limiting the Authority's obligations to make timely payments of any Public Works Improvement Costs under subsection 5.4(C) consistent with the mutually agreeable payment procedures established in accordance with Section 5.4(E) hereof, object to any Public Works Improvement Costs or to the payment of any Public Works Improvement Costs on the grounds that such Public Works Improvement Cost or the amount being charged to the Authority was improperly computed, that the Public Works Improvement Costs incurred by the Manager were unreasonable for the work performed or that the work performed by the Manager in undertaking the Public Works Improvement was materially delayed or not completed due to a circumstance for which the Manager would be responsible for the costs of under Section 6.10 hereof.

     (C) Cost Determination. Public Works Improvements shall be performed, whether by the Manager's own workforce or by a Subcontractor, at the cost of the service without any multiplier fee or mark-up; provided, however, that such costs shall be reduced by all reimbursements or payments received from the applicable Governmental Body for the planning, engineering, procurement and completion of the Public Works Improvement. Construction management and administration costs will either be specifically budgeted on a project-specific outsourced basis or such costs will be captured within the then current Direct Cost Budget. Decisions as to outsourcing construction management of Public Works Improvements shall be made in accordance with the procedures and criteria set forth in Appendix 8 hereto.

     (D) Public Works Improvements Cost Savings Incentives. The Manager shall be entitled to incentive payments for cost savings and disincentives for cost overruns and delays in scheduled completion that result in incremental costs for approved Public Works Improvement as follows: (a) no incentive or disincentives shall be payable for all variances from the approved Public Works Improvement project budget between 0% and plus or minus 2%, and (b) 50% of all variances (whether positive or negative) from the approved Public Works Improvement budget of 2.01% or more. Incentives and disincentives will be payable 60 days after the project completion and acceptance by the Authority of approved Public Works Improvements.

     (E) Public Works Improvement Costs Estimate. The Manager shall recommend, and the Authority shall adopt, an annual reserve level for Public Works Improvements. Such reserve level shall be identified in each Major Capital Plan and Budget and 5-year planning budget, although not included therein, in order to enable estimation of total cash flows for the T&D System. Such estimates will also be used by the Authority for determination of financial reserve requirements for the T&D System.

     (F) Public Works Improvement Cost Payments. Payment for Public Works Improvement Costs will be made in accordance with mutually agreeable payment procedures which shall reflect customary construction drawdown, milestone and retainage provisions for similar projects.

     SECTION 5.5. MAJOR CAPITAL IMPROVEMENTS FOR WHICH MANAGER IS RESPONSIBLE. If the T&D System is damaged or destroyed by reason of circumstances for which the Manager is responsible under Section 6.10 hereof, the Manager shall promptly proceed to make or cause to be made all Major Capital Improvements reasonably necessary to permit the Manager to perform its obligations under this Agreement. The Manager shall give the Authority and the Consulting Engineer written notice of, and reasonable opportunity to review and comment upon, any such proposed Major Capital Improvement. All such Major Capital Improvement for which Manager is responsible under Section 6.10 shall be made at the Manager's sole cost and expense, and the Manager shall not be entitled to any compensation from the Authority as a result thereof.

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


                                   ARTICLE VI

                            COMPENSATION AND BUDGETS

     SECTION 6.1. SERVICE FEE. (A) Formula. Commencing with the first Billing Period and for each Billing Period during the Term of this Agreement, the Authority shall pay the Manager a Service Fee for the services provided by the Manager under the terms of this Agreement in accordance with the following formula:

          SF =FDF + TPC + VP + CIF (+ or -) NCPI

     Where

          SF = Service Fee

          FDF = Fixed Direct Fee

          TPC = Third Party Costs

          VP = Variable Payment

          CIF - Cost Incentive Fee

          NCPI = Non-cost Performance Incentives and Disincentives

Each component of the Service Fee shall be computed in accordance with this Article and may be adjusted from time to time as provided in this Agreement. For illustrative purposes, examples of the calculation of the Service Fee payable hereunder are attached as Appendix 12 hereto. In addition to the Service Fee, Manager shall be entitled to payment for cost overruns as set forth in Section 6.1(F).

     (B) Fixed Direct Fee. The Authority will make a monthly payment to the Manager equal to ninety (90%) of the approved annual Direct Cost Budget (the "Fixed Direct Fee"). The monthly allocation of such payment will be determined by the parties prior to the adoption of each Annual T&D Budget based on historical monthly trends to minimize working capital costs.

     (C) Third Party Costs. The Authority will make a monthly payment to the Manager for the monthly allocation of the approved annual Third Party Cost Budget. Monthly allocation of such payments will be determined by the parties prior to the adoption of each Annual T&D Budget based on historical monthly trends to minimize working capital costs.

     (D) Variable Payment. The Manager will be entitled to a Variable Payment equal to the lesser of (a) the difference between actual Total Costs (the sum of the actual Direct Costs and the actual Third Party Costs), less the sum of the Fixed Direct Fee and the lesser of actual or budgeted Third Party Costs or (b) the difference between the approved Total Cost Budget (the sum of the Direct Cost Budget and the Third Party Cost Budget) less the sum of the Fixed Direct Fee and the lesser of the actual or budgeted Third Party Costs. Monthly allocation of such payment shall be determined by the parties based on historical monthly trends to minimize working capital costs. For administrative ease, the calculation of the monthly Variable Payment shall be based on the difference between the Total Cost budget and the sum of the amounts paid for the Fixed Direct Fee and Third Party Costs.

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


     (E) Management Fee. Cost Incentive Fee and Non-cost Performance Incentives and Disincentives. To the extent actual Total Costs are less than the approved Total Cost Budget for the year, the Manager shall be paid the portion of its Management Fee, described within the definition of Direct Costs in subsection 6.2(A) (relating to cost savings), in an amount equal to such cost savings up to a maximum of $5 million. Beyond such $5 million level, the Manager will be paid a Cost Incentive Fee equal to 50% of such additional savings, provided that no incentive will be paid for savings in excess of 15% of the Total Cost Budget. All savings above this cap shall be for the benefit of the Authority. The amounts described in this subsection shall not be payable monthly, but shall instead be paid as part of the Annual Settlement Statement process in accordance with Section 6.8 hereof. The Manager shall also be entitled to share in any amounts recovered in accordance with Section 4 of Appendix 7 hereto.

     (F) Cost Overruns. To the extent actual Total Costs, excluding the Management Fee, are greater than the Total Cost Budget, excluding the net Management Fee, for the applicable Contract Year, the Manager shall absorb the first dollars of such overruns, up to a maximum total of $15 million in each Contract Year. For cost overruns in excess of this amount, the Manager shall be entitled to a payment through the Annual Settlement Statement equal to the amount of such excess overruns (the "Overrun Payment").

     (G) Limitations. To the extent required by the terms of the letter ruling obtained from the Internal Revenue Service in connection with the Agreement, the ratio of (1) the sum of the Variable Payment plus the Cost Incentive Fee plus the sum of the Non-cost Performance Incentives and Disincentives (described in Section 6.4) plus the Overrun Payment divided by (2) the sum of (a) the amounts described in (1) above and (b) the Fixed Direct Fee shall not be greater than twenty percent (20%) in any Contract Year.

     (H) Carrying Costs. Interest rates and charges due from one party to the other for carrying costs for the timing of reimbursements for balances due for differences between the lesser of actual Total Costs or the approved budgeted Total Costs and the monthly payments for such costs shall be determined as set forth in Section 6.8 hereof in connection with the Annual Settlement Statement.

     SECTION 6.2. ANNUAL T&D BUDGET AND FIVE YEAR PLANNING BUDGET PROCESS. (A) General. The Annual T&D Budget and the Five-Year Planning Budget will be established in accordance with subsection 6.2(B) and will provide for the determination and payment of the Manager's costs of operating and maintaining the T&D System and performing its obligations hereunder, inclusive of fees paid to the Manager. The Annual T&D Budget and the Five-Year Planning Budget shall be comprised of two broad categories: Direct Costs (the "Direct Costs Budget") and Third Party Costs (the "Third Party Costs Budget"). These categories of costs shall exclude Incremental Internal Costs and additional Third Party Costs relating to Major Capital Improvements, Public Works Improvements, and Other Costs.

     (1) Direct Cost Budget. In establishing the Direct Cost Budget for the initial Annual T&D Budget hereunder, the Direct Cost Budget shall include (1) amounts to compensate the Manager for Operation and Maintenance Services costs anticipated to be reasonably predictable and incurred by the Manager through the utilization of either its work force, or its owned assets, in carrying out its responsibilities under the Agreement (the "Direct Costs") and (2) the Manager's fee ("Management Fee"). Costs related to the Manager's work force shall include compensation paid to employees of the Manager as well as an appropriate allocation of such costs of employees of the Manager's parent or affiliates to the extent such employees provide service to the Authority pursuant to the Agreement. Costs related to the Manager's owned assets shall include an appropriate allocation of depreciation and return on the undepreciated balance and shall include an appropriate allocation for projects in progress at the Closing Date. The determination of depreciation and return to be allocated shall be based upon historical costs

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


and an agreed upon capital structure. The Management Fee shall be an annual fixed amount of $15 million. Of this amount, however, $5 million must result from cost savings. As a result, the Direct Cost Budget will include a net Management Fee of $10 million.

     (2) Third Party Cost Budget. The Third Party Cost Budget shall include amounts for reimbursement of, on a dollar for dollar basis, all recurring capital or operating costs incurred by the Manager in carrying out its responsibilities under the Agreement and paid to parties other than Manager, its parent or affiliates, and any of their employees (the "Third Party Costs"). Such costs shall include, for example, costs incurred in respect of professional fees, postage, materials and supplies, third party contract labor, rents, property taxes on the Common Facilities, telecommunications, insurance, dues and fees, advertising, and mutual assistance agreements with non-Affiliates of the Manager.

     (3) Cost Incentive Fees. The Manager shall be entitled to receive Cost Incentive Fees, as provided in subsection 6.1(E) hereof, for costs savings from the amounts included for Direct Costs and Third Party Costs in the approved Annual T&D Budget.

     (B) Annual T&D Budget Preparation. (1) Generally. On the date determined in accordance with Schedule C to the Acquisition Agreement to be the date six months preceding the projected Closing Date and thereafter no later than six months prior to the end of each Contract Year, the Manager will prepare a recommended annual budget for the operation and maintenance, including routine capital projects not constituting Major Capital Improvements or Public Works Improvements, of the T&D System and a recommended annual budget for total revenue requirements, inclusive of the Authority's own costs, with the costs that will be paid by the Authority to Manager under this Agreement specifically and separately identified (together, the "Annual T&D Budget"). The recommended Annual T&D Budget shall be accompanied by a five year T&D planning budget (the Five-Year Planning Budget"). The Authority will hold at least one hearing to solicit public input on the initial budgets. The Annual T&D Budget and Five-Year Planning Budget shall be divided into a Direct Cost Budget and a Third Party Cost Budget in accordance with the budget categories set forth in Appendix 10 hereto, consistent with the general definition of such costs in subsection 6.2(A) hereof. The initial Direct Cost Budget, once established and approved by the Authority, will be indexed for each subsequent year during the Term of this Agreement as described in Appendix 5. The Third Party Cost Budget, as contained in the Annual T&D Budget and the Five Year Planning Budget, will be determined and approved annually. Each Annual T&D Budget and Five-Year Planning Budget will be composed of the indexed Direct Cost Budget and the annually determined and approved Third Party Cost Budget. Direct Costs and Third Party Costs in the adopted Annual T&D Budget shall be calculated and included in such budget at cost without mark-up.

     (2) Initial Budgets. The Manager shall propose and the Authority shall review, amend as appropriate and approve the Annual T&D Budget and the Five-Year Planning Budget for the first Contract Year prior to the Closing Date. Such initial Annual T&D Budget and Five-Year Planning Budget shall reflect an agreed-upon estimate of adjustments in T&D System costs attributable to productivity improvements to be undertaken by the Manager and in accordance with the Acquisition Agreement, estimated synergy savings from the combination of Long island Lighting Company and The Brooklyn Union Gas Company pursuant to the BUGLILCO Agreement.

     (3) Direct Cost Budget Preparation. The amounts included for Direct Costs in the initial Annual T&D Budget shall be based upon the agreed upon disaggregated T&D System costs portion of the proposed 1997 rate year budget in the LILCO 1996 rate case filing with the NYSPSC, adjusted to 1999 (the anticipated first full calendar year of operation under the Agreement). Adjustments to the 1997 base budget shall include, but not be limited to adjustment of union labor costs in accordance with the existing union labor contract, non-union labor costs in accordance with the Direct Cost Budget

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


Indices, other indices as used in the 1996 rate case filing to adjust from the 1997 rate year to the 1999 revenue requirements estimate, addition of the net Management Fee of $10 million and known changes in facts and circumstances. Such Direct Cost Budget shall also consider actual historical results from 1996 through the date of adoption of the initial Annual T&D Budget prepared on a comparable disaggregated basis. Payment of any bonus or incentive pay to officers of the Parent shall not be part of the Direct Cost Budget unless mutually agreed to in writing by the parties.

     Subsequent annual Direct Cost Budgets shall be calculated based upon the initial Direct Cost Budget, subject to adjustments for the Direct Cost Budget Indices described in Appendix 5 hereto and as follows:

     (i) The union labor portion of the Direct Costs will be adjusted in accordance with existing union contracts through February 13, 2001. Thereafter, the cost of union labor and benefits will be adjusted based on Direct Cost Budget Indices. At the Authority's option, Manager will consult with the Authority on all future renegotiations of union labor contracts prior to final agreement and will keep the Authority apprised of labor negotiations as they progress;

     (ii) All other portions of the Direct Cost budget, including non-union labor, will be adjusted for the appropriate Direct Cost Budget Indices set forth in Appendix 5.

     (4) Third Party Costs Budget Preparation. If in any proposed Annual T&D Budget or Five-Year Planning Budget the Manager proposes changes in components of Third Party Costs (e.g. rates for professional services, unit costs for materials and supplies, postage rates, insurance premiums, etc.) from the prior budgets due to claims by the Manager of changes in costs significantly different from previously applicable rates used in the previously adopted Third Party Costs Budget, the Manager must provide documentation of the basis of such changes. The Authority may require that the Manager demonstrate justification for increases in components of Third Party Costs through competitively bidding for contracts or services, or through other means. If the Annual T&D Budget has not been adopted by the Authority prior to the beginning of a Contract Year, the Manager, to the extent necessary to maintain T&D System reliability and safety, shall be authorized to expend, amounts up to the actual Third Party Costs for the first three months of the prior Contract Year.

     (5) Rate Recommendations and Budget Review. The Annual T&D Budget and Five-Year Planning Budget prepared by the Manager and submitted to the Authority for review and approval shall be accompanied by any Manager-recommended rate adjustments for the upcoming year and shall be submitted at least six months before the anticipated Closing Date and six months before the beginning of each subsequent Contract Year. The Authority shall have 60 days to review the proposed Annual T&D Budget and Five-Year Planning Budget and any rate adjustments and to propose modifications as it deems appropriate. The parties' objective is to have the Annual T&D Budget and the Five-Year Planning Budget adopted at least two months before the beginning of the next Contract Year. If there is a rate adjustment, the Manager, at the Authority's request, shall expedite its preparation and discussions with the Authority so as to enable the public review process for a rate adjustment to begin sufficiently early to allow approximately four (4) months of public review, comment, and adoption by the Authority before the new rate year begins. All rate proposals will be subject to public hearings prior to approval by the Authority.

     (6) Five-Year Planning Budget. The Five-Year Planning Budget shall include a projection of the Direct Cost Budget based on the load forecast most recently approved by the Authority and a projection of the applicable indices. The Manager acknowledges that the Authority's acceptance of the year 2 through 5 planning budgets as contained in the Five-Year Planning Budget shall not be deemed to constitute approval of such budgets, although these later year planning budgets will be used

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as guidance for the reasonableness of any adjustments to subsequent annual budgets to be adopted by the Authority.

     (7) Budget Format. The Annual T&D Budget and Five-Year Planning Budget shall be in a form acceptable to the Authority, with the initial Annual T&D Budget and Five-Year Planning Budget to be prepared with the same categories and levels of detail for historical costs and documented in a manner which enables comparison to actual expenditures. The Annual T&D Budget and Five-Year Planning Budget shall include the type and format of information shown in Appendix 10 hereto.

     (8) Accelerated Budget Preparation. If, in the Authority's sole opinion, trends in the cost of service, customer loads or other factors indicate a need to consider changes in rates, cost allocation, or rate design, the Authority may request a revised budget and rate recommendation from the Manager or preparation of the budget on an accelerated schedule, with reasonable notice. The Authority and the Manager shall agree on any reasonable incremental costs which may be subject to reimbursement for such accelerated budget preparation.

     (9) Manager Availability at Forums. At the Authority's request upon reasonable notice, the Manager shall provide, in any public or private forums, explanation and support for the Manager's T&D System management activities, including, without limitation, activities relating to the Annual T&D Budget and Five-Year Planning Budget, the Major Capital Plan and Budget, rates and rate design.

     SECTION 6.3 OTHER COSTS. (A) "Other Costs" Definition. (1) Other Costs are those costs which cast reasonably be anticipated and shall include those costs the Manager and the Authority agree are not included in the Direct Cost Budget, Third Party Cost Budget or Major Capital Plan and Budget ("Other Costs"). Other Costs include the Incremental Internal Costs and additional Third Party Costs incurred by the Manager as a result of events (including but not limited to major storms and extreme weather) that Manager and the Authority agree have caused costs to be incurred by the Manager to respond to significant (i) damage to or adverse affects on the T&D System, (ii) changes in the level of required maintenance or operation of the T&D System, or (iii) tasks which are necessary for safety reasons. In addition, Manager will be reimbursed for Other Costs resulting from or as a consequence of:

          (i) changes in work scope and projects agreed to by the Manager and the Authority;

          (ii) a Change in Law;

          (iii) determinations made by the Authority pursuant to Section 4.5 resulting in changes in System Policies and Procedures; or

          (iv) the Authority's assumption "of the day-to-day direction" of the Manager pursuant to Section 7.4(B)(2).

None of the following shall constitute an event which can cause Other Costs to arise:

          (i) general economic conditions, interest or inflation rates, or currency fluctuations or exchange rates,

          (ii) the financial condition of the Authority, the Manager, the Guarantor, any of their Affiliates or any Subcontractor,

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          (iii) the consequences of a failure by the Manager, the Guarantor, any
          Subcontractor, any of their Affiliates or any other person to adhere to the Contract Standards in the performance of any work hereunder;

          (iv) the failure of the Manager to secure patents or licenses to be owned or possessed by the Manager and its Affiliates in connection with the technology necessary to perform their obligations hereunder;

          (v) union work rules, requirements or demands which have the effect of increasing the number of employees employed at the T&D System, reducing the operating flexibility of the Manager or otherwise increase the cost to the Manager of operating and maintaining the T&D System, or

          (vi) the failure of any Subcontractor or supplier to furnish labor, materials, services or equipment for any reason.

     (2) "Incremental Internal Costs" shall include those incremental internal costs incurred by the Manager and approved by the Authority to provide for Major Capital Improvements, Public Works Improvements, and Other Costs pursuant to the Agreement to the extent such costs are not otherwise included as a Direct Cost or a Third Party Cost. Such costs shall include, for example, unbudgeted overtime wages for employees of the Manager or its Affiliates whose salaries are included, directly or indirectly, in the Direct Cost Budget, and wages and benefits for any additional employees hired to perform the task or a task contemplated in the Direct Cost Budget not able to be performed by the Manager's employees due to their deployment as a result of such event, and any incremental allocation of costs related to employees of the Manager's parent or affiliates.

     (3) The Authority and the Manager shall agree upon the occurrence of an event that qualifies as one that has or is anticipated to lead to Other Costs. The Authority's approval of the reimbursement of Other Costs shall not be unreasonably withheld. Other Costs will not be taken into consideration in any determination of incentives or disincentives as contemplated in this Agreement.

     (B) Other Costs Reserve Estimate. Although Other Costs will not be budgeted, the Manager shall recommend, and the Authority shall adopt, an annual reserve level for Other Costs for each Annual T&D Budget and Five-Year Planning Budget to enable estimation of total System Revenue Requirements. Such estimate will also be used by the Authority for determination of financial reserve requirements for the T&D System.

     (C) Other Costs Reimbursement. The Manager will be reimbursed for reasonably incurred Other Costs. Payment for such costs will be made as needed from reserves retained by the Authority. Approved costs in excess of available reserves will be reimbursed in a manner which minimizes working capital costs to the Authority. Other Costs shall be billed as incurred, but not more frequently than on a monthly basis. The Authority shall pay such invoice within 30 days of receipt, subject to a 10% retention by the Authority pending completion of review of such invoice. The Authority shall have 60 days to review such invoice and supporting documentation after which time it shall pay the Manager the full amount thereof, unless the Authority disputes any aspect of such invoice. Any amounts determined to be owing by one party to the other through such dispute resolution shall be paid, along with interest at the Base Interest Rate from the date the Authority made its payment under this subsection until the date of payment of the disputed or retained amounts.

     SECTION 6.4. NON-COST PERFORMANCE INCENTIVES AND DISINCENTIVES. (A) Generally. In addition to the cost saving incentives provided for in

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Section 6.2, the Manager will be eligible for incentives for performance above certain threshold target levels of performance standards ("Non-cost Performance Incentives") and subject to disincentives for performance below certain other threshold minimum performance standard levels ("Non-cost Performance Disincentives"), with an intermediate band of performance in which neither incentives nor disincentives shall apply, for reliability, worker safety, and customer service, all as described in Appendix 7 hereto.

     (B) Adjustments to Threshold Levels. The threshold levels to which Manager's performance is measured for purposes of determining the Non-cost Performance Incentives and Non-Cost Performance Disincentives as described in Appendix 7, may be increased or decreased by the mutual agreement of the Parties to reflect material effects, if any, of (1) increases in Authority-approved Annual T&D Budgets; (2) determinations by the Authority not to approve maintenance or capital improvement projects as originally recommended by Manager and not otherwise reflected in the annual T&D Budgets; (3) changes in System Policies and Procedures; or (4) changes in the scope of Manager's services from that which is contemplated in this Agreement.

     (C) Limits on Incentives and Disincentives. In any Contract Year in no event shall the total of the Non-cost Performance Incentives, net of any applicable Non-cost Performance Disincentives, together with the System Power Supply Incentive/Disincentive payable under Section 5.3.2 of the Energy Management Agreement, be greater than $7.5 million, nor will the total Non-cost Performance Disincentives, net of any applicable Non-cost Performance Incentives together with the System Power Supply Incentive/Disincentive payable under
Section 5.3.2 of the Energy Management Agreement be greater than $7.5 million.

     SECTION 6.5. AUTHORITY NON-PERFORMANCE. (A) Costs of Construction Work and of Operation and Maintenance. If subsequent to the Closing Date, caused by an event the costs of which the Authority is responsible for under Section 6.10 hereof, there shall be an increase in the Manager's cost of Construction Work or Operation and Maintenance Services, the amount of any such incremental cost increase shall be borne by the Authority to the extent it is responsible therefor under Section 6.10 hereof and shall not be considered for purposes of calculating any incentive or disincentive hereunder. The Manager shall give the Authority and the Consulting Engineer prompt written notice of the occurrence of any such event, including in such notice as and to the extent known (1) a description in reasonable detail of the reasons why such increase is due to such an event, (2) the projected amount of any increase in the Manager's cost of Construction Work or Operation and Maintenance Services, including Cost Substantiation therefor and any impact on the scheduled completion date, and (3) the resulting adjustment in the compensation due hereunder. The Authority may object to any adjustment to the compensation due hereunder due to any such increase in the Manager's cost of operation and maintenance for any reason under this Agreement, including the grounds that such adjustment was improperly computed, that such costs are unreasonable for the work performed, that such costs or the manner in which the work was carried out was not a reasonable response to the event, or that the event is something for which the Manager is responsible under Section 6.10 hereof has occurred. Notification and resolution of any such dispute shall be made in accordance with the provisions of Section
7.8 hereof.

     (B) Major Capital Improvements to Repair Damage Caused by Authority. If at any time the T&D System is damaged or destroyed due to an event for which the Authority is responsible under Section 6.10 hereof, the Authority shall pay, in addition to and not in substitution for the payments required under subsection
(A) hereof, all Major Capital Improvement Costs and adjustments as are required to be made by the Authority pursuant to Article V hereof.

     SECTION 6.6. MANAGER NON-PERFORMANCE. If subsequent to the Closing Date, due to an event for which the Manager is responsible under Section 6.10 hereof, there shall be an increase in the Manager's cost of Construction Work or Operation and Maintenance Services, or in the

Authority's costs associated with performing obligations hereunder, the amount of any such incremental cost increase shall be borne by the Manager to the extent it is responsible therefor under Section 6.10 hereof. If at any time the T&D System is damaged or destroyed due to an event for which the Manager is responsible under Section 6.10 hereof, the Manager shall pay, in addition to and not in substitution for the payments required above, all Major Capital Improvement Costs and adjustments resulting therefrom.

     SECTION 6.7. BILLING OF MAJOR CAPITAL: PUBLIC WORKS. Major Capital Improvements shall be billed and paid as provided in Article V hereof.

     SECTION 6.8. ANNUAL SETTLEMENT. (A) Annual Settlement Statement. Within 60 days after the end of each Contract Year, the Manager shall deliver to the Authority an annual settlement statement (the "Annual Settlement Statement") in a mutually agreed upon form, certified as to accuracy and completeness by the Manager, setting forth the actual aggregate Service Fee payable with respect to such Contract Year and a reconciliation of such amount with the amounts actually paid by the Authority pursuant to the Billing Statements with respect to such Contract Year, including, without limitation, all adjustments to the Service Fee made pursuant to Article V hereof and this Article VI, all adjustments made pursuant to subsection 6.8(B) hereof. If any amount is then in dispute, the Annual Settlement Statement shall set forth the Manager's estimate of such amount and a final reconciliation of such amount shall be made in the Billing Statement for the Billing Period immediately following the resolution of such dispute. The Annual Settlement Statement shall also include an accounting of any incentives or disincentives accrued during the applicable Contract Year along with appropriate supporting documentation. The Authority shall have an opportunity to review such accounting prior to payment and shall have access to the Manager's books and records in order to confirm such accounting prior to payment. Such review will be performed within 90 days of receipt of the Annual Settlement Statement.

     (B) Payment of Amounts Owed. During the first quarter of the following Contract Year, the monthly payments made to the Manager by the Authority shall be (i) reduced by any overpayment by the Authority resulting from the sum of actual Direct Costs and actual Third Party Costs being less than the payments made by the Authority to the Manager for such costs during the previous year or
(ii) increased to reflect any Non-Cost Performance Incentive earned by the Manager during the previous year and/or any Overrun Payment Due. In the final Contract Year, such adjustments shall be made in the last month of such year for the first nine months of the year, and a final adjustment will be made within 90 days after the end of the year.

     (C) Carrying Costs. Any amounts determined in the Annual Settlement Statement to be owing by one party to the other, other than Non-Cost Performance Incentives or Non-Cost Performance Disincentives shall be paid with interest at the Base Interest Rate calculated from July 1 of the preceding Contract Year until the date of the Annual Settlement Statement.

     SECTION 6.9. AUTHORITY'S PAYMENT OBLIGATIONS. (A) Source of Payments by Authority. Amounts payable to Manager hereunder are to be paid from T&D System revenues and other funds of the Authority available for such purposes in accordance with the terms of the Bond Resolution.

     (B) Disputes. If the Authority disputes any amount billed by the Manager in any Billing Statement, the Authority shall pay that portion or the billed amount which is not in dispute and shall provide the Manager with written objection within 45 days of the receipt of such Billing Statement indicating the portion of the billed amount that is being disputed and providing all reasons then known to the Authority for its objection to or disagreement with such amount. If the Authority and the Manager are not able to resolve such dispute within 30 days after the Authority's objection, either party may refer such dispute for resolution in accordance with Section 7.8 hereof. If any such amount is adjusted in the

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Manager's favor pursuant to agreement, mediation or otherwise, the Authority shall pay the amount of such adjustment to the Manager, with interest thereon at the Base Interest Rate from the date such disputed amount was due the Manager to the date of payment in full of such amount. Nothing contained in this subsection shall limit the authority of any authorized officer of the Authority or any other governmental agency pursuant to Applicable Law to raise a further objection to any amount billed by the Manager pursuant to an audit conducted by the Authority or such governmental agency. No payment of amounts by the Authority hereunder shall be construed as or shall constitute a waiver by the Authority of its rights to dispute such amounts, to conduct a final audit or reconciliation, or otherwise review the appropriateness of such amounts.

     SECTION 6.10. ALLOCATION OF RISK OF CERTAIN COSTS AND LIABILITIES. Except to the extent due to Authority Fault (as determined by either a final non-appealable order or judgment of a court of competent jurisdiction (including administrative tribunals) or a final non-appealable binding arbitration decision), the Manager shall be responsible and liable to the Authority for, and shall not be entitled to reimbursement from the Authority for any Loss-and-Expense incurred by the Manager or the Authority,

          (a) due to any gross negligence or willful misconduct by the Manager during the period commencing six months prior to the Closing Date to the extent LILCO knew or should have known of such gross negligence or willful misconduct and during the Term in carrying out its obligations hereunder,

          (b) due to any violation of or failure of compliance with Applicable Law by the Manager (except as provided below) during the period commencing six months prior to the Closing Date to the extent LILCO knew or should have known of such violation or failure of compliance and during the Term which materially and adversely affects

               (i) the condition or operations of the T&D System,

               (ii) the financial condition of the Authority,

               (iii) the performance or ability of the Manager to perform its obligations under this Agreement, or

               (iv) the cost of providing electric service to the customers of the T&D System, provided, however, that Manager shall not be responsible and liable to the Authority under this clause (b) with respect to any violation of, failure of compliance with, or liability under, Environmental Laws (as defined in the Acquisition Agreement) for which the Authority or the Manager may be strictly liable provided that Manager (or for actions prior to the Closing Date, LILCO) acted in a manner consistent with Prudent Utility Practice. Notwithstanding the foregoing, Manager shall in all events be liable for any fine or penalty arising by reason of any violation of or failure of compliance with Applicable Law for acts or omissions of the Manager not consistent with Prudent Utility Practice,

          (c) due to any criminal violation of Applicable Law by the Manager (or for actions prior to the Closing Date, LILCO), or

          (d) due to an event which gives rise to a cost not included in the Direct Cost Budget or Third Party Cost Budget or a cost incurred with respect to Major Capital Improvements or

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


     Public Works Improvements, that is incurred by reason of actions or omissions of the Manager not consistent with Prudent Utility Practice.

     Any action or omission identified in (a), (b), (c) or (d) shall be determined by either a final non-appealable order or judgment of a court of competent jurisdiction (including administrative tribunals) or a final non-appealable binding arbitration decision and shall be attributable to the Manager for purposes of the preceding sentence whether it is attributable to the Manager or to any officer, member, agent, employee or representative of the Manager or any Affiliate and any contractor, Subcontractor of any tier, or independent contractor selected to perform any work hereunder not previously objected to by the Manager to the extent permitted by Section 5.3 and related dispute resolution provisions.

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                                   ARTICLE VII

                         DEFAULT, TERMINATION FOR CAUSE
                             AND DISPUTE RESOLUTION


     SECTION 7.1. REMEDIES FOR BREACH. Subject to the provisions of Section 7.8 hereof, the parties agree that, in the event that either party breaches any other obligation under this Agreement or any representation made by either party hereunder is untrue in any material respect, the other party shall have the right to take any action at law or in equity it may have to enforce the payment of any damages or the performance of such other obligation hereunder and such right to recover damages or to be reimbursed as provided herein will ordinarily constitute an adequate remedy for any breach of such other obligation or any material untruth in any such representation. Either party may enforce by an action for specific performance the other party's obligations hereunder in the event a material breach thereof has occurred and is continuing. Neither party shall have the right to terminate this Agreement for cause except after an Event of Default determined in accordance with the provisions of this Article VII shall have occurred.

     SECTION 7.2. EVENTS OF DEFAULT BY THE MANAGER. (A) Events of Manager Default Defined. (I) Events of Default Not Requiring Cure Opportunity for Termination. Each of the following shall constitute an Event of Default on the part of the Manager for which the Authority may terminate this Agreement without any requirement of cure opportunity:

          (a) Change of Control of Manager. Change of Control of the Manager, the Parent or the Guarantor has occurred; provided, however, that the combination effectuated under the BUGLILCO Agreement or the Acquisition Agreement shall not constitute a Change of Control of the Manager for purposes of this provision.

          (b) Worker Safety. Failure for any two out of three consecutive years, for reasons other than major storms or extreme weather, to achieve the Minimum Worker Safety Standard;

          (c) Customer Service. Failure for two out of three consecutive years to achieve the Minimum Customer Service Standard.

          (d) Voluntary Bankruptcy. The written admission by the Manager or the Guarantor that it is bankrupt, or the filing by the Manager or the Guarantor of a voluntary petition under the Federal Bankruptcy Code, or the consent by the Manager, the Parent or the Guarantor to the appointment by a court of a receiver or trustee for all or a substantial portion of its property or business, or the making by the Manager, the Parent or the Guarantor of any arrangement with or for the benefit of its creditors involving an assignment to a trustee, receiver or similar fiduciary, regardless of how designated, of all or a substantial portion of the Manager's or the Guarantor's property or business.

          (e) Involuntary Bankruptcy. The final adjudication of the Manager, the Parent or the Guarantor as a bankrupt after the filing of an involuntary petition under the Federal Bankruptcy Code, but no such adjudication shall be regarded as final unless and until the same is no longer being contested by the Manager, the Parent or the Guarantor nor until the order of the adjudication shall be regarded as final unless and until the same is no longer being contested by the Manager or the Guarantor nor until the order of the adjudication is no longer appealable.

          (f) Credit Enhancement. Failure of the Manager to supply, maintain, renew, extend or replace the credit enhancement required under subsection 9.1(C) hereof within the time

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


     specified therein in the event there is a Material Decline in the Guarantor's Credit Standing, as defined in Section 9.1 hereof.

          (g) Letter of Credit Draw. Failure of the Manager to supplement, replace or cause to be reinstated the letter of credit as described in
     Section 9.1 hereof within 30 days following draws equal to, in the aggregate, 50% of the face value thereof.

     (2) Events of Default Requiring Cure Opportunity for Termination. Each of the following shall constitute an Event of Default on the part of the Manager for which the Authority may terminate this Agreement upon compliance with the notice and cure provisions set forth below:

          (a) System Reliability. Failure to achieve, for two out of three consecutive years, the Minimum Reliability Standard for both SAIFI and CAIDI as defined in Appendix 7 hereto for any of the same individual system geographic operating divisions; provided that if the Authority and the Manager shall agree that such failure is not capable of being cured within the three year period, then such failure shall not be deemed an Event of Default hereunder if and so long as the Manager shall provide assurances satisfactory to the Authority that appropriate steps have been and are being taken to effect a cure and that such failure will be cured within an agreed upon appropriate period;

          (b) Failure to Pay or Credit. The failure of the Manager to pay or credit undisputed amounts owed to the Authority under this Agreement within 90 days following the due date for such payment or credit (including the payment or crediting of any payments due to the Authority in connection with the Performance Guarantees); and

          (c) Failure Otherwise to Comply with Agreement or Guaranty. The failure or refusal by the Manager to perform any material obligation under this Agreement (other than those obligations contained in subsection 7.2(A)(1) above), or the failure of the Guarantor to comply with any of its material obligations under the Guaranty unless such failure or refusal is excused by an Uncontrollable Circumstance or Authority Fault; except that no such failure or refusal specified in clause (b) or (c) of this Section 7.2(A)(2) shall constitute an Event of Default giving the Authority the right to terminate this Agreement for cause under this subsection unless:

               (i) The Authority has given prior written notice to the Manager or the Guarantor, as applicable, stating that a specified failure or refusal to perform exists which will, unless corrected, constitute a material breach of this Agreement on the part of the Manager or the Guaranty on the part of the Guarantor and which will, in its opinion, give the Authority a right to terminate this Agreement for cause under this Section unless such default is corrected within a reasonable period of time, and

               (ii) The Manager or the Guarantor, as applicable, has neither challenged in an appropriate forum the Authority's conclusion that such failure or refusal to perform has occurred or constitutes a material breach of this Agreement nor corrected or diligently taken steps to correct such default within a reasonable period of time, but not more than 60 days, from receipt of the notice given pursuant to clause (i) of this subsection (but if the Manager or the Guarantor shall have diligently taken steps to correct such default within a reasonable period of time, the same shall not constitute an Event of Default for as long as the Manager or the Guarantor is continuing to take such steps to correct such default).

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


     SECTION 7.3. EVENTS OF DEFAULT BY THE AUTHORITY. (A) Events of Authority Default Defined. Each of the following shall constitute an Event of Default on the part of the Authority for which the Manager may terminate this Agreement upon compliance with the notice and cure provisions set forth below:

          (1) Failure to Pay. The failure of the Authority to pay undisputed amounts owed to the Manager under this Agreement within 90 days following the due date for such payment.

          (2) Failure to Comply with Agreement. The failure or refusal by the Authority to perform any material obligation under this Agreement unless such failure or refusal is excused by an Uncontrollable Circumstance or Manager Fault; except that no such failure or refusal to pay or perform shall constitute an Event of Default giving the Manager the right to terminate this Agreement for cause under this Section unless:

               (a) The Manager has given prior written notice to the Authority swing that a specified failure or refusal to perform exists which will, unless corrected, constitute a material breach of this Agreement on the part of the Authority and which will, in its opinion, give the Manager a right to terminate this Agreement for cause under this Section unless such default is corrected within; reasonable period of time, and

               (b) The Authority has neither challenged in an appropriate forum the Manager's conclusion that such failure or refusal to perform has occurred or constitutes a material breach of this Agreement nor corrected or diligently taken steps to correct such default within a reasonable period of time but not more than 60 days from the date of the notice given pursuant to clause (a) of this subsection (but if the Authority shall have diligently taken steps to correct such default within a reasonable period of time, the same shall not constitute an Event of Default for as long as the Authority is continuing to take such steps to correct such default).

          (3) Change of Control of LILCO. A change of control of LILCO (after acquisition by the Authority) which results in ownership control of LILCO by other than a state public benefit corporation, authority, political subdivision or other instrumentality of the State or any political subdivision thereof.

     SECTION 7.4. PROCEDURE FOR TERMINATION FOR CAUSE. (A) Two-Year Notice. If any party shall have a right of termination for cause in accordance with this
Article VII the same may be exercised by notice of termination given to the party in default at least two years prior to (or, in the case of a bankruptcy or insolvency default or a Change of Control, simultaneously with, or, in the case of an Event of Default specified in clause (0 or (g) of subsection 7.2(A)( 1) hereof, six months) the date of termination specified in such notice (the "Termination Date").

     (B) Termination by Authority. (I) Access. In the event an Event of Default of the Manager occurs and the Authority issues a termination notice described in subsection (A) hereof, from the date of such issuance until the Termination Date, the Authority shall have unrestricted access to all areas of, and all information, data and records concerning, the T&D System and to Manager's personnel necessary to monitor the performance of the Manager and to ensure that the Manager complies with the provisions of this Agreement during such time period (the "Termination Notice Period").

     (2) Assumption of Responsibilities. At the Authority's sole option, the Authority may elect at any time during the Termination Notice Period to direct the Manager and its employees in the day-to-day performance of the Manager's obligations under this Agreement. If the Authority so elects,

                                       43

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the Authority shall reimburse the Manager for its resulting Cost Substantiated incremental costs incurred, and the Manager shall no longer be eligible to receive any performance incentives otherwise payable hereunder nor be responsible for the payment of any performance disincentives otherwise payable under this Agreement; provided that the Manager shall be entitled to receive any performance incentives otherwise payable hereunder and shall be responsible for any performance disincentives otherwise payable hereunder for the period preceding such assumption of day-to-day operations.

     SECTION 7.5. CERTAIN OBLIGATIONS OF THE MANAGER UPON TERMINATION OR EXPIRATION. (A) Obligations on Termination or Expiration. Upon a termination of the Manager's right to perform this Agreement under Section 7.2 hereof or the expiration of this Agreement in accordance with the terms hereof, the Manager shall cooperate in the smooth transition to the new manager and, without limiting the generality of the foregoing, in addition to those rights and obligations under Schedule F to the Acquisition Agreement shall:

          (1) transfer all records, customer lists and account information, the Operation and Maintenance Manuals and personnel information to the new manager;

          (2) sell all existing materials and supplies utilized by the Manager in the operation and maintenance of the T&D System to the new manager at cost;

          (3) stop the Operation and Maintenance Services and any Construction Work on the date or dates and to the extent specified by the Authority, provided that in so doing the Manager shall cooperate and coordinate with the Authority and any successor manager so as to assure continued operation of the T&D System;

          (4) promptly take all action as necessary to protect and preserve all materials, equipment, tools, facilities and other property;

          (5) promptly remove from the T&D System Site all equipment, implements, machinery, tools, temporary facilities of any kind and other property owned or leased by the Manager which are not to be transferred to any successor manager or the Authority, and repair any damage caused by such removal;

          (6) leave the T&D System in a neat and orderly condition;

          (7) promptly remove all employees of the Manager and any Subcontractors and vacate the T&D System Site, subject to subsection (B) of this Section and further subject to the requirement that all employees of the Manager shall be permitted by the Manager to take employment with the Authority or a replacement manager of the T&D System;

          (8) promptly deliver to the Consulting Engineer or the successor manager, as the Authority shall direct, copies of all Subcontracts, together with a statement of:

               (a) the items ordered and not yet delivered pursuant to each agreement;

               (b) the expected delivery date of all such items;

               (c) the total cost of each agreement and the terms of payment;
          and

               (d) the estimated cost of cancelling and/or assigning each agreement;

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


          (9) deliver to the Consulting Engineer or the successor manager, as the Authority shall direct, promptly a list of:

               (a) all special order items previously delivered or fabricated by the Manager or any Subcontractor but not, a incorporated in the Construction Work or the Operation and Maintenance Services; and

               (b) all other supplies, materials, machinery, equipment and other property previously delivered or fabricated by the Manager or any Subcontractor but not yet incorporated in the Construction Work or the Operation and Maintenance Services;

          (10) advise the Authority promptly of any special circumstances which might limit or prohibit cancellation of any Subcontract;

          (11) as the Authority directs, terminate or assign to the new manager all Subcontracts and make no additional agreements with Subcontractors without the prior written approval of the Authority;

          (12) as directed by the Authority, transfer to the Authority by appropriate instruments of title, and deliver to such place as the Authority may specify, all special order items;

          (13) furnish to the Authority all information used in the preparation of reports and other data necessary for the Authority (or any successor manager) to operate the T&D System, and use its best efforts to obtain the consent of any third party required to fulfill such obligation;

          (14) notify the Authority promptly in writing of any Legal Proceedings against the Manager by any Subcontractor relating to the termination of the Construction Work or the Operation and Maintenance Services (or any Subcontracts);

          (15) give written notice of termination, effective as of date of termination of this Agreement, promptly under each policy of Required Construction Work Insurance and Required Operation Period Insurance (with a copy of each such notice to the Authority), but permit the Authority to continue and/or assign such policies thereafter at its own expense, if possible; and

          (16) take such other actions, and execute such other documents, as may be necessary to effectuate and confirm the foregoing matters, or as may be otherwise necessary or desirable to minimize the Authority's costs, and take no action which will increase any amount payable to the Authority under this Agreement.

     (B) Additional Obligations. The Manager shall also provide, and shall use its best reasonable efforts to cause its Subcontractors to provide, technical advice and support to the Authority (or any replacement manager designated by the Authority). Such advice and support shall be for a period of six months and shall include providing any plans, drawings, renderings, blueprints, operating and training manuals for all facilities, personal information, specifications or other information useful or necessary for the Authority or any replacement manager designated by the Authority to complete and carry out the Construction Work and to perform the Operation and Maintenance Services. In addition, to the extent requested by the Authority, the Manager shall use reasonable efforts to retain any or all key operating and management employees and make them available following termination or expiration of this Agreement to provide on-site, real-time consulting advice to a replacement manager for the T&D System.

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


     (C) Authority Payment of Certain Transition Costs. The Authority shall reimburse the Manager within 60 days of the date of the Manager's invoice all mutually agreeable costs incurred by the Manager in satisfying the requirement of subsections (A) and (B) hereof, subject to Cost Substantiation.

     SECTION 7.6. NO WAIVERS. No action of the Authority or Manager pursuant to this Agreement (including, but not limited to, any investigation or payment), and no failure to act, shall constitute a waiver by either party of the other party's compliance with any term or provision of this Agreement. No course of dealing or delay by the Authority or Manager in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of (or failure to exercise) any right, power or remedy of the Authority or Manager under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     SECTION 7.7. FORUM FOR DISPUTE RESOLUTION. Subject to the provisions of
Section 7.8, it is the express intention of the parties that all legal actions and proceedings related to this Agreement or to the T&D System or to any rights or any relationship between the parties arising therefrom shall be solely and exclusively initiated and maintained in courts of the State of New York having appropriate jurisdiction; provided, however, that except in the case of a termination due to a change in control or bankruptcy or insolvency, either party may refer a challenge to the termination of this Agreement to an independent arbitrator, following the use of expedited limited mediation provided for in
Section 7.8 hereof. During such arbitration process, the two-year notice period provided for in Section 7.4 hereof shall continue to run and this Agreement shall terminate at the end of such period, unless a final, binding ruling that the termination of this Agreement was improper has been issued by such arbitrator.

     SECTION 7.8. NON-BINDING MEDIATION: ARBITRATION.

     (A) Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section, which shall constitute the sole and exclusive procedures for the resolution of such disputes.

     (B) Negotiation and Non-Binding Mediation. The parties agree to use their best efforts to settle promptly any disputes or claims arising out of or relating to this Agreement through negotiation conducted in good faith between executives having authority to reach such a settlement. Either party hereto may, by written notice to the other party, refer any such dispute or claim for advice or resolution by mediation by an Independent Engineer, financial advisor or other suitable mediator. The parties shall mutually agree on the selection of such mediator. If the parties are unable to agree, the parties shall each designate a qualified mediator who, together, shall choose the mediator for the particular dispute or claim. If the mediator is unable, within 30 days of such referral, to reach a determination as to the dispute that is acceptable to the parties hereto, the matter shall be referred to applicable Legal Proceedings.

     All negotiations - A mediation discussions Pursuant to this paragraph shall be confidential subject to Applicable Law and shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and applicable state rules of evidence.

     (C) Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination, or validity thereof, except for a termination due to a Change in Control or due to a bankruptcy or insolvency or a failure to provide, renew, reinstate or replace the credit enhancement required pursuant to
Section 9.1 which dispute has not' been resolved by a negotiation or mediation as provided in subsection 7.8(B) hereof within 30 days from the date that either negotiations or mediation shall have been first requested, shall be settled by arbitration before three independent and impartial arbitrators (the "Arbitrators") in accordance with the then current rules of the American Arbitration Association, except to the extent such rules are inconsistent with any provision of this Agreement, in which case the provisions of this Agreement shall be followed, and except that the arbitrations under this Agreement shall not be administered by the American Arbitration Association. The Arbitrators shall be (a) independent of the parties and disinterested in the outcome of the dispute, provided that residents of Long Island shall not be deemed to be interested merely by virtue of their residence on Long Island, (b) attorneys, accountants, investment bankers, commercial bankers or engineers familiar with contracts governing the operation of electric utility assets, and (c) qualified in the subject area of the issue in dispute. The Arbitrators shall be chosen by the parties, with each party choosing one arbitrator and those arbitrators choosing the third Arbitrator. Judgment on the award rendered by the Arbitrators may be entered in any court in the State of New York having jurisdiction thereof. If either party refused to participate in good faith in the negotiations or mediation proceedings described in subsection 7.8(B) hereof, the other may initiate arbitration at any time after such refusal without waiting for the expiration of the applicable time period. Except as provided in subsection 7.8(D) hereof relating to provisional remedies, the Arbitrators shall decide all aspects of any dispute brought to them including attorney disqualification and the timeliness of the making of any claim.

     (D) Provisional Relief. Either party may, without prejudice to any negotiation, mediation, or arbitration procedures, proceed in any court to obtain provisional judicial relief if, in the such party's sole discretion, such action is necessary to avoid imminent irreparable harm, to provide uninterrupted electrical and other services, or to preserve the status quo pending the conclusion of the dispute procedures specified in this Section.

     (E) Obligation to Repair. It is the intention of the parties that the Manager's operation and maintenance obligations hereunder shall be implemented by the Manager in accordance with this Agreement, notwithstanding the existence of any dispute hereunder, including without limitation, responsibility for the costs therefor. Such actions by the Manager shall in no case prejudice its rights thereafter to dispute its responsibility for the costs therefor.

     (F) Awards. The Arbitrators shall have no authority to award punitive damages or any other damages aside from the prevailing party's actual and consequential damages plus interest at the Base Interest Rate from the date such damages were incurred. The Arbitrators shall not have the authority to make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. The Arbitrators may award reasonable attorneys' fees and costs of the arbitration. The Arbitrator's award shall be in writing and shall set forth the factual and legal bases for the award.

     (G) Information Exchange. The Arbitrators shall have the discretion to order a prehearing exchange of information by the parties, including, without limitation, production of requested documents, the exchange of summaries of testimony of proposed witnesses, and the examination by disposition of parties. The parties hereby agree to produce all such information as ordered by the Arbitrators and shall certify that they have provided all applicable information and that such information is true, accurate and complete.

     (H) Site of Arbitration. The site of any Arbitration brought pursuant to this Agreement shall be either Mineola, New York or Hauppauge, New York.

     SECTION 7.9. AUTHORITY EMERGENCY POWERS. Should the Manager, due to Uncontrollable Circumstances or any other reason whatsoever, fail, refuse or be unable to provide any or all Operation and Maintenance Services and Construction Work contemplated hereby and the Authority or any Governmental Body finds that such failure endangers or menaces the public health, safety or welfare, then, in any of those events and to the extent of such failure, the Authority shall have the right, upon notice to the Manager, during the period of such emergency, to take possession of and use any or all of the Operating assets necessary to transmit and distribute Power and Energy which the Manager would otherwise be obligated to transmit and distribute. The Manager agrees that in such event it will fully cooperate with the Authority to effect such a temporary transfer of possession of the Operating Assets for Authority's use of the same. The Manager agrees that, in such event, the Authority may take possession of and use any or all of the Operating Assets for the above-mentioned purposes without paying the Manager or any other person any additional charges or compensation whatsoever for such possession and use; provided, however, that if such emergency is due to Uncontrollable Circumstances, the Authority shall reimburse the Manager for its Cost-Substantiated costs incurred due to such a transfer of the Operating Assets. The parties acknowledge that if the Authority takes emergency possession of the Operating Assets, any applicable cure period provided for in this Agreement for the Manager's benefit shall be tolled until such tune as the Manager resumes possession of the Operating Assets. The Authority may operate the Operating Assets with Authority employees, or cause the Operating Assets to be operated by subcontractors to the Authority or through the use of the Manager's employees, and the Manager shall make its employees available for such purposes. It is further agreed that the Authority may at any time, at its discretion, relinquish possession of any or all of the Operating Assets to the Manager and thereupon demand that the Manager resume the operations as provided in the Agreement. It is specifically understood and agreed that the Authority's exercise of its rights under this Section: (1) does not constitute a taking of private property for which payment must be made other than as specifically provided for in this Section; (2) shall not create any liability on the part of the Authority to the Manager; and (3) that the indemnity provisions of the Agreement of Section 9.3 hereof covering the Authority and the Manager are meant to include circumstances arising under this Section. The Authority's right to retain temporary emergency possession of the Operating Assets, and to operate the T&D System shall terminate at the earlier of: (1) the time when such services can, in the judgment of the Authority, be resumed by the Manager, or (if earlier) (2) the time when the Authority no longer reasonably requires such Operating Assets, as determined by the Authority.

     SECTION 7.10. WAIVER OF CERTAIN DEFENSES. The Manager acknowledges that it is responsible for the day-to-day operation and maintenance of the T&D System and the design, construction, startup and testing of the Major Capital Improvements and Public Works Improvements and agrees that, unless otherwise permitted pursuant to the provisions of this Agreement with respect to the occurrence of Uncontrollable Circumstances, and without limiting such provisions, it shall not assert (i) impossibility or impracticability of performance, (ii) lack of fitness for use or operation of the T&D System, (iii) the existence, non-existence, occurrence or non-occurrence of any foreseen or unforeseen fact, event or contingency that may be a basic assumption of the Manager, (iv) commercial frustration of purposes or (v) contract of adhesion, as a defense against any claim by the Authority against the Manager.

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


                                  ARTICLE VIII

                                      TERM

     SECTION 8.1. TERM OF AGREEMENT. This Agreement shall become effective on the Contract Date, and shall continue in effect until the eighth (8th) anniversary of the Closing Date (the "Term"), unless earlier terminated in accordance with its terms, in which event the Term shall be deemed to have expired as of the date of such termination. All rights, obligations and liabilities of the parties hereto shall commence on the Closing Date, subject to the terms and conditions hereof. The Authority shall have no obligation to make Service Fee payments hereunder until the Closing Date. The rights and obligations of the parties hereto pursuant to Sections 3.1(E), 4.2(D), 4.2(E), 4.3(E), 4.14(C), 4.15(F), 4.16(D), 4.16(F), 4.24, 6.3, 6.10, 7.1, 7.4(BX2), 7.5,
7.7, 7.8, 7.10, 8.3, 9.1(C), 9.2, 9.3, 9.4 and 9.5 hereof shall survive the termination or expiration of this Agreement, and no such termination or expiration of this Agreement shall limit or otherwise affect the respective rights and obligations of the parties hereto accrued prior to the date of such termination or expiration. At the end of the Term of this Agreement, all other obligations of the parties hereunder shall terminate unless extended.

     SECTION 8.2. MANDATORY COMPETITIVE SELECTION OF FUTURE MANAGERS. The Manager hereby acknowledges that the Authority will commence and conduct a competitive procurement for T&D System management services following the fifth anniversary of the Closing Date. The Manager shall have the right or be ineligible, as the case may be, to submit a bid in such procurement on the same basis as other bidders; provided that if this Agreement is terminated due to an Event of Default of the Manager, the Manager shall not have the right to submit a bid in such procurement. The Manager shall cooperate with the Authority during such procurement process, including, by way of example, providing information and documents requested by the Authority for dissemination to bidders and providing access to the T&D System for such bidders.

     SECTION 8.3. EXIT TEST. An exit test (the "Exit Test") will be commenced six months prior to the expiration or termination of this Agreement to confirm
(1) that the Manager has performed the maintenance and Major Capital Improvement and Public Work Improvements activities which were budgeted for the final year of the Agreement or as otherwise previously approved by the Authority, in such final year and (2) that the Manager has completed any remedial activities to cure maintenance deficiencies or Major Capital Improvements and Public Works Improvements which were previously determined to be incomplete as noted by the Authority pursuant to the most recently conducted review of the condition of the T&D System which review shall be conducted annually. The Exit Test shall be carried out in accordance with the provisions of Appendix 6 hereto. If, as a result of such Exit Test, an independent engineer selected by the Authority and agreed to by the Manager, finds that maintenance, Major Capital Improvement and Public Works Improvements, replacement, or remedial activities described in (1) and (2) above have not been performed in accordance with this Agreement and that the Authority has provided the funds for such activities as part of the payments made during such final year or in the case of items noted as deficiencies or incomplete items pursuant to (2) above were funded by the Authority in a previous year, then the Manager shall, in its discretion, either perform such incomplete maintenance, Major Capital Improvement, Public Works Improvements, replacement, or remedial activities without further compensation from the Authority, or within 90 days after termination of the Agreement, the Manager shall reimburse the Authority for the cost to complete such work.

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


                                   ARTICLE IX

                                     GENERAL

     SECTION 9.1. MANAGER TO REMAIN AFFILIATE OF GUARANTOR: CREDIT ENHANCEMENT IN CERTAIN CIRCUMSTANCES. (A) Limitations. The Manager agrees that it will remain an Affiliate of the Guarantor.

     (B) Material Decline in the Guarantor's Credit Standing. For purposes of this Section, a "Material Decline in the Guarantor's Credit Standing" shall be deemed to have occurred if (1) in the event that the Guarantor has long-term senior debt outstanding which has a credit rating by a Rating Service, such rating by a Rating Service is established or is reduced below investment grade level or (2) in the event the Guarantor does not have long-term senior debt outstanding which has a credit rating by a Rating Service and the Guarantor has a credit rating by a Rating Service, such credit rating is established or reduced below investment grade level, or (3) in the event the Guarantor does not have long-term senior debt outstanding which has a credit rating by a Rating Service and the Guarantor does not have a credit rating by a Rating Service, in which event the Guarantor shall seek a credit rating for the Guaranty from a Rating Service, such rating is established or is reduced below investment grade level or if no rating is established. The Manager immediately shall notify the Authority of any Material Decline in the Guarantor's Credit Standing.

     (C) Credit Enhancement. If, at any time during the Term hereof, a Material Decline in the Guarantor's Credit Standing occurs, the Manager shall immediately notify the Authority thereof and, within 30 days after such occurrence, shall provide credit enhancement of its obligations hereunder, GENCO's obligations under the Power Supply Agreement and the Energy Manager's obligations under the Energy Management Agreement at its sole cost and expense in the form either of
(1) an unconditional guarantee of all of the Manager's obligations hereunder, GENCO's obligations under the Power Supply Agreement and the Energy Manager's obligations under the Energy Management Agreement provided by a corporation or financial institution whose long-term senior debt is or would be rated investment grade by a Rating Service or (2) an irrevocable letter of credit in form and substance satisfactory to the Authority securing the Manager's obligations hereunder, GENCO's obligations under the Power Supply Agreement and the Energy Manager's obligations under the Energy Management Agreement in a face amount of $60,000,000 provided by a financial institution whose long-term senior debt is rated investment grade by a Rating Service; provided that if any such letter of credit is drawn upon in the aggregate in an amount equal to 50% of the face value of such letter of credit, the Manager shall, within 30 days thereafter, supplement or replace such letter of credit with an additional letter of credit such that the total amount of such letter of credit then available equals $60 million. The amount of such letter of credit shall be reduced by $30 million if the Energy Management Agreement has theretofore been or is thereafter terminated and by $4 million if the Power Supply Agreement has theretofore been or is thereafter terminated, such obligation to continue until the expiration or termination of this Agreement, the Power Supply Agreement and the Energy Management Agreement.

     SECTION 9.2. UNCONTROLLABLE CIRCUMSTANCES GENERALLY. (A) Performance Excused. Except as otherwise specifically provided in this Agreement, neither the Authority nor the Manager shall be liable to the other for any failure or delay in performance of any obligation under this Agreement (other than any payment at the time due and owing) to the extent due to the occurrence of an Uncontrollable Circumstance.

     (B) Notice, Mitigation. The party experiencing an Uncontrollable Circumstance shall notify the other party by hardcopy telecommunication or telephone and in writing, on or promptly after the date the party experiencing such Uncontrollable Circumstance first knew of the commencement thereof, followed within 15 days by a written description of (1) the Uncontrollable Circumstance and the cause thereof (to the extent known), (2) the date the Uncontrollable Circumstance began and the cause thereof, its estimated duration, the estimated time during which the performance of such party's obligations hereunder will be delayed, and the impact, if any, on any scheduled completion dates for Major Capital Improvements Public Works Improvements, (3) to .he extent appropriate in accordance with Section 6.3, the estimated amount, if any, by which Other Costs may arise as a result of such Uncontrollable Circumstance, (4) its estimated impact on the other obligations of such party under this Agreement and (5) potential mitigating actions which might be taken by the Manager or Authority and any areas where costs might be reduced and the approximate amount of such cost reductions. Each party shall provide prompt written notice of the cessation of such Uncontrollable Circumstance. Whenever such act, event or condition shall occur, the party claiming to be adversely affected thereby shall, as promptly as reasonably possible, use its best reasonable efforts to eliminate the cause therefor, reduce costs and resume performance under this Agreement. While the delay continues, the Manager or Authority shall give notice to the other party with a copy to the Consulting Engineer, before the first day of each succeeding month, updating the information previously submitted. The Manager shall furnish promptly (if and to the extent available to the Manager) any additional documents or other information relating to the Uncontrollable Circumstance reasonably requested by the Consulting Engineer or the Authority.

     (C) Conditions to Relief on Account of Uncontrollable Circumstances. If and to the extent that Uncontrollable Circumstances interfere with, delay or increase the cost of the Manager's performing any Construction Work or the Operation and Maintenance Services in accordance herewith, and the Manager has given timely notice as required by subsection 9.2(B) hereof, the Manager shall be entitled to an increase or extension in the Service Fee or the schedule for performance equal to the amount of the increased cost or the time lost as a result thereof. In the event that the Manager believes it is entitled to with respect to compensation or any other relief hereunder on account of any Uncontrollable Circumstance, it shall furnish the Authority written notice of the specific relief requested and detailing the event giving rise to the claim within 45 days after the giving of notice delivered pursuant to subsection 9.2(B) hereof. Within 45 days after receipt of such a timely submission from the Manager, the Authority shall issue a written determination as to the extent, if any, it concurs with the Manager's claim for relief, and the reasons therefor.

     (D) Acceptance of Relief Constitutes Release. The Manager's acceptance of compensation or schedule relief under this Section shall be construed as a release of the Authority by the Manager (and all persons claiming by, through, or under the Manager) for any and all Loss-and-Expense resulting from, or otherwise attributable to, the event giving rise to the relief claimed.

     SECTION 9.3. INDEMNIFICATION. (A) Indemnification by the Manager. The Manager agrees that to the extent permitted by law it will protect, indemnify and hold harmless the Authority and its respective representatives, trustees, officers, employees and subcontractors (as applicable in the circumstances), (the "Authority Indemnified Parties") from and against (and pay the full amount of) any Loss-and-Expense and will defend the Authority Indemnified Parties in any suit, including appeals, for personal injury to, or death of, any person, or loss or damage to property arising out of any matter for which the Manager is responsible under Section 6.10 hereof. The Manager shall not, however, be required to reimburse or indemnify any Authority Indemnified Party for any Loss-and-Expense to the extent any such Loss-and-Expense is due to (a) any matter for which the Authority is responsible under Section 6.10 hereof, (b) the negligence or other wrongful conduct of any Authority Indemnified Party, (c) any Uncontrollable Circumstance, (d) any act or omission of any Authority Indemnified Party judicially determined to be responsible for or contributing to the Loss-and-Expense, or (e) any matter for which the risk has been specifically allocated to the Authority hereunder. An Authority Indemnified Party shall promptly notify the Manager of the assertion of any claim against it for which it is entitled to be indemnified hereunder, shall give the Manager the opportunity to defend such claim, and shall not settle

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


the claim without the approval of the Manager. The Manager shall be entitled to control the handling of any such claim and to defend or settle any such claim, in its sole discretion, with counsel of its own choosing that is reasonably acceptable to the Authority Indemnified Parties; provided, however, that, in the case of any such settlement, the Manager shall obtain written release of all liability of the Authority Indemnified Parties, in form and substance reasonably acceptable to the Authority Indemnified Parties. Notwithstanding the foregoing, each Authority Indemnified Party shall have the right to employ its own separate counsel in connection with, and to participate in (but, except as provided below, not control) the defense of, such claim, but the fees and expenses of such counsel incurred after notice to the Manager of its assumption of the defense thereof shall be at the expense of such Authority Indemnified Party unless:

     (i) the employment of counsel by such Authority Indemnified Party has been authorized by the Manager;


     (ii) counsel to such Authority Indemnified Party shall have reasonably concluded that there may be a conflict on any significant issue between the Manager and such Authority Indemnified Party in the conduct of the defense of such claim; or

     (iii) the Manager shall not in fact have employed counsel reasonably acceptable to the Authority Indemnified Party to assume the defense of such claim within twenty (20) days following the receipt by the Manager of the notice from the Authority Indemnified Party regarding the assertion of the applicable claim, in each of which cases the fees and expenses of counsel for such Authority Indemnified Party shall be at the expense of the Manager; provided, however, that, with respect to clauses (ii) and (iii) of this sentence, the Manager shall not be obligated to pay the fees and expenses of more than one law firm, plus local counsel if necessary in each relevant jurisdiction, for all such Authority Indemnified Parties with respect to any claims arising out of the same events or facts or the same series of events or facts. The Manager shall not be entitled, without the consent of such Authority Indemnified Party, to assume or control the defense of any claim as to which counsel to such Authority Indemnified Party shall have reasonably made the conclusion that there may be a conflict on any significant issue between the Manager and such Authority Indemnified Party in the conduct of the defense of such claim as set forth in clause (ii) above, provided that the foregoing limitation shall apply only with respect to those issues for which there may be such a conflict. These indemnification provisions are for the protection of the Authority Indemnified Parties only and shall not establish, of themselves, any liability to third parties. The provisions of this subsection 9.3(A) shall survive termination of this Agreement.

     (B) Indemnification by the Authority. The Authority agrees that to the extent permitted by law, it will protect, indemnify and hold harmless the Manager and its Affiliates and their respective officers, directors, Subcontractors (as applicable in the circumstances) and employees (the "Manager Indemnified Parties") from and against (and pay the full amount of) any Loss-and-Expense, and will defend the Manager Indemnified Parties in any suit, including appeals, for personal injury to, or death of, any person, or loss or damage to property arising out of any matter for which the Authority is responsible under Section 6.10 hereof. The Authority shall not, however, be required to reimburse or indemnify any Manager Indemnified Party for any Loss-and-Expense to the extent any such Loss-and-Expense is due to (a) any matter for which the Manager is responsible under Section 6.10 hereof, (b) the negligence or other wrongful conduct of any Manager Indemnified Party, (c) any Uncontrollable Circumstance, (d) any act or omission of any Manager Indemnified Party judicially determined to be responsible for or contributing to the Loss-and-Expense, (e) any matter for which the risk has been specifically allocated to the Manager hereunder. A Manager Indemnified Party shall promptly notify the

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


Authority of the assertion of any claim against it for which it is entitled to be indemnified hereunder, shall give the Authority the opportunity to defend such claim, and shall not settle the claim without the approval of the Authority. The Authority shall be entitled to control the handling of any such claim and to defend or settle any such claim, in its sole discretion, with counsel of its own choosing that is reasonably acceptable to the Manager Indemnified Party; provided, however, that, in the case of any such settlement, the Authority shall obtain written release of all liability of the Manager Indemnified Party, in form and substance reasonably acceptable to the Manager Indemnified Party. Notwithstanding the foregoing, each Manager Indemnified Party shall have the right to employ its own separate counsel in connection with, and to participate in (but, except as provided below, not control) the defense of, such claim, but the fees and expenses of such counsel incurred after notice to the Authority of its assumption of the defense thereof shall be at the expense of such Manager Indemnified Party unless:


     (i) the employment of counsel by such Manager Indemnified Party has been authorized by the Authority;

     (ii) counsel to such Manager Indemnified Party shall have reasonably concluded that there may be a conflict on any significant issue between the Authority and such Manager Indemnified Party in the conduct of the defense of such claim; or

     (iii) the Authority shall not in fact have employed counsel reasonably acceptable to the Authority Indemnified Party to assume the defense of such claim within twenty (20) days following the receipt by the Authority of the notice from the Manager Indemnified Party regarding the assertion of the applicable claim, in each of which cases the fees and expenses of counsel for such Manager Indemnified Party shall be at the expense of the Authority; provided, however, that, with respect to clauses (ii) and (iii) of this sentence, the Authority shall not be obligated to pay the fees and expenses of more than one law firm, plus local counsel if necessary in each relevant jurisdiction, for all such Manager Indemnified Parties with respect to any claims arising out of the same events or facts or the same series of events or facts. The Authority shall not be entitled, without the consent of such Manager Indemnified Party, to assume or control the defense of any claim as to which counsel to such Manager Indemnified Party shall have reasonably made the conclusion that there may be a conflict on any significant issue between the Authority and such Manager Indemnified Party in the conduct of the defense of such claim as set forth in clause (ii) above, provided that the foregoing limitation shall apply only with respect to those issues for which there may be such a conflict. These indemnification provisions are for the protection of the Manager Indemnified Parties only and shall not establish, of themselves, any liability to third parties. The provisions of this
Section 9.3(B) shall survive termination of this Agreement.

     SECTION 9.4. PROPERTY RIGHTS. The Manager shall pay, subject to Authority reimbursement as a Third Party Cost, all royalties and non-governmental license fees relating to the operation and maintenance of the T&D System and the design, construction and testing of any Major Capital Improvements. The Manager agrees that it will protect, indemnify and hold harmless the Authority and any of the Authority Indemnified Parties from and against all Loss-and-Expenses, and will defend the Authority Indemnified Parties in any suit, including appeals, arising out of or related to infringement of such patent, trademark or copyright relating to, or for the unauthorized use of trade secrets by reason of, the operation or maintenance of the T&D System or the design, construction or testing of any Major Capital Improvements, or at its option, will acquire the rights of use under infringed patents, or modify or replace infringing equipment with equipment equivalent in quality, performance, useful life and technical characteristics and development so that such equipment does not so infringe. The Manager shall not, however, be required to reimburse or indemnify any person for any Loss-and-Expense due to the negligence or wrongful conduct of such person. The provisions of this
Section 9.4 shall survive termination of this Agreement, but only for a period of time equal to the unexpired statute of limitations applicable to any claim for which indemnification might be required.

     SECTION 9.5. PROPRIETARY INFORMATION. (A) Manager Request. The parties hereto hereby acknowledge that the Manager has a proprietary interest in certain information that may be furnished pursuant to the provisions of this Agreement. The Manager acknowledges that the Authority may be required to disclose information upon request under Applicable Law. The Manager shall have the right to request the Authority in writing not to publicly disclose any information which the Manager believes to be proprietary and not subject to public disclosure under Applicable Law, any such request to be accompanied by an explanation of its reasons for such belief. Any information which is the subject of such a request shall be clearly marked on all pages, shall be bound, and shall be physically separate from all non-proprietary information. At the Manager's request, the Authority and its agents, consultants and employees (including the Consulting Engineer) given access to such information shall execute and comply with the terms of a confidentiality agreement in a mutually acceptable form, subject to Applicable Law.

     (B) Authority Non-Disclosure. In the event the Authority receives a request from the public for the disclosure of any information designated as proprietary by the Manager pursuant to subsection (A) of this Section, the Authority (1) shall use reasonable efforts, consistent with Applicable Law, to provide notice to the Manager of the request prior to any disclosure, and (2) shall use reasonable efforts, consistent with Applicable Law, to keep in confidence and not disclose such information unless it is entitled to do so pursuant to the provisions of subsection (C) of this Section. The Manager shall indemnify, hold harmless and defend the Authority against all Loss-and-Expense incurred from the withholding from public disclosure of information designated as proprietary by the Manager or otherwise requested by the Manager to be withheld.

     (C) Permitted Disclosures. Notwithstanding any confidential or proprietary designation thereof by the Manager, the Authority may disclose the following:
(1) information which is known to the Authority without any restriction as to disclosure or use at the time it is furnished, (2) information which is or becomes generally available to the public without breach of any agreement, (3) information which is received from a third party without limitation or restriction on such third party or the Authority at the time of disclosure, or
(4) following notice to the Manager pursuant to subsection (B) of this Section, information which, in the opinion of counsel for the Authority, is required to be or may be disclosed under any Applicable Law, an order of a court of competent jurisdiction, or a lawful subpoena.

     SECTION 9.6. RELATIONSHIP OF THE PARTIES. Except as otherwise expressly provided herein, neither party to this Agreement shall have any responsibility whatsoever with respect to services provided or contractual obligations assumed by the other party hereto, and nothing in this Agreement shall be deemed to constitute either party a partner, agent or legal representative of the other party or to create any fiduciary relationship between the parties.

     SECTION 9.7. ASSIGNMENT AND TRANSFER. This Agreement may be assigned by either parry hereto only with the prior written consent of the other party, except that without the consent of the other party (1) the Authority may make such assignments, create such security interests in its rights hereunder and pledge such monies receivable hereunder as may be required in connection with issuance of Revenue Bonds; (2) the Authority may assign its rights, obligations and interests hereunder, or transfer such rights and obligations by operation of law, to any other governmental entity or to a subsidiary of the Authority provided that the successor entity gives reasonable assurances to the Manager that it will be able to fulfill the Authority's obligations hereunder; and (3) the Manager may assign its rights, obligations and interests hereunder to the Parent or any Affiliate thereof; provided, however, that with respect to clause (3) immediately above, the Manager may not, without the consent of the Authority, make any assignment or other transfer to any person of its rights and obligations under this Agreement unless the Guaranty is and remains in full force and effect and unless the Guarantor or a majority-owned direct or indirect subsidiary of the Guarantor shall have control of and responsibility for the Operation and Maintenance Services and any Construction Work. Effective upon the Closing Date, the Authority may assign its rights, obligations and interests hereunder to Long Island Lighting Company and the Manager shall assign all of its rights, obligations and interests hereunder to the Parent or any Affiliate thereof pursuant to clause 3 above.

     SECTION 9.8. INTEREST ON OVERDUE OBLIGATIONS. Except as otherwise provided herein, all amounts due hereunder, whether as damages, credits, revenue or reimbursements, that are not paid when due shall bear interest at the Base Interest Rate on the amount outstanding from time to time, on the basis of a 365-day year, counting the actual number of days elapsed, and all such interest accrued at any time shall, to the extent permitted by law, be deemed added to the amount due, as accrued. The parties agree that the Base Interest Rate will apply to payments under this Agreement as specified herein in lieu of any different rate that would otherwise apply generally to late payments by the Authority.

     SECTION 9.9. NO DISCRIMINATION. The Manager shall not discriminate nor permit discrimination by any of its officers, employees, agents and representatives against any person because of age, race, color, religion, national origin, sex or, with respect to otherwise qualified individuals, handicap. The Manager will take all actions reasonably necessary to ensure that applicants are employed, and that employees are treated during employment, without regard to their age, race, color, religion, sex, national origin or, with respect to otherwise qualified individuals, handicap. Such action shall include, without limitation, recruitment and recruitment advertising; layoff or termination; upgrading, demotion, transfer, rates of pay or other form of compensation; and selection for training, including apprenticeship. The Manager shall impose the non-discrimination provisions of this Section 9.9 by contract on all Subcontractors hired to perform work related to the T&D System and shall take all reasonable actions necessary to enforce such provisions. The Manager will post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this nondiscrimination clause.

     SECTION 9.10. APPROVAL OF SUBCONTRACTORS. The Authority shall have the right to approve all Subcontractors engaged to perform any work related to the T&D System, or any portion of the Construction Work or Operation and Management Services. For contracts in which at least $250,000 would be paid to a Subcontractor in a Contract Year the Authority shall have the right to approve such Subcontractors on a contract-by-contract basis. Prior to the beginning of each Contract Year Manager shall propose a list of pre-approved Subcontractors for the Authority's review and approval, which shall specify the proposed categories of potential work under contracts pursuant to which less than $250,000 would be paid for each such Subcontractors for such Contract Year. The Manager also shall furnish the Authority, along with such list, with all information requested by the Authority to the extent reasonably available to the Manager pertaining to the proposed Subcontractors and categories of subcontracts in the following areas: (1) the qualification and experience of the proposed subcontractors for the services to be performed or for the supplies or equipment to be furnished, (2) any conflicts of interest, (3) any record of felony criminal convictions or pending felony criminal investigations, (4) any final judicial or administrative finding or adjudication of illegal employment discrimination, and (5) any known final judicial or administrative finding or adjudication of non-performance in contracts with the Authority or the State. In its sole discretion, Authority may approve any proposed Subcontractor for such Contract Year or for a designated shorter period or for a specific subcontract. If a Subcontractor is approved for a Contract Year or shorter period, such Subcontractor shall be deemed to be approved for the specified categories of potential work for the duration of such Contract Year or shorter period unless the Authority otherwise notifies the Manager. The approval or withholding thereof by the Authority of any proposed Subcontractor shall not create any liability of the Authority to the Manager, such Subcontractor, third parties or otherwise.

     SECTION 9.11. ACTIONS OF THE AUTHORITY IN ITS GOVERNMENTAL CAPACITY. Nothing in this Agreement shall be interpreted as limiting the rights and obligations of the Authority in its governmental or regulatory capacity, or as limiting the right of the Manager to bring any legal action against the Authority, not based on this Agreement, arising out of any act or omission of the Authority in its governmental or regulatory capacity.

     SECTION 9.12. BINDING EFFECT. This Agreement shall become binding and effective on the Closing Date and shall thereafter bind and inure to the benefit of the parties hereto and any successor or assignee acquiring an interest hereunder in compliance with the provisions of Section 9.7 hereof.

     SECTION 9.13. AMENDMENTS. Neither this Agreement nor any provision hereof may be changed, modified, amended or waived except by written agreement duly executed by all parties.

     SECTION 9.14. NOTICES. Any notices or communications required or permitted hereunder shall be in writing and shall be sufficiently given if sent by registered or certified mail return receipt request, postage prepaid, or by nationally recognized overnight delivery service, signature required upon signed receipt to the following:

     If to the Manager:      Long Island Lighting Company
                             Executive Offices
                             175 East Old Country Road
                             Hicksville, New York 11801
                             Attention:   Chief Executive Officer

     If to the Authority:    Long Island Power Authority
                             333 Earle Ovington Boulevard
                             Uniondale, New York 11553
                             Attention: Executive Director

      With copy to:          Chairman, Long Island Power Authority
                             333 Earle Ovington Boulevard
                             Uniondale, New York 11553

Changes in the respective addresses to which such notices may be directed may be made from time to time by any party by written notice to the other party. Notices and communications given by mail hereunder shall be deemed to have been given 5 days after the date of dispatch; all other notices shall be deemed to have been given upon receipt.

     SECTION 9.15. FURTHER ASSURANCES. Each party agrees to execute and deliver any instruments and to perform any acts as may be necessary or reasonably requested by the other in order to give full effect to this Agreement. The Authority and the Manager, in order to carry out this Agreement, each shall use all reasonable efforts to provide such information, execute such further instruments and documents and take such actions as may be reasonably requested by the other and not inconsistent with the provisions of this Agreement and not involving the assumption of obligations or liabilities different from or in excess of or in addition to those expressly provided for herein.

     SECTION 9.16. NO THIRD PARTY BENEFICIARIES. Unless specifically set forth herein, neither party to this Agreement shall have any obligation to any third party other than Indemnified Parties as a result of the agreements contained herein.

     SECTION 9.17 STATE LAW REQUIREMENTS. All contracts entered into by the Authority are required under State law to contain certain terms and conditions, as set forth in Appendix 13 hereto and the provisions of such Appendix 13 are hereby deemed incorporated in this Agreement at this place. To the extent of any conflict between any other provision of this Agreement and Appendix 13, Appendix 13 shall control. The Manager shall comply with such terms and conditions during the Term of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or representatives as of the date first above written.


                                        LONG ISLAND POWER AUTHORITY


                                        By   /s/  Richard M. Kessel
                                             ----------------------------------
                                        Name:     Richard M. Kessel
                                        Title:    Chairman


                                        By   /s/  Patrick Foye
                                             ----------------------------------
                                        Name:     Patrick Foye
                                        Title:    Deputy Chairman




                                        LONG ISLAND LIGHTING COMPANY


                                        By   /s/  W. J. Catacosinos
                                             ----------------------------------
                                        Name:     Dr. William J. Catacosinos
                                        Title:    Chief Executive Officer

                                   APPENDICES
                                   ----------


1.   Definitions

2.   Description of T&D System and T&D System Site Related Documents

3.   Notice Appendix

4.   Insurance

5.   Direct Cost Budget Indices

6.   Exit Test

7.   Non-Cost Performance Guarantees, Obligations, Incentives and Disincentives

8.   Major Capital Improvements Construction Standards and Procurement
     Requirements

9.   Operations Information and Format

10.  Budget Information and Format

11.  Cost Allocation Methodology

12.  Sample Service Fee Calculation

13.  Certain State Law Requirements

14.  System Policies and Procedures

                                   APPENDIX 1

                                   DEFINITIONS


     1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

     "Acquisition Agreement" means the Agreement of Plan of Exchange and Merger dated as of June 26, 1997 by and among BL Holding Corp., Long Island Lighting Company, Long Island Power Authority and LIPA Acquisition Corp.

     "Act" means the Long Island Power Authority Act, N.Y. Pub. Auth. Law ss. 1020 et. seq.

     "Affiliate" means any person, corporation or other entity directly or indirectly controlling or controlled by another person, corporation or other entity or under direct or indirect common control with such person, corporation or other entity.

     "Agreement" means this Management Services Agreement between the Manager and the Authority, including the Appendices hereto, as the same may be amended or modified from time to time in accordance herewith.

     "Agreement in Principle" means the Agreement in Principle, dated as of March 19,1997 by and among the Authority, Long Island Lighting Company and The Brooklyn Union Gas Company, concerning, among other things, agreements among the parties to transfer certain assets, to purchase power and to provide management services.

     "Allocated Common Facilities" means the offices and workspace at the current LILCO headquarters building or other suitable mutually agreed upon site dedicated by the Manager for use by the Authority and its representatives and consultants.

     "Annual Settlement Statement" has the meaning specified in subsection 6.8 hereof.

     "Annual T&D Budget" has the meaning set forth in Section 6.2 hereof.

     "Appendix" means an appendix to this Agreement, as the same may be amended or modified from time to time in accordance with the terms hereof.

     "Applicable Law" means any law, rule, regulation, condition or requirement, guideline, ruling, ordinance or order of or any Legal Entitlement issued by, any Governmental Body and applicable from time to time to the performance of the obligations of the parties hereunder.

     Authority" means the Long Island Power Authority and its subsidiaries, and its successors or assigns as permitted hereunder.


                                      1-1

     "Authority Customer & Operations Data" has the meaning set forth in subsection 4.14(C) hereof.

     "Authority Fault" means any breach, failure of compliance, or nonperformance by the Authority with its obligations hereunder or any negligence or willful misconduct by the Authority under this Agreement (whether or not attributable to any officer, trustee, member, agent, employee, representative, contractor, subcontractor of any tier, or independent contractor of the Authority other than the Manager and its Subcontractors) that materially and adversely affects the Manager's performance or the Manager's rights or obligations under this Agreement.

     "Authority Indemnified Parties" has the meaning specified in subsection 9.3(A) hereof.

     "Base Interest Rate" means the lesser of (1) the maximum rate of interest permitted by Applicable Law and (2) (a) for interest accuring during the first six months or less after the date on which a payment was payable hereunder, 6 month LIBOR, and (b) for interest accuring more than six months after the date on which such payment was payable hereunder, the Prime Rate plus 1.00%, in each case, as 6 month LIBOR or the Prime Rate was reported in the Wall Street Journal for each day.

     "Billing Period" means each calendar month in each Contract Year, except that (1) the first Billing Period shall begin on the Closing Date and shall continue to the last day of the month in which the Closing Date occurs and (2) the last Billing Period shall end on the last day of the Term of this Agreement. Any computation made on the basis of a Billing Period shall be adjusted on a pro rats basis to take into account any Billing Period of less than the actual number of days in the month to which such Billing Period relates.

     "Billing Statement" has the meaning specified in Section 6.6 hereof.

     "Bondholders" means the holders of the Revenue Bonds.

     "Bond Resolution" means the bond resolutions to be adopted by the Authority, pursuant to which the Authority shall issue the Revenue Bonds or other indebtedness described therein to finance certain costs of the T&D System and other purposes of the Authority.

     "BUGLILCO Agreement" means the Amended and Restated Agreement and Plan of Exchange dated as of June 26,1997, by and among the Guarantor, LILCO and The Brooklyn Union Gas Company.

     "Capital Assets" has the meaning specified in Section 4.18 hereof.

     "Change in Law" means any of the following events or conditions having, or which may reasonably be expected to have, a material and adverse effect on the performance by the parties of their respective obligations under this Agreement (except for payment obligations), or on the operation or maintenance of the T&D
System:

          (1) the adoption, promulgation, issuance, modification or written change in administrative or judicial interpretation on or after the Closing Date of Applicable Law, unless such Applicable Law was on or prior to the Closing Date duly adopted, promulgated, issued or



                                      1-2
     otherwise officially modified or changed in interpretation, in each case in final form, to become effective without any further action by any Governmental Body or governmental official having jurisdiction;

          (2) the order or judgment of any Governmental Body, on or after the Closing Date, to the extent such order or judgment is not the result of willful misconduct or negligent action or omission or lack of reasonable diligence of the Manager or of the Authority, whichever is asserting the occurrence of a Change in Law; provided, however, that the contesting in good faith or the failure in good faith to contest any such order or judgment shall not constitute or be construed as such a willful misconduct or negligent action or omission or lack of reasonable diligence; or

          (3) the denial of an application for, delay in the review, issuance or renewal of, or suspension, termination, interruption, imposition of a new condition in connection with the issuance, renewal or failure of issuance or renewal on or after the Closing Date of any Legal Entitlement to the extent that such denial, delay, suspension, termination, interruption, imposition or failure interferes with the performance of this Agreement, and to the extent that such denial, delay, suspension, termination, interruption, imposition or failure is not the result of willful misconduct or negligent action or omission or a lack of reasonable diligence of the Manager or of the Authority, whichever is asserting the occurrence of a Change in Law; provided, however that the contesting in good faith or the failure in good faith to contest any such denial, delay, suspension, termination, interruption, imposition or failure shall not be construed as such a willful misconduct or negligent action or omission or lack of reasonable diligence.


A "Change in Law" shall not include a change in any tax or similar law regarding taxes or similar charges not chargeable to or reimbursable by the Authority under Article VI hereof.

     "Change of Control" means (i) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act")) of 35% or more of the outstanding shares of securities the holders of which are generally entitled to vote for the election of directors of the Manager or the Guarantor, as the case may be (including securities convertible into, or exchangeable for, such securities or rights to acquire such securities or securities convertible into, or exchangeable for such securities, "Voting Stock"), on a fully diluted basis, by any Person or group of Persons (within the meaning of Section 13 or 14 of the 1934 Act); (ii) any sale, transfer or other disposition of beneficial ownership of 35% or more of the outstanding shares of Voting Stock, on a fully diluted basis, of the Manager or the Guarantor, as the case may be; (iii) any merger, consolidation, combination or similar transaction of the Manager or the Guarantor, as the case may be, with or into any other Person, whether or not the Manager or the Guarantor, as the case may be, is the surviving entity in any such transaction; (iv) any sale, lease, assignment, transfer or other disposition of the beneficial ownership in 35% or more of the property, business or assets of the Manager or the Guarantor, as the case may be; (v) a Person other than the current shareholders of the Manager or the Guarantor, as the case may be, obtains, directly or indirectly, the power to direct or cause the direction of the management or policies of the Manager or the Guarantor, as the case may be, whether through the ownership of capital stock, by contract or otherwise; (vi) during any period of 12 consecutive calendar months when individuals who were directors of the Manager or the Guarantor, as the case may be, on the first day of such period cease to constitute


                                      1-3
a majority of the board of directors of the Manager or the Guarantor, as the case may be; or (vii) any liquidation, dissolution or winding up of the Manager or the Guarantor, as the case may be.

     "Code" mean the Internal Revenue Code of 1986, as amended.

     "Closing Date" has the meaning ascribed to that term in the Acquisition Agreement.

     "Common Facilities" shall have the meaning attributed to that term in the FERC Uniform System of Accounts.

     "Construction Work" means the services to be provided and materials to be supplied by Manager relating to the design, procurement, construction, start-up and testing of the Major Capital Improvements and Public Works Improvements. "Construction Work" shall include, without limitation, the employment and furnishing of all labor, materials, equipment, supplies, tools, plant, scaffolding, transportation, insurance, temporary facilities, and other things and services necessary in order for Manager to perform its obligations under this Agreement with respect to the Major Capital Improvements and Public Works Improvements as well as all permitting, design, engineering, construction, shakedown, testing, administrative, accounting, record-keeping, notification and similar services relating to such obligations. A reference to "Construction Work" shall mean "any part and all of the Construction Work" unless the context otherwise requires.

     "Consulting Engineer" means a nationally recognized consulting engineer or firm of consulting engineers, having experience with respect to the design, construction, testing, operation and maintenance of electricity transmission and distribution systems, which is designated as the Consulting Engineer for the purposes of this Agreement from time to time in writing by the Authority.

     "Contract Date" means the date of delivery of this Agreement as executed by the parties hereto.

     "Contract Standards" means the terms, conditions, requirements, methods, techniques, standards and practices of (1) Applicable Law, (2) the System Policies and Procedures, (3) the substantive requirements and standards and guidelines established by the NYSPSC that apply as of the Closing Date to the operation and maintenance of the T&D System, except to the extent otherwise directed by the Authority, (4) Prudent Utility Practice, (5) the Performance Guarantees, (6) the Operation and Maintenance Manual, (7) applicable equipment manufacturer's specifications and reasonable recommendations, (8) applicable Insurance Requirements, and (9) any other term, condition or requirement specifically provided in this Agreement to be observed by the Manager.

     "Contract Year" except as the Authority shall otherwise propose subject to the approval of the Manager, which approval shall not be unreasonably withheld, means the calendar year commencing on January 1 in any year and ending on December 31 of that year; provided, however, that the first Contract Year shall commence on the Closing Date and shall end on December 31 of that year, and the last Contract Year shall commence on January 1 prior to the date this Agreement expires or is terminated, whichever is appropriate, and shall end on the last day of the Term of this Agreement or the effective date of any termination, whichever is appropriate. Any computation made on the basis of a Contract Year shall be adjusted on a pro rata basis to take into account any Contract Year of less than 365/366 days.



                                      1-4

     "Cost Incentive Fee" has the meaning set forth in Section 6.1 hereof.

     "Cost Substantiation" or "Cost Substantiated" means, with respect to any cost reasonably incurred or to be incurred by the Manager which is directly or indirectly chargeable in whole or in part -- to the Authority as an Other Cost, a Major Capital Improvement Cost or a Public Works Improvement Cost hereunder, the delivery to the Authority of a certificate reasonably acceptable to the Authority signed by an authorized engineering officer and an authorized financial officer of the Manager, certifying that it is true, complete and correct and setting forth the amount of such cost and the provisions of this Agreement under which such cost is properly chargeable to the Authority, stating that such cost is a fair and reasonable price for the service or materials supplied or to be supplied and that such services and materials are reasonably required pursuant to this Agreement, and accompanied by copies of such documentation as shall be necessary to reasonably demonstrate that the cost as to which Cost Substantiation is required has been or will be paid or incurred. Such documentation, to the extent applicable, shall include reasonably detailed information concerning (1) all applicable Subcontracts, (2) the amount and character of materials furnished, the persons from whom purchased, the amounts payable therefor and related delivery and transportation costs and any sales or personal property taxes, (3) a statement of the equipment used and any rental payable therefor, (4) Manager and Subcontractor worker hours, duties, wages, salaries, benefits, assessments, taxes and premiums, (5) Manager administration, bonds, insurance, and other expenses, and (6) in the case of costs incurred by Affiliates of the Manager, such additional information as may be reasonably requested by the Authority to demonstrate that such costs do not reflect any inter-company profit and reflect a fair and reasonable price for the work or services. Any Cost Substantiation required with respect to costs reasonably incurred by the Authority which are directly or indirectly chargeable in whole or in part to the Manager hereunder shall include similarly detailed information, and shall be certified by an authorized administrative and financial official of the Authority.

     "Direct Cost Budget" has the meaning set forth in Section 6.2 hereof.

     "Direct Cost Budget Indices" has the meaning specified in Appendix 6 hereto.

     "Direct Costs" has the meaning set forth in Section 6.2 hereof.

     "Disposal Facility" means either a sanitary Hazardous Waste landfill or other Hazardous Waste disposal or management facility, selected by the Manager which (1) is operated in accordance with prudent industry practices (as applicable to Hazardous Waste disposal facilities) and the applicable Contract Standards and (2) is being operated at the time of disposal or delivery in accordance with Applicable Law as evidenced by the absence of any regulatory sanctions, notices of violations or other significant enforcement actions with respect to material environmental matters.

     "Encumbrances" means any lien, lease, mortgage, security interest, charge, judgment, judicial award or encumbrance with respect to the T&D System (other than those associated with any retainage holdback on construction materials, supplies and equipment).

     "Energy Management Agreement" means the Energy Management Agreement dated as of June 26, 1997 by and between Long Island Lighting Company and the Authority, as the same may be amended from time to time in accordance therewith.


                                      1-5

     "Event of Default" has the meaning specified in Sections 7.2 and 7.3 hereof.

     "Exit Test" has the meaning set forth in Section 8.3 hereof.

     "Existing Power Supply Agreements" means the power supply agreements which exist between LILCO and other parties for the purchase of capacity and/or energy which are in effect as of the Contract Date and which were, either in existence as of March 19, 1997 or which were entered into in accordance with the provisions of Section 6.1(p) of the Acquisition Agreement on or prior to the Closing Date.

     "Fees-And-Costs" means reasonable fees and expenses of employees, attorneys, architects, engineers, accountants, expert witnesses, contractors, consultants and other persons, and costs of transcripts, printing of briefs and records on appeal, copying and other reimbursed expenses, and expenses of any Legal Proceeding.

     "Final Determination" means a judgment, order, or other determination in any Legal Proceeding which has become final after all appeals or after the expiration of all time for appeal.

     "Five-Year Planning Budget" has the meaning, set forth in Section 6.2 hereof.

     "Fixed Direct Fee" has the meaning set forth in Section 6.1 hereof.

     "GENCO" means the owner of the Generating Facilities, as defined in the Power Supply Agreement.

     "Governmental Body" means any federal, State or local legislative, executive, judicial or other governmental board, agency, authority, commission, administration, court or other body other than the Authority, or any official thereof having jurisdiction with respect to any matter which is a subject of this Agreement.

     "Guarantor" means BL Holding Corp. and its successors and assigns permitted under the Guaranty Agreement.

     "Guaranty Agreement" or "Guaranty" means the Guaranty Agreement to be entered into prior to the Closing Date from the Guarantor to the Authority substantially in the form provided as an Exhibit to the Acquisition Agreement, as the same may be amended from time to time in accordance therewith.

     "Hazardous Waste" means any waste which by reason of its composition or characteristics is defined or regulated as a hazardous waste, toxic substance, hazardous chemical substance or mixture, or asbestos under Applicable Law, as amended from time to time, including, but not limited to, "Hazardous Substances" as defined in CERCLA and the regulations promulgated thereunder.

     "Incremental Internal Costs" has the meaning set forth in Section 6.3 hereof.

     "Independent Engineer" means a nationally recognized engineer or firm of engineers having experience with respect to the planning, design, construction, testing, operation and maintenance


                                      1-6
of electricity transmission and distribution systems, and with respect to electricity rate design which is selected by the parties for mediation purposes pursuant to Section 7.8 hereof.

     "Insurance Requirement" means any rule, regulation, code, or requirement issued by any fire insurance rating bureau or any body having similar functions or by any insurance company which has issued a policy of Required Construction Work Insurance or Required Operation Period Insurance under this Agreement, as in effect during the term hereof.

     "ISO" means the party or governing board responsible for the operation of transmission facilities and the dispatch of power generation facilities contemplated to succeed the New York Power Pool as part of the restructuring of the electric utility industry within the State of New York.

     "Legal Entitlement" means any permit, license, approval, authorization, consent and entitlement of whatever kind and however described which is required under Applicable Law to be obtained or maintained by any person with respect to the performance of any obligation under this Agreement.

     "Legal Proceeding" means every action, suit, litigation, arbitration, administrative proceeding, and other legal or equitable proceeding having a bearing upon this Agreement.

     "Lien" means any and every lien against the T&D System, the T&D System Site, the Construction Work, the Operation and Maintenance Services or against any monies due or to become due from the Authority to the Manager under this Agreement, for or on account of the Construction Work or the Operation and Maintenance Services.

     "LILCO", as of the date hereof, means Long Island Lighting Company.

     "Loss-and-Expense" means any and all losses, liabilities, obligations, damages, delays, fines, penalties, judgments, deposits, costs, claims, demands, charges, assessments, taxes, or expenses, including all Fees-And-Costs.

     "Major Capital Improvement" means any repair, replacement, improvement, alteration or addition to the T&D System or any part thereof (other than any repair, replacement, improvement, alteration or addition constituting routine maintenance of the T&D System) contained in the Major Capital Plan and Budget and that has a useful life at least equal to three years.

     "Major Capital Improvement Cost" means the cost of any Major Capital Improvement which the Manager reasonably incurs hereunder and proves by Cost Substantiation including, without limitation, expenditures for material, equipment, incremental labor, and services supplied by architects, engineers and Subcontractors, and expenses related to managing and administering the Major Capital improvement.

     "Major Capital Improvement Cost" shall not include amounts for an allowance for overhead, profit, or contingency.

     "Major Capital Plan and Budget" has the meaning set forth in Section 5.2 hereof.

     "Management Fee" has the meaning set forth in Section 6.2 hereof.


                                      1-7

     "Manager" means the Long Island Lighting Company and its successors or assigns expressly permitted pursuant to Section 9.7.

     "Manager Fault" means any breach, failure of compliance, or nonperformance by the Manager with its obligations hereunder or any negligence or willful misconduct by the Manager under this Agreement (whether or not attributable to any officer, member, agent, employee, representative, contractor, Subcontractor of any tier, or independent contractor of the Manager or any Affiliate of the Manager) that materially and adversely affects the Manager's performance or the Manager's rights or obligations under this Agreement.

     "Manager Indemnified Parties" has the meaning specified in subsection 9.3(B) hereof.

     "Minimum Reliability Standard" has the meaning set forth in Appendix 7 hereto.

     "Minimum Worker Safety Standard" has the meaning set forth in Appendix 7 hereto.

     "Minimum Customer Service Standard" has the meaning set forth in Appendix 7 hereto.

     "New York Power Pool" means the member system currently comprising of Consolidated Edison Company of New York, Inc., Central Hudson Gas and Electric Company, Long Island Lighting Company, Orange and Rockland Utilities, Rochester Gas and Electric Company, New York State Electric and Gas Corporation, Niagara Mohawk Power Corporation, and the Power Authority of the State of New York, as such organization or membership may change from time to time.

     "Nine Mile Point 2" means the Authority's 18 percent ownership interest in Unit No. 2 of the Nine Mile Point Nuclear Power Generating Station located in Scriba, New York and operated pursuant to a joint operating agreement by Niagara Mohawk Power Corporation.

     "Non-Electric Utilities" means any and all utility services and installations whatsoever other than electricity (including gas, water, telephone, other telecommunications of every kind and sewer), and all piping, wiring, conduit, and other fixtures of every kind whatsoever related thereto or used in connection therewith.

     "NYSDEC" or "DEC" means the Department of Environmental Conservation of the State of New York.

     "NYSPSC" or "PSC" means the Public Service Commission of the State of New York.

     "Operating Assets" means the T&D System and all of the assets of the Manager used in the operation and maintenance of the T&D System and the performance of the Manager's obligations under this Agreement.

     "Operation and Maintenance Manual" has the meaning set forth in Section 4.2(D) hereof.

     "Operation Period" means the period commencing on the Closing Date and ending on the date this Agreement expires in accordance with its terms, or if earlier, on the Termination Date.


                                      1-8

     "Operation and Maintenance Services" means the services to be provided and materials to be supplied by the Manager pursuant to this Agreement during the Operation Period, except Construction Work. Operation and Maintenance Services shall include, without limitation, the employment and furnishing of all labor, materials, equipment, supplies, tools, storage, transfer, transportation, insurance, delivery and other items and services necessary in order for Manager to perform its routine operation and maintenance obligations under this Agreement, as well as all related administrative, accounting, record-keeping, notification and similar services relating to such obligations. A reference to "Operation and Maintenance Services" shall mean "any part and all of the Operation and Maintenance Services" unless the context otherwise requires.

     "Other Costs" shall have the meaning set forth in Section 6.3 hereof.

     "Parent" has the meaning ascribed to such term in the Acquisition
Agreement.

     "Performance Guarantees" means the Minimum Reliability Standard, the Minimum Worker Safety Standard and the Minimum Customer Service Standard.

     "Plans" has the meaning given in the Acquisition Agreement.

     "Power and Energy" means the electrical energy and capacity available from the System Power Supply.

     "Power Supply Agreement" means the Power Supply Agreement dated as of June 26, 1997, between Authority and Long Island Lighting Company for the purchase of electric capacity and energy as the same may be amended from time to time in accordance therewith.

     "Pre-Closing Period" means the period, from and including the Contract Date up to and including the day preceding the Closing Date.

     "Prime Rate" means the rate announced by Citibank, N.A. from time to time at its principal office as its prime lending rate for domestic commercial loans, the Prime Rate to change when and as such prime lending rate changes.

     "Prudent Utility Practice" at a particular time means any of the practices, methods, and acts (including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electrical utility industry prior thereto), which, in the exercise or reasonable judgment in light of the facts and the characteristics of the T&D System and System Power Supply known at the time the decision was made, would have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition and good customer relations. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts.

     "Public Works Improvements" means Major Capital Improvements performed as a result of requirements or requests of a Governmental Body.

     "Public Works Improvement Costs" means the cost of any Public Works Improvement which the Manager reasonably incurs hereunder and proves by Cost Substantiation including, without


                                      1-9
limitation, expenditures for material, equipments, incremental labor and services supplied by architects, engineers and Subcontractors, and expenses related to managing and administering the Public Works Improvements. "Public Works Improvement Costs" shall not include amounts for an allowance for overhead, profit or contingency.

     "Rating Services" means Moody's Investors Service, Inc., Standard and Poor's Rating Services, Fitch Investors Services, and Duff & Phelps or any of their successors.

     "Required Construction Work Insurance" has the meaning specified in Appendix 5 hereto.

     "Required Operating Period Insurance" has the meaning specified in Appendix 5 hereto.

     "Resource Conservation and Recovery Act" or "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C.A. ss. 6901 et.seq., as amended or superseded.

     "Revenue Bonds" means any bonds, notes or other obligations issued or secured under the Bond Resolution.

     "Schedule of Rates" has the meaning set forth in subsection 4.9(B) hereof.

     "Senior Executives" has the meaning set forth in subsection 4.2(C) hereof.

     "Service Area" means the counties of Suffolk and Nassau and that portion of the County of Queens constituting LILCO's franchise area as of the effective date of the Act. "Service Area" does not include the Villages of Freeport, Greenport and Rockville Centre.

     "Service Fee" has the meaning specified in Section 6.1 hereof.

     "State" means the State of New York.

     "Subcontract" means an agreement between the Manager and a Subcontractor, or between two Subcontractors, as applicable.

     "Subcontractor" means every person (other than employees of the Manager) employed or engaged by the Manager or any person directly or indirectly in privity with the Manager (including every sub-subcontractor of whatever tier) for any portion of the Construction Work or Operation and Maintenance Services, whether for the furnishing of labor, materials, supplies, equipment, services, or otherwise.

     "System Policies and Procedures" means the policies and procedures adopted from time to time by the Authority with respect to the T&D System and the System Power Supply in accordance with Applicable Law and Prudent Utility Practices.

     "System Power Supply" means electric capacity and energy from all power supply sources owned by or under contract to the Authority, including, but not limited to, the Existing Power Supply Agreements, the Power Supply Agreement, the Authority's rights and interests with respect to the Nine Mile Point 2, and the Authority's interest in any future generating facilities, spot market capacity and



                                      1-10
energy purchases made on behalf of the Authority, and any load control programs or measures adopted by the Authority.

     "System Revenue Requirements" means the sum of the annual Service Fee, plus an estimate of other costs plus debt service requirements on the Authority's Revenue Bonds plus the Authority's costs as reported to the Manager pursuant to
Section 6.2(B)(2) hereof.

     "T&D System" means the electricity transmission and distribution system owned by the Authority, as described in Appendix 2 hereto, and all other assets, facilities, equipment or contractual arrangements of the Authority used to provide the transmission and distribution of Power and Energy to the Service Territory. "T&D System" also shall include all capital improvements made to the T&D System after the Contract Date, less retirements.

     "T&D System Supervisor" has the meaning specified in subsection 4.2(C) hereof.

     "T&D System Site" means the real property and interests therein upon which the components of the T&D System are and will be located, including, without limitation, those described in Appendix 2 hereto

     "Term" has the meaning set forth in Section 8.l hereof. "Termination Date" has the meaning set forth in subsection 7.4(A) hereof.

     "Termination Notice Period" has the meaning set forth in subsection 7.4(B) hereof. "Third Party Cost Budget" has the meaning set forth in Section 6.2 hereof. "Third Party Costs" has the meaning set forth in Section 6.2 hereof.

     "Total Cost" has the meaning set forth in Section 6.1 hereof.

     "Transaction Agreement" means any agreement entered into by any person in connection with the transactions contemplated by this Agreement including, without limitation, the Bond Resolution, the Power Supply Agreement, the Energy Management Agreement and the Acquisition Agreement.

     "Trustee" means the trustee acting under the Bond Resolution for the benefit of the Bondholders.

     "Uncontrollable Circumstance" means any act, event or condition, whether affecting the T&D System, the System Power Supply, the Authority, the Manager, or any of the Authority's subcontractors or the Manager's Subcontractors to the extent that it materially and adversely affects the ability of either party to perform any obligation under the Agreement (except for payment obligations), if such act, event or condition is beyond the reasonable control and is not also the result of the misconduct or negligent action or omission or failure to exercise reasonable diligence on the part of the party relying thereon as justification for not performing an obligation or complying with any condition required of such party under the Agreement; provided, however, that the contesting in good faith or the



                                      1-11
failure in good faith to contest such action or inaction shall not be construed as willful or negligent action or a lack of reasonable diligence of either party.

     (1) Inclusions. Subject to the foregoing, such acts or events may but not necessarily shall include, and shall not be limited to, the following:

          (a) an act of God (but not including reasonably anticipated weather conditions for the geographic area of the T&D System, other than major storms and extreme weather events) landslide, lightning, earthquake, fire, explosion, flood, sabotage or similar occurrence, acts of a public enemy, extortion, war, blockade or insurrection, riot or civil disturbance;

          (b) a Change in Law;

          (c) the failure of any appropriate Governmental Body or private utility having operational jurisdiction in the area in which the T&D System is located, to provide and maintain Non-Electric Utilities to any facility comprising part of the T&D System which are required for the performance of this Agreement and which failure directly results in a delay or curtailment of the performance of the Operation and Maintenance Services or any Construction Work;

          (d) any failure of tide to any portion of the T&D System Site or any enforcement of any Encumbrance on the T&D System Site or on any improvements thereon not consented to in writing by, or arising out of any action or agreement entered into by, the party adversely affected thereby;

          (e) the preemption of materials or services by a Governmental Body in connection with a public emergency or any condemnation or other taking by eminent domain of any portion of the T&D System.

          (f) the presence of archeological finds, endangered species, Hazardous Waste or Hazardous Substances at the T&D System Site, except to the extent the Manager or the Guarantor knew or should have known of such presence or to the extent identified in the documents referenced in Appendix 2 hereto.

     (2) Exclusions. It is specifically understood that none of the following acts or conditions shall constitute Uncontrollable Circumstances:

          (a) general economic conditions, interest or inflation rates, or currency fluctuations or exchange rates,

          (b) the financial condition of the Authority, the Manager, the Guarantor, any of their Affiliates or any Subcontractor,

          (c) the consequences of error, neglect or omissions by the Manager, the Guarantor, any Subcontractor, any of their Affiliates or any other person in the performance of any work hereunder;


                                      1-12

          (d) any increase for any reason in premiums charged by the Manager's insurers or the insurance markets generally for the Required Construction Work Insurance or the Required Operating Period Insurance;

          (e) the failure of the Manager to secure patents or licenses in connection with the technology necessary to perform its obligations hereunder;

          (f) equipment malfunction or failure;

          (g) union work rules, requirements or demands which have the effect of increasing the number of employees employed at the T&D System, reducing the operating flexibility of the Manager or otherwise increase the cost to the Manager of operating and maintaining the T&D System.

          (h) any impact of prevailing wage laws on the Manager's operation and maintenance costs with respect to wages and benefits,

          (i) the failure of any Subcontractor or supplier to furnish labor, materials, services or equipment for any reason;

          (j) strikes, work stoppages or other labor disputes or disturbances, or

          (k) any act, event or circumstance occurring outside of the United States.

     "Variable Payment" has the meaning set forth in Section 6.1 hereof.


                                      1-13

                                   APPENDIX 2

                            DESCRIPTION OF T&D SYSTEM
                      AND T&D SYSTEM SITE RELATED DOCUMENTS

     The T&D System consists of all real and personal property, equipment, machinery, tools and materials and other similar items relating to the transmission and distribution of Power and Energy retained by Long Island Lighting Company at the time of its merger with the Authority's subsidiary under the terms of the Acquisition Agreement. The T&D System extends, without limitation, from the points of interconnection with Consolidated Edison Company of New York, the New York Power Authority, and Connecticut Light & Power and the on-island generating plants owned by GENCO on the low voltage side of the step-up transformers in the switch yards, or others and interconnections as they are built to the meters of the transmission and distribution facilities, equipment and property up through the retail and wholesale electric customers' point of interconnection with the meter. Prior to the adoption of the initial Annual T&D Budget, the parties shall further specify the detailed description of the T&D System based upon, among other things, documents and information provided by the Manager or an Affiliate of the Manager.


                                       2-1

                                   APPENDIX 3

                                 NOTICE APPENDIX

     The Manager shall give notice to the Authority as to the matters relating to Operation and Maintenance Services and Construction Work, at the times and in the manner as shall be specified in the System Policies and Procedures. Except as the Authority shall otherwise agree, such notice shall, at a minimum, be consistent with the notices provided to the NYSPSC by LILCO as of the Contract Date under applicable NYSPSC requirements.



                                       3-1

                                   APPENDIX 4

                                    INSURANCE


     In accordance with Section 4.13 of the Agreement, the Manager shall obtain and maintain insurance policies with respect to the Operation and Maintenance Services (the "Required Operation Period Insurance") and the Construction Work (the "Required Construction Work Insurance"), covering such risks and in such amounts as are required under Applicable Law and as are consistent with Prudent Utility Practice. The parties shall agree upon the types and amounts of coverage and deductible amounts prior to the Closing Date. In addition, the Manager shall obtain and maintain such other insurance coverages as requested by the Authority during the Term. The Authority, its trustees, officers and employees shall be additional or named insureds, as appropriate, on all such policies, which shall require 30 days prior written notice to the Authority prior to any change in or cancellation of such policies. Such coverages shall be maintained with generally recognized financially responsible insurers reasonably acceptable to the Authority and qualified and authorized to insure risks in the State of New York. At the Authority's discretion, it may, at its expense, cancel or replace and obtain independently some or all of such insurance, following at least 90 days' written notice to the Manager.



                                       4-1

                                   APPENDIX 5



                           DIRECT COST BUDGET INDICES


Indices to be used in determining the initial and subsequent Direct Cost Budgets as described in subsection 6.2(B)(3) shall be mutually agreeable objective indices such as:

--------------------------------------------------------------------------------
Cost Component                          Cost Index
--------------------------------------------------------------------------------
Union Labor and Benefits      Local 1381 and Local 1049
                              February 14, 1998 - 2.5% increase
                              August 14, 1998 - 1% increase
                              February 14, 1999 - 2.5% increase
                              August 14, 1999 - 1% increase
                              February 14, 2000 - 2.5% increase
                              August 14, 2000 - 1% increase
                              Effective February 14, 2001 - Employment Cost
                              Index - Service Producing Industries,
                              Union workers*
--------------------------------------------------------------------------------
Non-Union Labor               Regional Employment Cost Index - Service Producing
                              Industries, Non-union workers
--------------------------------------------------------------------------------
Administrative and General:
-    Labor and employee       Regional Employment Cost Index - Service Producing
     benefits                 Industries, Non-union workers
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Cost Component                          Growth Indices
--------------------------------------------------------------------------------
Distribution Cost
-    Meter Expenses           Percentage Increase in Number of Active Meters
     (586,587,597)
-    Other Distribution O&M   Percentage in Conductor Miles
--------------------------------------------------------------------------------
Customer Service & Customer   Percentage increase in Number of Customers
Accounts
--------------------------------------------------------------------------------

o Commencing on the Closing Date, non-union labor and benefit costs included in the Direct Cost Budget shall be escalated annually at the beginning of each contract year using the U.S. Labor Department's Bureau of Labor Statistics Employment Cost Index (ECI) for nonunion workers in service-producing industries. Commencing February 14,

----------
*    As published by the United States Labor Department's Bureau of Labor
     Statistics

2001, union labor and benefit costs included in the Direct Cost Budget shall be escalated annually at the beginning of each contract year using the U.S. Labor Department's Bureau of Labor Statistics Employment Cost Index (ECI) for union workers in service-producing industries. Prior to February 14, 2001, escalations in union labor and benefit costs will be based on the percent wage increases outlined in the provisions of the existing labor contracts. The initial Direct Cost Budget shall be adjusted each year based on the difference between the 1997 base year index and the current year index.



                                       5-2

                                   APPENDIX 6

                                    EXIT TEST


     The following provides an overview of the scope of the "Exit Test" to be performed on behalf of the Authority in accordance with Section 8.3 of the Agreement. The Exit Test will include, topically and in detail, those reviews, evaluations, inspections, and audits as contemplated in Section 8.3 of the Agreement undertaken on behalf of the Authority periodically during the course of the Agreement for assessment of the T&D System since the last regular periodic review, including determination of the need for corrective, remedial, or replacement actions noted in previous periodic reviews performed on behalf of the Authority, but not yet corrected or completed as of the date of completion of the Exit Test. The Exit Test will include review of reporting, testing, inspection, and recordkeeping performed by or on behalf of the Manager or its Affiliates, agents or Subcontractors, including, but not limited to, the topics set forth below.

(A)  Maintenance Review

     1.   Job Records
     2.   Document Review
     3.   Budget Compliance
     4.   Standards Compliance
     5.   Field Survey
     6.   Rights of Way Maintenance
     7.   Rolling Stock Condition
     8.   Reliability
     9.   Care of Equipment

(B)  Major Capital Improvements and Public Works Improvements Review

     1.   Job Records
     2.   Document Review
     3.   Budget Compliance
     4.   Standards Compliance
     5.   Schedule Performance
     6.   Field Survey

(C)  Deficiencies

     1.   Responsibility
     2.   Cure Policy Compliance Status
     3.   Remedial Activity
     4.   Resolution

                                      6-1

(D)  Reporting/Proof of Performance

     1.   Compliance
     2.   Budget
     3.   Inventory


































                                      6-2

                                   APPENDIX 7

                         NON-COST PERFORMANCE INCENTIVES
                        AND DISINCENTIVES; PILOT PAYMENTS

     The following are the formulas for non-cost performance incentives and disincentives in accordance with Section 6.4(A) of the Agreement related to reliability, worker safety, and customer service.

1.   OPERATING AREA RELIABILITY

     The Manager will earn an incentive or incur a disincentive computed in accordance with a formula based on specific minimum, midpoint and objective System Avenge Annual Interruption Frequency Index (SAIFI) and Customer Avenge Interruption Duration Index ("CAIDI") levels for each of the four divisions as set forth below. For purposes of this incentive, interruptions during major storms are excluded from the SAIFI and CAIDI statistics. Major storms, as currently defined by the NYSPSC, are periods of adverse weather during which service interruptions affect at least 10 percent of the customers in an operating area and/or result in customers being without electric service for a duration of at least 24 hours.

===============================================================================================
                                    SAIFI Levels                     CAIDI Levels
 Operating              =======================================================================
 Division               Minimum     Midpoint    Objective   Minimum     Midpoint    Objective
-----------------------------------------------------------------------------------------------
Queens-Nassau           1.230       1.080       0.930       1.120       1.025       0.930
-----------------------------------------------------------------------------------------------
Central                 1.400       1.245       1.090       1.350       1.230       1.110
-----------------------------------------------------------------------------------------------
West Suffolk            1.600       1.450       1.300       1.210       1.150       1.090
-----------------------------------------------------------------------------------------------
East Suffolk            2.100       1.925       1.750       1.190       1.040       0.890
===============================================================================================

    In each year, performance in each division for each reliability measure shall be compared to the minimum, midpoint, and objective standard set forth in the above table. For performance



                                      7-1
at or below the minimum level for each division, the Manager shall incur a disincentive of $800,000 for SAIFI and $200,000 for CAIDI. For performance at or in excess of the objective level for each division, the Manager shall receive an incentive of $800,000 for SAIFI and $300,000 for CAIDI. For performance at the midpoint levels and below the objective levels, the Manager shall receive one-half of the full incentive payment. For performance between the minimum and midpoint levels (the "dead band"), the Manager shall neither incur a disincentive nor receive an incentive payment. The total possible incentive payment can be earned by equaling or exceeding the objective level for each measure in each division. The maximum total reliability incentive or disincentive shall be $4,000,000.

     For the purpose of Section 7.2, the Minimum Reliability Standards for SAIFI and CAIDI shall be as set forth below.


=========================================================
                            Minimum Reliability Standard
  0perating                ==============================
  Division                       SAIFI      CAIDI
Queens-Nassau                   1.53       1.31
---------------------------------------------------------
Central                         1.71       1.59
---------------------------------------------------------
West Suffolk                    1.90       1.33
---------------------------------------------------------
East Suffolk                    2.45       1.49
=========================================================


2.   WORKER SAFETY

     The Authority shall provide an annual incentive payment to the Manager of $100,000 per Chargeable Accident less than 75 rated on a three-year rolling average. The Manager shall neither earn an incentive payment nor incur a disincentive payment obligation for periods in which the number of chargeable accidents falls between 75 and 80, inclusive (the "dead band"). The Manager shall incur a penalty of $100,000 per Chargeable Accident for years in which the

                                       7-2
three-year rolling average number of Chargeable Accidents is greater than the
80. Data from years prior to the Commencement Date shall be used to compute the three-year averages in the first and second years. The upper and lower limits of the dead band shall be adjusted annually in proportion to the changes in total workforce (full time equivalents) for the departments to which this incentive plan applies: Electric Design & Construction, Electric Service, Electric System Operations, and Meter Readers. The total annual incentive or disincentive shall not exceed $1,000,000.

     A Chargeable Accident, for incentive purposes, are those which are charged to the involved employee's department in accordance with LILCO General Operating Procedure 10103, Exhibit 9.9. It is any injury or illness suffered by an employee, while at work, that requires offsite treatment administered by a physician or registered professional under the direction of a physician, (whether the treatment is received at a clinic, doctor's office, hospital, or other medical facility) with the exception of injuries in the following categories:

     (1)  company sanctioned sports activities

     (2)  assaults by customers

     (3)  insect bites

     (4)  animal bites

     (5) injuries resulting from running to safety while being threatened with attack by customer, animal or insect

     (6)  medical conditions not related to work (diabetic shock, etc.)

     (7) certain occupational illnesses that occur due to chronic exposure in the work place specifically: Carpal Tunnel Syndrome, respiratory illnesses (such as Asbestosis),


                                      7-3
          chronic hearing loss, or other medical conditions due to exposure to substances in work place (rashes from unknown substances, etc.)


     (8)  Motor Vehicle accidents in which the employee is not at fault.

For the purpose of Section 7.2, the Minimum Worker Safety Standard shall be 95 Chargeable Accidents on a three-year rolling average basis.

3.   CUSTOMER SERVICE

     (A)  Call Answering

     The Manager shall earn an incentive or incur a discentive for customer call answering performance on a basis that shall be mutually agreed to prior to the beginning of the second Contract Year.

     (B)  Meter Reading

     For purposes of the meter reading incentive, "Estimated Meter Reads" are defined as those scheduled meter reads which were not performed. These exclude "management estimates" due to sustained periods of abnormal weather conditions or abnormal weather events such as hurricanes, nor'easters, winter storms, heavy snow cover, "black ice", flooding, and ice storms. When these conditions occur, and it is the opinion of the Manager of Customer Offices and the Senior Vice President of Customer Relations that meter reading effectiveness is diminished by slow travel or increased safety hazards, the resulting estimates will be excluded. The Manager will record specific data concerning the excluded estimated meter reads and the reasons for their exclusion.

     Management estimates due to meter reading personnel being assigned to storm response efforts are also excluded.



                                       7-4

     The meter reads considered by this mechanism currently are for both electric and gas meters, until such time as the meter reading performance for electric and gas meters can be separately determined.

     The percentage of Estimated Meter Reads shall be calculated for each month by dividing the number of scheduled meter readings that are not completed, by the total number of scheduled meter reads. The Authority shall provide an incentive payment of $200,000 to the Manager for each month in which the percentage of Estimated Meter Reads is equal to or less than 10.9%. The Manager shall neither earn an incentive payment nor incur a disincentive payment for months during which Estimated Meter Reads fall between 10.9% and 11.1%, exclusive (the "dead band"). In months during which the Estimated Meter Reads are at or above 11.1 percent, the Manager shall incur a disincentive payment of S200,OOO.

     For the purpose of Section 7.2, the Minimum Customer Service Standard shall be Estimated Meter Reads not in excess of 11.6% in more than six months during a year.

     (C)  Accounts Receivable

     The Manager shall earn an incentive or incur a disincentive for accounts receivable performance on a basis that shall be mutually agreed to prior to the beginning of the second Contract Year.

4.   PILOT PAYMENTS

     The Authority has the sole discretion for determining whether to challenge any payment in lieu of tax (PILOT) payments made on any Retained Asset. At the Authority's request, the Manager shall assist the Authority in evaluating whether to challenge any PILOT payment and with its concurrence shall represent the Authority in any litigation challenging such


                                       7-5

PILOT payment. In the event the Manager challenges any excessive PILOT payment in court, any PILOT refunds received shall be shared 25%/75% between the Manager and the Authority, respectively. The Manager shall be responsible for all litigation-related costs pertaining to such challenge, provided, however, that if such litigation is terminated solely at the Authority's request, or if this Agreement expires or is terminated by either party, the Manager shall be reimbursed for all of its costs related to litigations brought at the request of the Authority plus interest at the Base Interest Rate to the extent such costs are not included in the Annual T&D Budget.





















                                       7-6

                                   APPENDIX 8

                MAJOR CAPITAL IMPROVEMENTS CONSTRUCTION STANDARDS
                          AND PROCUREMENT REQUIREMENTS

Construction Standards

     The Manager and its Subcontractors shall perform all Construction Work in a timely, safe and efficient manner consistent with the Contract Standards and the Major Capital Plan and Budget, unless otherwise directed in writing by the Authority. In developing any design and engineering specifications, whether for bid documents or for its own use, the Manager shall utilize good engineering practices and shall consult with and implement the reasonable recommendations of the Authority. The Authority shall have access to all construction sites in accordance with Section 3.1(F) and shall have the right to review all Construction Work on an on-going basis for, among other things, compliance with milestone schedules, performance testing, final completion and other customary construction contract provisions. The Authority and the Manager shall also agree to additional procedures or standards to be followed on a project-by-project basis prior to the adoption of each Major Capital Plan and Budget.

Procurement Requirements

     In conducting any procurements for all or a portion of Construction Work, the Manager shall comply with Applicable Law and shall use its best efforts to obtain such services or materials on a least cost basis, subject to the Contract Standards. The parties shall agree on additional guidelines for such procurements prior to the adoption of the initial Major Capital Plan and Budget and from time to time during the Term. Any decision by the Manager to perform Construction Work with its own workforce rather than by use of a Subcontractor shall be made with due consideration of the goal of utilizing the lowest cost responsible party to perform such work, unless otherwise directed by the Authority or warranted due to the cost, size, scope or complexity of a particular Major Capital Improvement or Public Works Improvement, as well as additional provisions to be agreed to by the parties prior to the adoption of the Major Capital Plan and Budget.











                                       8-1

                                   APPENDIX 9

                        OPERATIONS INFORMATION AND FORMAT


     The parties shall establish prior to the Closing Date the format and types of such additional information and data concerning the T&D System and the performance of the Manager's obligations under this Agreement that shall be provided by the Manager with the Annual Settlement Statement after the end of each Contract Year. Such information shall include, without limitation, data sufficient to allow the Authority to verify the amounts set forth in the Annual Settlement Statement, information concerning the performance of the Manager with its maintenance and Construction Work responsibilities, any fines or penalties incurrent to a Governmental Body, and known violations of Applicable Law and such other matters to enable the Authority to oversee the Manager's compliance with the terms of this Agreement.
















                                      9-1

                                   APPENDIX 10

                          BUDGET INFORMATION AND FORMAT


     Utilizing the FERC Uniform System of Accounts (USoA) as a framework, the Manager shall prepare proper, accurate and complete Direct Cost and Third Party Costs Budgets. The Manager may establish subaccounts within the USoA prime accounts to provide greater detailed descriptions of cost activities. Detail shall be sufficient enough to enable the Authority to prepare pro forma financial statements and financial ratios regarding the operations of the T&D System. Underlying accounting data shall be maintained to provide adequate support for the respective budgets.

     The format of the Direct Cost Budget and Third Party Cost Budget shall be mutually agreed to by the Authority and the Manager no later than six months prior to the anticipated Closing Date.



















                                      10-1

                                   APPENDIX 11

                           COST ALLOCATION METHODOLOGY


     The cost allocation methodology described herein shall be developed jointly by a team composed of representatives from the Authority and the Manager. This team will recommend a plan to establish the cost allocation procedures to be followed by the Manager in performing its Operation and Maintenance Services and Construction Work.

     The initial task of this joint project team will be to obtain a detailed understanding of the nature of (1) the restructured operations of the Parent to determine an appropriate definition of the segments or recipients of activity and related costs, (2) costs directly incurred and (3) costs which are or could be charged to residual overhead pools for subsequent allocation to the segments or recipients of activity. Upon completing this task, the joint project team will recommend appropriate allocation methodologies and procedures to charge its direct costs and allocate its indirect costs to its internal constituents. Such procedures and methods will be based on cost causation principles consistent with generally accepted cost accounting principles. Allocations shall be based on cost without mark-up. The parties recognize that in establishing cost allocation methodologies, appropriate consideration must be given to the NYSPSC accepted allocation methodology for the gas business and the FERC accepted allocation methodology for the generation business.

     The objectives of the joint team will be to: (i) review LILCO's current allocation practices with regard to costs charged to O&M T&D costs and T&D capital projects, identify changes to existing processes related to restructuring and develop alternatives appropriate to the new corporate organization, considering prospective changes to the way the Manager will charge its costs to the Authority in the future; (ii) review LILCO's current and proposed cost accounting systems and develop appropriate analysis techniques and cost tracking framework; and (iii) develop budgeting and monitoring techniques.

     The joint team will determine the number of cost pools to be used and prepare a schedule of cost elements for the Annual T&D Budget year by responsibility area, FERC prime account and general ledger posting source. For each cost pool, the joint teams will establish an allocation methodology. Some typical methodology examples used include:















                                      11-1

Cost Function                                   Examples
-------------                                   --------

1.  Payroll-related                             Direct labor costs
                                                Total labor costs

2.  Personnel-related                           Number of employees
                                                Number of hires

3.  Activity-related                            Number of transactions
                                                Volume
                                                Number of reports

4.  Space-related                               Square footage

5.  Revenue and/or expense-related              Revenues
                                                O&M Expenses
                                                Net income
                                                Total revenues and expenses

6.  Asset-related                               Book value
                                                Net book value
                                                Replacement value





                                      11-2

                                   APPENDIX 12

                         SAMPLE SERVICE FEE CALCULATION


     The examples set forth below are sample calculations of the Service Fee, as provided for in the Agreement. These examples are provided for reference only and are not meant to be indicative of expected amounts of the applicable budgets and costs. The language contained in the provisions of the body of the Agreement shall control with respect to such applicable provisions in the event of any conflict with this Appendix.




                                                               Years                               Formula

                                                1                2                 3
          Direct Cost Budget                  --------------------------------------------
T&D Salaries                                    255.0            261.4             267.9
Common Plant Capital Recovery                    14.0             14.4              14.7
Management Fee                                   15.0             15.0              15.0
                                              --------------------------------------------
                         Direct Cost Budget     284.0            290.7             297.6
LILCO/BU Synergy Savings                        (20.0)           (45.0)            (60.0)
Management Savings                               (5.0)            (5.0)             (5.0)
Efficiency/Productivity Savings                  (2.0)            (4.0)             (5.0)
                                              --------------------------------------------
          Net Direct Cost Budget         A      257.0            236.7             227.6
                                              --------------------------------------------
          Third Party Cost
Materials & Supplies                              0.0              0.0               0.0      Included for illustration
Sub-contract Labor                                0.0              0.0               0.0      purposes
Professional Fees                                 0.0              0.0               0.0
Mailing                                           0.0              0.0               0.0
Other                                             0.0              0.0               0.0
                                              --------------------------------------------
           Third Party Cost Budget       B      116.0            118.9             121.9
                                              --------------------------------------------
            Budgeted Total Costs         C       373.0            355.6             349.5              (A+B)
                                              ============================================

          Actual Cost
Direct Cost                              D      242.0            226.2             208.4
Management Fee                           E       15.0             15.0              15.0
                                              --------------------------------------------
Third Party Cost                         F      257.0            241.2             223.4               (D+E)
                                         G      116.0            121.3             119.4
                                              --------------------------------------------
                      Actual Total Costs H      373.0            362.4             342.8               (F+G)
                                              --------------------------------------------

                                                                G



          Payment Calculation

Fixed Direct Fee                         I      231.3            213.0             204.9               (A * 90%)
Variable Payment                         J       25.7             23.7              18.5               Lesser of (C-I-N) or (H-I-N)
Cost Incentive Fee                       K        0.0              0.0               3.3               Greater of (C-H) *50% or zero
Non-cost Performance Incentives  L       L        5.0              5.0               5.0               Direct input
                                              --------------------------------------------
                                         M      262.0            241.7             231.7               (I+J+K+L)
Third-party Costs                        N      116.0            118.9             119.4               Lesser of B or G
                                              --------------------------------------------
                        Service Fee      O      378.0            360.6             351.1               (M+N)
Overrun Payment                          P        0.0              0.0               0.0               (H-E)-(C-10)or zero
                                              --------------------------------------------
                                 Total   Q     $378.0           $360.6          $  351.1               (O+P)
                                              ============================================





Included for illustration

                                   APPENDIX 13



                        PROVISIONS REQUIRED BY STATE LAW



1.1 MANAGER TO COMPLY WITH LEGAL REQUIREMENTS. The Manager, in performing its obligations under this Agreement, shall comply with all applicable laws and regulations. All provisions required by such laws and regulations to be included in this Agreement shall be deemed to be included in this Agreement with the same effect as if set forth in full.

1.2 MANAGER TO OBTAIN PERMITS. ETC. Except as otherwise instructed in writing by the Authority, the Manager shall obtain and comply with all legally required licenses, consents, approvals, orders, authorizations, permits, restrictions, declarations, and filings required to be obtained by the Authority or the Manager in connection with this Agreement.

1.3 WORKERS' COMPENSATION INSURANCE. The Manager agrees that:

     (a) It will secure Workers' Compensation and Disability Insurance and keep insured during the life of this Agreement such employees as are required to be insured by the provisions of Chapter 41 of the Laws of 1914, as amended, known as the Worker's Compensation Law; ax~

     (b) This Agreement shall be voidable at the election of the Authority and of no effect unless the Manager complies with the requirement in paragraph (a) of this Section.

1.4 NO ASSIGNMENT WITHOUT CONSENT. The Manager agrees that: (a) It is prohibited from assigning, transferring, or otherwise disposing of this Agreement, or of its rights or interests therein, or its power to execute such Agreement to any person, company, partnership, or corporation, without the previous written consent of the Authority. Assignments of this Agreement expressly referred to in clause (3) of the first sentence of Section 9.7 of this Agreement have been so consented to.

     (b) If the prohibition contained in paragraph (a) above is violated, the Authority may revoke and annul this Agreement and the Authority shall be relieved from any and all liability and obligations hereunder to the Manager and to the person, company, partnership, or corporation to whom such assignment, transfer, or other disposal shall have been made, and the Manager and such assignee or transferee shall forfeit and lose all the money theretofore earned under this Agreement.

1.5 NON-DISCRIMINATION. (a) The Manager shall not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability,

                                      13-1
or marital status, and will undertake or continue existing programs of affirmative action to ensure that minority group persons and women arc afforded equal opportunity without discrimination. Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selection for training and retraining, including apprenticeship and on-the-job training.

     (b) At the request of the Authority, the Manager shall request each employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding and which is involved in the performance of this Agreement to furnish a written statement that such employment agency, labor union, or representative shall not discriminate because of race, creed, color, national origin, sex, age, disability, or marital status and that such union or representative will cooperate in the implementation of the Manager's obligations hereunder.

     (c) The Manager shall state, in all solicitations or advertisements for employees placed by or on behalf of the Manager in the performance of this Agreement, that all qualified applicants will be afforded equal employment opportunity without discrimination because of race, creed, color, national origin, sex, age, disability, or marital status.

     The Manager shall submit an equal employment opportunity policy statement to the Authority which shall contain, but not be limited to, the provisions (a) through (c) of this section. (As required by NYCRR ss.142.1(d)(2) and (3)).

     (d) The Manager will include provisions (a) through (c) of this section in every subcontract or purchase order in such a manner that such provisions will be binding upon each subcontractor or vendor as to its work in connection with this Agreement.

     (e) The Manager shall furnish to the Authority such information and reports regarding its compliance with the above requirements as the Authority may from time to time request.

     (f) The provisions of this section shall not be binding upon the Manager or any subcontractor in the performance of work or the provision of services or any other activity that is unrelated, separate or distinct from this Agreement, as expressed by its terms.

     (g) The requirements of this section do not apply to any employment outside the State of New York or application for employment outside the State of New York or solicitations or advertisements therefor, or to any existing programs of affirmative action regarding employment outside the State of New York.

     (h) Any disputes regarding this section shall be resolved as provided in
Section 316 of the New York State Executive Law.

                                      13-2

1.6 INTERNATIONAL BOYCOTT PROHIBITION. The Manager expressly agrees and certifies that neither the Manager nor any person, firm, partnership, or corporation which is substantially owned by or affiliated with the Manager has participated, is participating, or will participate in an international boycott in violation of the provisions of the United States Export Administration Act of 1969, as amended, or the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated thereunder. The Manager understands that such agreement and certification constitutes a material term of this Agreement.

1.7 FAILURE OR REFUSAL TO TESTIFY. Upon the refusal of any person, including any member, officer, or director of the Manager, when called before a grand jury, head of state department, temporary state commission or other state agency, the organized crime task force in the department of law, head of a city department, or other city agency, which is empowered to compel the attendance of witnesses and examine them under oath, to testify in an investigation concerning any transaction or contract had with the state, any political subdivision thereof or of a public authority, to sign a waiver of immunity against subsequent criminal prosecution or to answer any relevant question concerning such transaction or contract:

     (a) such person, and any firm, partnership, or corporation of which he or she is a member, partner, director, or officer (including, if applicable, the Manager), shall be disqualified from thereafter selling to or submitting bids to or receiving awards from or entering into any contracts with any public authority or official thereof, for goods, work, or services, for a period of five years after such refusal, or until a disqualification shall be removed pursuant to law; and

     (b) any and all contracts made with any public authority or official thereof, since July 1, 1959 (including if applicable, this Agreement), by such person and by any firm, partnership or corporation of which he is a member, partner, director, or officer (including, if applicable, the Manager), may be canceled or terminated by the public authority without incurring any penalty or damages on account of such cancellation or termination, but any monies owing by the public authority for goods delivered or work done prior to the cancellation or termination shall be paid.


1.8 MINORITY AND WOMEN-OWNED BUSINESS ENTERPRISE PROCEDURES

     (a) DECLARATION OF POLICY AND STATEMENT OF GOALS. It is the policy of the Authority to provide Minority and Women-Owned Business Enterprises ("M/WBEs") the greatest practicable opportunity to participate in the Authority's contracting activity for the procurement of goods and services. To effectuate this policy, the Manager shall comply with the provisions of this section and the provisions of Article 15-A of the New York State Executive Law. The Manager will use its best efforts to achieve the below-stated M/WBE Goals


                                      13-3
set for the Agreement, and will cooperate in any efforts of the Authority, or any government agency which may have jurisdiction, to monitor and assist the Manager's compliance with the Authority's M/WBE policy.

     Minority-Owned Business Enterprise (MBE) Subcontracting Goal          *%

     Women-Owned Business Enterprise (WBE) Subcontracting Goal             *%

     (b) DEFINITIONS.

     (1) "CERTIFICATION". The process conducted by the Director of the Division of Minority and Women's Business Development in the Department of Economic Development to verify that a business enterprise qualifies for New York State Minority or Women-Owned Business Enterprise status. To initiate the certification process, contact one of the offices listed below.

               ALBANY OFFICE: (518) 474-6342
               State Capitol, 2nd Floor
               Albany, New York 12224

               NEW YORK CITY OFFICE
               2 World Trade Center, 58th Floor
               New York, New York 10047

     (2) "CERTIFIED BUSINESS". A business enterprise which has been approved by the Director for status as a MBE or WBE subsequent to verification that the business enterprise is owned, operated, and controlled by Minority Group Members, or women.

     (3)  "CONTRACT SCOPE OF WORK". For purposes of this section, this means:

          (i)  Specific tasks required by the Agreement;

          (ii) Services or products which must be provided to perform specific tasks required by this Agreement; and

         (iii) Components of any overhead costs billed to the Authority pursuant to this Agreement.

----------
**   To be specified at time of adoption of initial Annual T&D Budget.

                                      13-4

     (4)  "DAY". A calendar state business day unless otherwise specified.

     (5) "DIRECTOR". The Director of the Division of Minority and Women's Business Development in the Department of Economic Development.

     (6) "DIRECTORY". The Directory of Certified Businesses, prepared by the Director.

     (7) "GOAL". A percentage of participation, which is not a set aside or quota, that represents a target toward which the Manager must aim in expending good faith efforts to subcontract with or otherwise ensure the commercial involvement of minority and women-owned businesses on this Agreement.

     (8) "OFFICE" or "OFFICE OF MINORITY AND WOMEN'S BUSINESS DEVELOPMENT". Office in the New York State Department of Economic Development created by Article 15-A of the Executive Law.

     (9) MINORITY GROUP MEMBER. A United States citizen or permanent resident alien who is and can demonstrate membership in one of the following groups:

          (i) Black persons having origins in any of the Black African racial groups;

          (ii) Hispanic persons of Mexican, Puerto Rican, Dominican, Cuban, Central or South American descent of either Indian or Hispanic Origin, regardless of race;

         (iii) Native American or Alaskan native persons having origins in any of the original peoples of North America;

          (iv) Asian and Pacific Islander persons having origins in any of the Far East countries, South East Asia, the Indian subcontinent or the Pacific Islands;

          (v) Other groups which the Office may determine to be eligible for M/WBE status.

     (10) MINORITY-OWNED BUSINESS ENTERPRISE. A business enterprise, including a sole proprietorship, partnership or corporation that is:

          (i) At least fifty-one percent owned by one or more Minority Group Members;

                                      13-5

          (ii) An enterprise in which such minority ownership is real, substantial and continuing;

         (iii) An enterprise in which such minority ownership has, and exercises the authority to control independently, the day-to-day business decisions of the enterprise for at least one year; and

          (iv) An enterprise authorized to do business in New York State and is independently owned and operated.

     (11) "SUBCONTRACT. An agreement in which a portion of the Manager's obligation under this Agreement is undertaken or assumed.

     (12) "WOMEN-OWNED BUSINESS ENTERPRISE". A business enterprise, including a sole proprietorship, partnership or corporation that is:

          (i) At least fifty-one percent owned by one or more United States citizens or permanent resident aliens who are women;

          (ii) An enterprise in which the ownership interest of such women is real, substantial and continuing;

         (iii) An enterprise in which such women ownership has, and exercises the authority to control independently, the day-to-day business decisions of the enterprise for at least one year; and

          (iv) An enterprise authorized to do business in New York State and is independently owned and operated.

(c)  REQUIREMENTS

     (1) The Manager shall search for, assess the capabilities of and generally deal with potential M/WBE subcontractors in a fair and responsive manner, allowing them the opportunity to participate in the Contract Scope of Work.

     (2) The Manager will designate, and make known to the Authority an M/WBE Officer who will have the responsibility for and authority to effectively administer the M/WBE Program.

     (3) The Manager shall submit its Preliminary Subcontracting Plan on a preliminary subcontracting plan form, which shall identify the Certified Businesses it will utilize to meet its M/WBE Contract Goals. Approval of any such firm is solely within the



                                      13-6
     discretion of the Authority. The Manager will also designate an M/WBE Officer who will have the responsibility for, and authority to, effectively administer these procedures. If the Manager believes it may be unable to meet the Goals, the reasons shall be submitted in writing with the form.

     (4) The Manager may inspect the current New York State Certification Directory of Minority and Women Owned Businesses, prepared for use by state agencies and contractors in complying with Executive Law Article 15-A, (the Directory) at the Authority's office. In addition, printed or electronic copies of the Directory may be purchased from the Office of Minority and Women's Business Development.

     (5) Firms certified as both MBE and WBE may count toward either the MBE or WBE Goal on a single contract, but not both, regardless of whether either Goal is thus exceeded. The Manager must choose the Goal to which the participation value is to be applied in the preliminary Subcontracting Plan.

     (6) Within 10 days following the adoption of the initial Annual T&D Budget and in any event no later than 60 days prior to the anticipated Closing Date, the Manager shall submit a complete Utilization Plan, which shall include identification of the M/WBEs which the Manager intends to use; the dollar amount of business with each such M/WBE; the Contract Scope of Work which the Manager intends to have performed by such M/WBEs; and the commencement and end dates of such performance. The Authority will review the plan and, within 20 days of its receipt, issue a written acceptance of the plan or comments on deficiencies in the plan.

     (7) The Authority shall consider a partial or total waiver of Goal requirements only upon the submission of a written request for a waiver following the Manager's unsuccessful good faith efforts at compliance. Such waiver request may be made simultaneously with the submission of the Utilization Plan.

     (8) The Manager shall include in each Subcontract, in such a manner that the provisions will be binding upon each subcontractor, all of the provisions herein including those requiring subcontractors to make a good faith effort to solicit participation by M/WBEs.

     (9) The Manager shall keep records, canceled checks and documents for at least one (1) year following completion of this Agreement. These records, and canceled checks, documents or copies thereof will be made available at reasonable times upon written request by the Authority or any other authorized governmental entity.

     (10) The Manager shall submit monthly compliance reports regarding its M/WBE utilization activity on a Compliance Report Form acceptable to the Authority. Reports

                                      13-7
     are due on the first business day of each month, beginning 30 days after the Closing Date.

     (11) The Authority will conduct compliance reviews for determination of the Manager's performance relative to meeting the specified M/WBE Goal which may include review and inspection of documents pertaining to the Manager's efforts towards meeting the Goals and on-site interviews with personnel of Manager and its subcontractors. The Manager will fully cooperate to assist the Authority in this endeavor.

     (12) The Manager shall not use the requirements of this section to discriminate against any qualified company or group of companies.

     (d) CONDITIONS FOR SATISFYING M/WBE GOALS. M/WBE participation will be counted toward the total Contract M/WBE Goals subject to the following conditions:

     (1) If the Manager is unable to meet the Goals with Certified Businesses by making all of the good faith efforts defined herein, the Manager shall actively solicit uncertified M/WBEs to satisfy the Goals. Uncertified firms will be required to submit an application for certification (to the Office of Minority and Women's Business Development) and will be counted as contributing towards the contract Goals only after they have been certified.

     (2) The Manager must keep records of efforts to utilize certified M/WBE's including

          (i)  The firm's name, address and telephone number.

          (ii) A description of the information provided to the M/WBE.

         (iii) A written explanation of why an agreement with the M/WBE was not obtained.

     (3) Price alone will not be an acceptable basis for rejecting M/WBE bids if any of the bids are reasonable.

     (4) Geographical limitation in the M/WBE search is not an acceptable reason for not meeting the M/WBE goal when traditionally non-local firms have been generally utilized.

     (5) the Authority reserves the right to reject any firm as counting toward meeting the Manager's M/WBE goal if, in the opinion of the Authority, the facts as to that firm's business and technical organization and practices justify the rejection.


                                      13-8

     (e) MANAGER'S GOOD-FAITH EFFORTS. To satisfy the M/WBE participation requirements, the Manager agrees to make the following good-faith efforts in a timely manner:

     (1) Submission of a completed, acceptable Utilization Plan as described herein.

     (2) Advertising in appropriate general circulation, trade and minority and women-oriented publications.

     (3) Written solicitations made in a timely manner of certified minority and women-owned business enterprises listed in the Directory.

     (4) Attendance at meetings, if any, scheduled by the Authority with certified M/WBEs capable of performing the Contract Scope of Work.

     (5) Written notification to M/WBE trade associations located within the region where the Contract Scope of Work will be performed.

     (6) Structuring the Contract Scope of Work for purposes of subcontracting with certified M/WBEs.

     (7) Where certified M/WBEs have expressed an interest to the Manager in performing work that the Manager normally performs with its own sources and the Contract Scope of Work has not been fully performed, the Manager shall consider subcontracting such work or portions of it to meet the M/WBE Goals.

1.9. COMMENCEMENT OF ACTIONS ON STATE PUBLIC WORKS CONTRACTS. The time within which an action on this Agreement against the Manager must be commenced shall be computed from the date of completion of the physical work. The Manager may notify the Authority in writing, that such physical work has been completed by specifying a completion date, which date shall be no more than thirty days previous to the date of such notice, in which case the completion date set forth in such notice shall be deemed to be the date of completion of the physical work unless the Authority, within tiny days of receipt of such notice, notifies the Manager in writing of its disagreement. In the event that the Manager fails to send the notice provided for herein or the Authority disagrees in the manner provided herein, the date of completion of the physical work shall be determined in any other manner provided by law. C.2

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




                                   APPENDIX 14

                  OUTLINE OF T&D SYSTEM POLICIES AND PROCEDURES


Terms And Conditions Of Electric Service

The following is a representative outline of the topics to be addressed by Authority in the T&D System Policies and Procedures in accordance with Section 4.5(B).

(A)  Introduction

     1.   Purpose
     2.   Application
     3.   Modification
     4.   Responsibility of Enforcement

(B)  General Information

     1.   Definitions
     2.   Application for Electric Service
          (a)  New Occupancy
          (b)  Responsibility for Changes in Service
     3.   Characteristics of Electric Service
     4.   Service Interruptions
     5.   Application of Rates
     6.   Extension of Customer's Wiring System
     7.   Continuity and Quality of Electric Service
     8. Single Phase and Three Phase Service to Customers Served Under Residential Rate Schedules
     9. Single Phase and Three Phase Service to Customers Served Under Commercial Rate Schedules
     10.  Method of Supplying Electric Service
          (a)  General Residential Service
          (b)  Multiple Dwelling Units, Apartment Complexes
          (c)  Commercial Service
          (d)  Industrial Service
          (e)  Temporary Service
          (f)  Other
     11.  Access by Authorized Agents to Customer's Premises
     12.  Electric Service Deposits
          (a)  Commercial Deposits



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


          (b)  Residential Deposits
          (c)  Interest on Utility Service Deposits
          (d)  Errors in Usage Records
          (e)  Unclaimed Deposits
     13.  Billing for Electric Service
          (a)  Average/Level Billing Program
          (b)  Defined Payment Program
          (c)  Utility Assistance Programs
          (d)  Law Payment Charge
          (e)  Estimated Billing
          (f)  Delinquent Bills
          (g)  Shared Customer Meter Billing
     14.  Testing of Meters Upon Request of Customer
     15.  Adjustment of Bills for Meter  Inaccuracy  and Incorrect  Metering
     16.  Change of Occupancy
     17.  Discontinuance of Electric Service
     18.  Denial of Electric Service to a Customer
     19.  Customer's Responsibility for Utility Property
     20.  Tampering with the Utility's Measuring Equipment or Other Property
          (a)  Sub-Metering
          (b)  Meter Seals
          (c)  Tampering with Shut-Off Device
          (d)  Penalties for Energy Diversion
          (e)  Responsibility of Enforcement

     21.  Fraudulent Use of Electricity
     22.  Street Light Policy

(C)  Electric Service Regulations

     1.   Customer's Wiring-National Electric Code
     2.   Electric Service Inspection
     3.   Availability of Electric Service
     4.   Minimum Service Connection
     5.   Exclusive Use of Utility's Electric Service
     6.   Resale of Utility's Electric Service
     7.   Point of Delivery of Electric Service
     8.   Grounding/Bonding Conductors and Electrodes Meters
     9.   Equipment Which Adversely Affects Electric Service
          (a)  General
          (b)  Motors
          (c)  Intermittent Electric Loads
          (d)  Voltage and Wave Form Sensitive Equipment


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

          (e)  Power Factor
          (f)  Interference Producing Equipment
          (g)  Radio Antennas

(D)  Standard Extension Policy

     1.   General
     2.   Rights-of-Way
     3.   Overhead Distribution System-Overhead Service
     4. Single Phase Underground Secondary Service from Overhead Distribution System
     5. Three Phase Underground Secondary Service from Overhead Distribution System
     6. Single Phase Underground Secondary Service from Underground Distribution System-Residential (a) Easement Guidelines on Underground Distribution System
     7.   Underground Service from Primary System
          (a) Delivery at Primary Voltage Through Utility-Owned Transformers (Primary Extension)

          (b)  Loads Served at Primary Voltage to Customer-Owned Equipment
     8.   Underground Distribution System
     9.   Permanent Electric Service
     10.  Indeterminate Electric Service
     11.  Temporary Electric Service for Construction

(E)  Storm Restoration Procedures

     1.   Safety
          (a)  General Operations
          (b)  General Procedures
     2.   Orientation and Training
          (a)  Service Restoration Program - General
          (b)  Pre-Storm Operations
          (c)  Radio Procedure
          (d)  Mapping
          (e)  Hot-Stick Operator Training
          (f)  Patrolling and Reporting Storm Damage
          (g)  Storm Training
          (h)  Training of Manager's affiliates and authorized company personnel
     3.   Customer Service During Storms/Storm -Restoration
          (a)  Essential Customer Report
          (b)  Portable Generators


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


     4.   Service Restoration
          (a)  Area Storm Operations
          (b)  Storm Damage Reporting
          (c)  Lineworker Responsibilities
          (d)  Map Posting
          (e)  Initial Clearing of Main Lines
          (f)  Restoration of Primary and Secondary Lines
          (g)  Service Restoration/Trouble Calls
          (h)  Switching
          (i)  Hot-Stick Operations
          (j)  Service Restoration Paperwork
          (k)  Streetlight Restoration
          (1)  Area Daily Crew Log
          (m)  Tagging Out Procedures
          (n)  Public, Fire & Emergency Coordination and Communication
          (o)  Public, Governmental and Media Communications
          (p)  Mutual Aid

(F)  Work Order. Status Assessment and Condition Reporting Forms

(G)  Operating Procedures

     1.   Planning
          (a)  Job Planning Check List
          (b)  Vehicle Material am! Equipment Check List
          (c)  Job Preliminary Procedures
          (d)  Clearing and Tree Trimming
          (e)  Trenching
          (f)  Commitment of Special Equipment
          (g)  Street Crossings
          (h)  Sketch Procedures
          (i)  Revisions and Alterations to Jobs
          (j)  Voiding Jobs
          (k)  Conflicts of Interest

(H)  Customer Service -- General

     1.   Customer Calling Centers
     2.   Complaint Handling Procedure
     3.   Emergency Hotline
     4.   Billing Disputes
     5.   Alternative Power Supplier Policies



                                      14-4

     6.   DSM/Energy Efficiency Program Communications
     7.   Billing Inserts and Customer Comnxnunications

(I)  Rights-of-Way and Easements

     1.   Transmission Facilities
     2.   Distribution Facilities
     3.   Changes to ROW
     4.   Locked Gates
     5.   Easement Encroachments
     6.   Railroad Crossings

(J)  General Job and Operation Procedures

     1.   Information on Job Sketches
     2.   Phase Diagrams
     3.   Slab/Conduit Inspections
     4.   Cable in Conduit Guidelines
     5.   Protection Coordination
     6.   Transformer Sizing
     7.   Wire Sag and Tension
     8.   Locating Buried Facilities
     9.   Clearances
     10.  Poles and Crossarms
     11.  Conductors am! Cables
     12.  Guying
     13.  Transformers
     14.  Grounding
     15.  Secondaries and Services
     16.  Metering
     17.  Voltage Regulation
     18.  Switching
     19.  Tagging Procedures
     20.  Outage Reporting
     21.  Tree Trimming
     22.  Care of Equipment
     23.  Customer-Owned Equipment
     24.  Coordination With Other Utilities
     25.  Communications
          (a)  Inter-Utility
          (b)  SCADA
          (c)  Telephone System


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


          (d)  Radio

(K)  Load Forecasting and Resource Planning

     1.   Load Forecasting
     2.   Resource Planning
          (a)  Off-System Purchases
          (b)  Fully-Owned Generation
     3.   Competitive Positioning Strategies
          (a)  ESCO Cooperation
          (b)  DSM/Load Control
          (c)  Energy Pricing - Compilation and Distribution
          (d) Retail Wheeling Policies
          (e)  Transmission Access Policies
               (i)  Network
               (ii) Point-to-Point
     4.   Power Supply Solicitation Procedures










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